As filed with the Securities and Exchange Commission on August 11, 2026

Registration No. 333-277021

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 16

TO

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

AMERICAN BATTERY MATERIALS INC.

(Exact name of registrant as specified in its charter)

Delaware	2800	22-3956444
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code No.)	(IRS Employer Identification No.)

American Battery Materials Inc.

500 West Putnam Avenue, Suite 400

Greenwich, Connecticut 06830

(800) 998-7962

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

David E. Graber

Chief Executive Officer

American Battery Materials Inc.

500 West Putnam Avenue, Suite 400

Greenwich, Connecticut 06830

(800) 998-7962

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Spencer G. Feldman, Esq. Olshan Frome Wolosky LLP 1325 Avenue of the Americas, 15th Floor New York, New York 10019 (212) 451-2300	Anthony J. Marsico, Esq. Reed Smith LLP 599 Lexington Avenue New York, New York 10022 (212) 521-5400

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-Accelerated Filer	☒	Smaller Reporting Company	☒
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the Registration Statement filed with the Securities and Exchange Commission becomes effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED AUGUST 11, 2026

3,327,273 Shares of Common Stock

Warrants to Purchase 3,327,273 Shares of Common Stock

Pre-Funded Warrants to Purchase Up to 3,327,273 Shares of Common Stock

3,327,273 Shares of Common Stock Issuable Upon Exercise of Warrants

Up to 3,327,273 Shares of Common Stock Issuable Upon Exercise of Pre-Funded Warrants

American Battery Materials Inc.

This is a public offering of shares of common stock, par value $0.001 per share, and warrants to purchase shares of common stock of American Battery Materials Inc. We are offering 3,327,273 shares of common stock and accompanying warrants to purchase 3,327,273 shares of common stock. Each warrant is exercisable into one share of common stock. We have assumed a public offering price of $5.50 per share of common stock and accompanying warrant. The actual public offering price per share of common stock and accompanying warrant will not be determined by any particular formula but will rather be determined through negotiations between us and the underwriters at the time of pricing. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the final offering price. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the warrants. Until completion of this offering, our common stock and warrants may only be purchased together as a unit but are immediately separable thereafter. Each warrant will have an exercise price equal to 125% of the offering price of the common stock and accompanying warrant in this offering, be exercisable upon issuance and expire five years after the date of this prospectus.

We are also offering pre-funded common stock purchase warrants (the “pre-funded warrants”) to purchase up to 3,327,273 shares of common stock to those purchasers whose purchase of shares of common stock in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering, in lieu of shares of common stock that would result in beneficial ownership in excess of 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock. The purchase price of each pre-funded warrant and accompanying warrants will be equal to the combined public offering price per share and accompanying warrants minus $0.001. Each pre-funded warrant will be immediately exercisable for one share of our common stock and has an exercise price of $0.001 per share. The pre-funded warrants will expire when exercised in full. Each pre-funded warrant is being offered together with the warrants. The pre-funded warrants and warrants are immediately separable and will be issued separately in this offering but must be purchased together in this offering.

Our shares are quoted on the OTC Market Group’s Pink (Current Information) Open Market under the symbol “BLTH.” On August 7, 2026, our common stock closed at $5.50 per share. We have applied to list our common stock and warrants for trading on the NYSE American and expect such listing to occur concurrently with this offering. We do not intend to apply to list the pre-funded warrants on any national securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the pre-funded warrants will be limited. No assurance can be given that our application will be approved. A NYSE American listing for our common stock is a condition to completing this offering.

Investing in our shares of common stock and accompanying warrants involves a high degree of risk. See the section titled “Risk Factors” beginning on page 14 of this prospectus to read about factors you should consider before purchasing our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share of Common Stock and Accompanying Warrant	Per Pre-Funded Warrant and Accompanying Warrant	Total
Public offering price	$	$	$
Underwriting discounts and commissions (1)	$	$	$
Proceeds to us, before expenses	$	$	$

(1)	Underwriting discounts and commissions do not include a non-accountable expense allowance equal to 1.0% of the public offering price payable to the underwriters. We refer you to “Underwriting” beginning on page 54 for additional information regarding underwriters’ compensation.

We have granted a 45-day option to the representative of the underwriters to purchase up to 499,091 additional shares of our common stock and/or pre-funded warrants and/or 499,091 accompanying warrants or any combination thereof, solely to cover over-allotments, if any, at the public offering price less underwriting discounts and commissions.

The underwriters expect to deliver the securities to purchasers on or about                   , 2026.

ThinkEquity

The date of this prospectus is                           , 2026

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American battery materials INC.

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About this Prospectus

Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus. We and the underwriters take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You should assume that the information appearing in this prospectus is accurate only as of the date on the front of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

We are not and the underwriters are not, offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. We and the underwriters have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to, the offering of the securities as to distribution of the prospectus outside of the United States.

The industry and market data and certain other statistical information used throughout this prospectus are from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. We are responsible for all of the disclosures contained in this prospectus and we believe that these sources are reliable; however, we have not independently verified the information contained in such publications. While we are not aware of any misstatements regarding any third-party information presented in this prospectus, their estimates, in particular, as they relate to projections, involve numerous assumptions, are subject to risks and uncertainties and are subject to change based on various factors, including those discussed under the section entitled “Risk Factors” and elsewhere in this prospectus. Some data are also based on our good faith estimates.

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PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in this prospectus. This summary is incomplete and does not contain all the information you should consider in making your investment decision. You should read the entire prospectus carefully before investing in our securities. You should carefully consider, among other things, our financial statements and the related notes and the sections entitled “Risk Factors,” “Summary Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Unless otherwise indicated or the context otherwise requires, the terms “we,” “us,” “our,” and “our company” refer to American Battery Materials Inc., a Delaware corporation.

Our Company

We operate as a U.S. based renewable energy company focused on the extraction, refinement and distribution of technical minerals in an environmentally responsible manner. In November 2021, we found ourselves with the unique opportunity to acquire federal mining claims that historically reported high levels of lithium, magnesium and other technical minerals crucial to produce batteries used in many technology products and markets. Subsequent to acquiring such mining claims, we hired industry veterans that bring us decades of experience, credibility and relationships. We intend to implement emerging direct lithium extraction (“DLE”) technologies to extract lithium and magnesium from the production of subsurface brines.

We own mineral rights on a total of 743 placer claims covering 14,320 acres (approximately 22 square miles), located in the Lisbon Valley of Utah. All claims are registered with the U.S. Department of the Interior Bureau of Land Management (“BLM”) and are in good standing. The property and acreage position includes nine previously drilled wells (plugged and abandoned) that could be re-entered to test the prospective brine-bearing strata within the Paradox Formation beneath the claims position. We are defined as an exploration stage issuer under Regulation S-K Subpart 1300 (“Regulation S-K Subpart 1300”) of the U.S. Securities and Exchange Commission (the “SEC”). An independent third-party technical report indicated that further investment and development in the claims was warranted, given the abundant evidence from oil, gas and potash wells drilled in the Paradox Basin that indicates that there is a high probability of identifying and producing super saturated brines from beneath the property position. The 1978 USGS Open File Report (Hite), which documented a brine sample from the Fed 88-21P potash well (located within the current Lisbon Valley Lithium Project area) containing 340 ppm lithium and an exceptional 74,400 ppm magnesium. However, no determination has been made whether we have any reserves of minerals or whether mineralization could be economically and legally produced or extracted yet. We have no mineral reserves as defined by Regulation S-K Subpart 1300 and have had no mining revenue to date.

Our Growth Strategy

Our strategic goal is to become a producer of lithium and magnesium in the United States. Currently, the U.S. has no domestic primary magnesium production since the last facility idled in 2020 amid high energy costs, stringent regulations, and competition from low-cost Chinese imports, leaving the nation 100% import-dependent for primary magnesium metal. We are one of only three major domestic efforts underway to restart primary production: alongside startups like Magrathea Metals (developing seawater electrolysis tech with DoD backing) and Tidal Metals (pioneering zero-carbon electrical extraction from seawater brines). Our company is positioned to help rebuild a secure, sustainable U.S. supply chain for this critical mineral essential to defense, automotive lightweighting, and clean energy technologies.

We believe that a strategy centered on advanced brine extraction technologies, specifically Direct Lithium Extraction (DLE), a process that pumps lithium-rich brine to the surface and selectively extracts lithium on-site using sorbents, ion exchange, or membranes before reinjecting the lithium-depleted brine back into the subsurface, represents the most cost-effective, environmentally responsible, and capital-efficient pathway currently available for domestic lithium and magnesium production compared to traditional hard-rock mining or conventional solar evaporation. DLE enables accelerated production timelines (months rather than years), lithium recovery rates exceeding 90%, markedly lower water consumption, a minimal surface footprint, and the ability to co-produce high-value magnesium while reinjecting spent brine into the formation to maintain reservoir pressure and eliminate tailings entirely. By avoiding surface disturbance and permanent land deconstruction, this closed-loop approach aligns fully with our sustainability and ESG objectives. We intend to develop our projects on a measured timeline that balances near-term cash flow generation with long-term value maximization, delivering secure, low-carbon domestic supply of these critical minerals in a manner that is both economically superior and environmentally responsible.

We have been executing the necessary steps to determine analytical results for our technical report, which should provide current results, analytical, geotechnical modeling, aquifer modeling, recharge, flows and depth. We have engaged RESPEC Company LLC (“RESPEC”) as our geotechnical, engineering and resource management firm to assist in the exploration of the Lisbon Valley brine extraction project (the “Lisbon Valley Project”). Leveraging the expertise of both our management team and RESPEC, our plan is to focus on several initiatives, including:

●	advancement of geotechnical, engineering, geology and fieldwork to complete technical reports on the Lisbon Valley Project;

●	understanding Lisbon Valley brines, on and around our owned leases;

●	develop a well plan to re-enter, sample and test the Superior 88-21 Peterson Federal ST1 well, a potash well that has a historical lithium concentration of 340 ppm (parts per million) and 74,400 ppm of magnesium;

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●	enter other prospective plugged and abandoned wells, taking brine samples and performing hydrological testing at each identified high potential zone to evaluate the properties of the clastic formation;

●	as information collection and analysis advances, prepare technical reports following the Regulation S-K Subpart 1300’s standards of disclosure for mineral projects, including an initial assessment, preliminary feasibility study and feasibility study;

●	not only test the collected brines for lithium and magnesium, but also for previously identified high value elements such as cobalt, manganese, suites of metals in the alkaline earth metals, transition metals and halogens group; and

●	based on the results of the Superior 88-21 Peterson Federal ST1 well, develop area resource estimates.

The Lisbon Valley of Utah provides a number of collaborative benefits to attain these initiatives, including:

●	an area historically rich with industrial and natural resource extraction;

●	a developed infrastructure including access to high voltage electrical power as well as proximity to major roadways and rail spurs; and

●	state and local agency support from the Utah Division of Oil, Gas and Mining (“UDOGM”) and the Trust Land Administration (“SITLA”).

In order to achieve our current objectives at the Lisbon Valley Project, our estimated pre-production phase timelines and significant milestones include (i) the processing and approval by the BLM of our exploration permits to drill that was completed within the fourth quarter of 2024, (ii) the commencement of drilling exploration wells in the third quarter of 2026, (iii) the preparation of our Regulation S-K Subpart 1300 technical report on our exploration results in the fourth quarter of 2026, (iv) the selection of a DLE technology provider in the fourth quarter of 2026, (v) the development and building of a pilot lithium and magnesium extraction plant in the first half of 2027, and (vi) the commencement of drilling production wells by the second half of 2027. Our production phase, which primarily includes the building of a permanent lithium and magnesium extraction plant, is estimated to begin in 2029.

As part of our strategy for growth, our Lisbon Valley Project and other projects and strategic investments will be developed on measured timelines, and we will evaluate opportunities to further expand our resource base and production capacity. We understand that our estimated timelines and milestones are subject to a variety of operating, financial and regulatory risks and delays, including, without limitation, obtaining operating permits, government approvals and adequate funding. We are also focused on the implementation of DLE technologies, which we believe may have the potential to significantly increase the supply of lithium and magnesium from brine as other technologies have increased the supply of oil from shale.

We will also look to expand our holdings in the Lisbon Valley area with the acquisition of additional mineral claims and joint venture opportunities. We continue to explore and evaluate opportunities to further expand our resource base and production capacity through the possible acquisition of properties and projects in other areas of the United States and in South America.

To achieve our goal of becoming a producer of lithium and magnesium, we will rely on our competitive strengths and experienced management team to explore and consider opportunities to generate revenue and increase our projects, properties and assets, as well as explore potential funding options. Some opportunities for growth may be in the form of (i) strategic partnerships, (ii) off-take agreements, (iii) diversification of projects and properties, (iv) acquisitions of companies and technologies and (v) participation in related commercial development activities.

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Our Market Opportunity

Our Lisbon Valley Project is located in San Juan County, Utah, approximately 35 miles southeast of the city of Moab and part of the Paradox Basin geological formation. The Lisbon Valley Project consists of 743 placer mining claims staked on U.S. government land administered by the BLM covering 14,320 acres, part of a semi-contiguous group named the LVL Group. The map below shows the location of our Lisbon Valley Project, including the Superior 88-21 Peterson Federal ST1 well, and the approximate location of our claims.

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The original 102 placer claims that we acquired were staked by Plateau Ventures LLC and have been assigned to our wholly owned subsidiary, Mountain Sage Minerals, LLC. Our additional 641 placer claims are also registered in the name of Mountain Sage Minerals, LLC. All such claims have been registered and are currently in good standing with the BLM. All 743 claims have been staked, recorded and are in good standing with BLM until this year’s maintenance fee renewal on September 1, 2026. No other mineral, land or water rights have been applied, granted or permitted to or by Mountain Sage Minerals, LLC, on such properties. The diagram below is an overview of our claims which comprise our Lisbon Valley Project.

The maps above are referenced with Public Land Survey System (“PLSS”) and a latitude/longitude reference coordinate, accurate to 50 feet.

Our placer claims are plotted on the figures above, which is a PLSS map using Salt Lake City Prime Meridian. The claims are located in Southeast Utah in sections 17-18, 20-22, 25-29, 33-35 of Township 30 South and Range 25 East; sections 1, 3, 4, 8-15 of Township 31 South and Range 25 East; sections 31 of Township 30 South and Range 26 East and sections 5-9, 17 and 18 of Township 31 South and Range 26 East. The latitude and longitude of the southeast corner of Section 36, Township 30 South, 25 East noted on the figure is accurate to +/- 50 feet.

Oil and gas drilling and production, along with ranching, have made the area relatively accessible. There is a network of dirt and paved roads within the claims area, which service the oil and gas wells and the Lisbon Valley copper mine. The Lisbon Valley copper mine is in the heart of the Lisbon Valley and is currently producing copper cathode. Two existing natural gas pipelines traverse the claims. High voltage electrical power is supplied to the Lisbon Valley copper mine, also within the claim area, for use in the electrowinning copper recovery process. Nine wellbores (eight oil and gas and one potash) are available for re-entry and nearby water rights and private land are available for sale or lease.

The region has a history of mining, primarily uranium and vanadium, that dates back as far as 1881. Moab, Utah, the nearest population center to the property, is a city of 5,336 persons (2020 Census). It is located in a relatively remote portion of Utah but is easily accessed by U.S. Highway 191. Highway 191 intersects with Interstate 70 about 30 miles (48 kilometers) north of Moab, at Crescent Junction. Moab is a tourist destination and has numerous motels and restaurants. Moab is the nearest source of labor.

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There has been no exploration or drilling conducted on the property by ABM; however, historical drilling by oil, gas, and potash operators on ABM claims, as well as in the surrounding area, has contributed valuable data registered with the United States Geological Survey (USGS). It will be necessary for us to re-enter an existing well or drill a new well to obtain brine samples for further analysis and metallurgical testing. The exploration permit for the site has been obtained from both the Federal BLM and the State UDOGM. ABM is currently preparing for the operational drilling phase of the project subject to obtaining financing.

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The Lithium and Magnesium Market

Lithium and magnesium are on the list of the 35 minerals considered critical to the economic and national security of the United States, as first published by the U.S. Department of the Interior on May 18, 2018.

On March 20, 2025, President Donald J. Trump signed an Executive Order aimed at increasing American mineral production to enhance national security, reduce reliance on foreign minerals, and create jobs. The order directs federal agencies to expedite permitting for mineral projects, prioritize critical mineral deposits on federal lands, and utilize the Defense Production Act to expand domestic capacity. The Executive Order also establishes a critical minerals fund and encourages collaboration with private industry to secure a resilient supply chain for materials like rare earths, uranium, copper, and coal. Highlighting the strategic importance of critical minerals for emerging technologies and military readiness, the administration seeks to address the U.S.’s significant import dependence—particularly on China, which supplies 70% of rare earths— and signal a clear shift in focus toward U.S.-centric projects and national security. In an article from April 4, 2024, titled “US lithium demand predicted to grow nearly 500% by 2030”, Fastmarkets forecasts a significant growth in demand for lithium in the US of 487% to almost 412,000 tonnes of lithium carbonate equivalent by 2030.

In August 16, 2022, Section 45X Advanced Manufacturing Production Tax Credit (AMPTC) was enacted as part of the Inflation Reduction Act. For critical minerals listed under Section 45X(c)(6) (explicitly including lithium and magnesium) the credit delivers a 10% cash tax credit (or direct-pay equivalent for certain entities) on the taxpayer’s eligible costs of production. IRS final regulations issued October 28, 2024 clarified that the cost basis can include U.S.-based extraction costs and both direct and indirect material costs (even if sourced internationally), provided proper supplier certifications are obtained to prevent double-claiming. On July 4, 2025, President Trump signed H.R.1, the One Big Beautiful Bill Act (OBBBA), into law, introducing revisions to the Section 45X Advanced Manufacturing Production Tax Credit for critical minerals. The OBBBA eliminates this exemption, imposing a phasedown to 75% (7.5%) in 2031, 50% (5%) in 2032, and 25% (2.5%) in 2033 before full termination on December 31, 2033, limiting full access to pre-2032 operational projects.

In June 2021, the U.S. Department of Energy published a report titled “National Blueprint for Lithium Batteries 2021-2030” (the “NBLB Report”) which was developed by the Federal Consortium for Advanced Batteries (“FCAB”), a collaboration by the U.S. Departments of Energy, Defense, Commerce, and State. According to the NBLB Report, one of the main goals of this U.S. government effort is to “secure U.S. access to raw materials for lithium batteries”. The NBLB Report summarizes the U.S. government’s views on the need for lithium and the expected growth of the lithium battery market as follows:

● “A robust, secure, domestic industrial base for lithium-based batteries requires access to a reliable supply of raw, refined, and processed material inputs…”; and

● “The worldwide lithium battery market is expected to grow by a factor of 5 to 10 in the next decade.”

The magnesium market presents significant growth opportunities across multiple high-demand sectors. In the automotive industry, magnesium’s lightweight properties are essential for meeting stringent weight performance metrics in cars and trucks, enhancing fuel efficiency and performance. Similarly, in aerospace, magnesium’s exceptional strength-to-weight ratio, corrosion resistance, and efficient heat dissipation make it indispensable for cutting-edge applications. Furthermore, magnesium’s designation as a critical mineral by the U.S. Geological Survey (2022) qualifies it for Defense Production Act Title III support, bolstering domestic supply chains and reinforcing its strategic importance. The U.S. budget reconciliation bill’s allocation of $20 billion to domestic munitions production underscores the need for reliable magnesium supplies, critical for advanced weaponry. The U.S. now relies entirely on magnesium imports and recycling to meet domestic demand. Global primary magnesium production in 2023 was estimated at 940,000 metric tons, with China dominating at nearly 90% of the supply. The last remaining primary facility, US Magnesium LLC’s electrolytic plant in Rowley, Utah (which drew magnesium chloride brine from the Great Salt Lake) effectively ceased primary magnesium output in late 2019/early 2020 and has remained idled ever since.

The growth in electric vehicles (“EVs”) will provide the greatest needs for lithium-based batteries. The BloombergNEF Electric Vehicle Outlook 2024 presents an optimistic view of EV demand and sales growth, albeit not at the accelerated pace witnessed during 2020-2024. According to that report, global passenger EV sales are projected to climb from 13.9 million in 2023 to over 30 million by 2027, with the EV share of new vehicle sales reaching 33%, driven by declining battery costs—down 90% over the past decade—and innovative models from automakers. Meanwhile, the report notes that the commercial sector is accelerating, with electric vans and buses poised for significant gains; sales of electric light-duty delivery vans and trucks are spreading rapidly in China, South Korea, and Europe, approaching one-third of sales by 2030, while municipal buses are expected to exceed 60% of sales by the same year.

The U.S. EV market is showing promising growth, with Kelley Blue Book reporting in an article from January 14, 2025, titled “America Set EV Sales Record in 2024” that 1.3 million EVs were sold in 2024—a 7.3% rise from 2023—bolstered by a strong fourth quarter where sales grew over 15% compared to the previous year. Cox Automotive’s 2025 outlook offers a positive forecast, predicting EVs and hybrids will account for 25% of U.S. car sales, with full EVs expected to reach 10%, up from 7.5% last year, suggesting steady progress in electrification. Despite uncertainties around tariffs and potential changes to federal clean vehicle credits, EV adoption continues to climb—Rho Motion, in a press release from March 12, 2025 titled “Global EV Sales Up 50% in February 2025”, notes an encouraging 28% increase in sales for fully electric and plug-in hybrid models in the first two months of 2025 in the U.S. and forecast a 16% growth in U.S. and Canada in 2025 versus 2024, reflecting a resilient and growing interest in EVs among American buyers.

The Canaccord Genuity report from March 20, 2025, highlights that while EV sales are expected to grow at a slower pace —with a revised forecast showing more modest 10% CAGR to 2035, down from a 40% CAGR between 2020 and 2024—the burgeoning Battery Energy Storage Systems (BESS) market will help offset this decline. BESS installations have surged at a 150% CAGR since 2020, reaching 166 GWh in 2024, and are projected to grow to 2,100 GWh by 2035 at a 20% CAGR. This growth is driven not only by traditional grid and behind-the-meter applications but also by increasing integration with renewable energy sources for data centers, which are expected to account for 5% of global electricity demand by 2035 (up from 3%). This expansion in BESS capacity provides a robust counterbalance to the tempered EV market, supporting continued demand for battery materials despite the EV slowdown.

Despite current oversupply and low prices in battery raw material markets, in an article from January 7, 2025, titled “Battery minerals deficits continue to be expected within a decade”, Benchmark Minerals forecasts significant deficits within a decade, with lithium and nickel facing shortfalls of 572,000 tonnes and 839,000 tonnes by 2034—seven times larger than today’s surpluses. To meet 2030 battery demand, $514 billion in investment is needed, including $220 billion for upstream projects, with nickel ($66 billion) and lithium ($51 billion) requiring the most. Lithium is seen as the primary bottleneck, needing mined supply to jump from over 1 million tonnes in 2024 to 2.7 million tonnes by 2030, driven largely by EVs. Western efforts to reduce reliance on China, where costs are lower due to lax regulations, may increase this investment figure, while the slow pace of mine development (5-25 years) versus faster midstream/downstream projects (under 5 years) highlights a critical disconnect, underscoring the urgent need for upstream investment to support gigafactories and future EV growth.

While these figures are robust relative to historical data, there can be no guarantee that ultimate consumer adoption for EVs and plug-in-hybrid vehicles will drive lithium demand as predicted.

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Lithium and Magnesium Brine Deposits and Direct Lithium Extraction

Lithium and magnesium are mined from three different deposit types: brine deposits, pegmatite deposits (also referred to as “hard rock”) and sedimentary deposits (also referred to as clay deposits). Brine deposits are the most common, accounting for more than half of the world’s known lithium reserves and often contain magnesium as a significant co-occurring element. The economic focus in pegmatite and sedimentary deposits typically remains on lithium or other primary minerals. All of our current projects focus on brine deposits, where both lithium and magnesium are present, with magnesium often considered a key co-product or impurity. In 2023, Fastmarkets projected that by 2030, 13% of global lithium production will come from DLE, with Chile and Argentina currently leading in brine-based lithium production.

We intend to recover lithium, magnesium and other potential minerals from brine through DLE rather than evaporation ponds. We believe the DLE method has been gaining favor in the lithium industry over the last several years because it does not involve the use of evaporation ponds. DLE is more acceptable from an environmental standpoint because it requires a much smaller footprint and minimal water consumption. To date, we have not done any testing for the possibility of using DLE and will not be able to do any testing until samples of brine are acquired from the target formations. See “Risk Factors – Our success as a company producing lithium, magnesium and related products depends to a great extent on our research and development capabilities for direct lithium extraction and our ability to secure capital for the implementation of brine processing plants.”

Direct extraction technologies isolate lithium and magnesium out of brine using filters, membranes, ceramic beads or other equipment, which is often housed in a small warehouse, significantly shrinking the environmental footprint of evaporation ponds used to produce commercial quantities of lithium and magnesium. In DLE, subsurface lithium and magnesium from brine is pumped to a processing unit where an adsorption, resin or membrane material is used to extract only the lithium and magnesium from the brine, while spent brine can be reinjected into the basin aquifers. The extracted solution is then polished of impurities to yield battery-grade lithium or magnesium chloride product suitable for sale in the global market for batteries and other applications. The more rapid production timeframe and possible brine reinjection into the aquifer is a key environmental differentiator between the DLE process and traditional lithium process that uses evaporation ponds.

Removing magnesium from brines prior to the DLE process significantly enhances its efficiency by addressing the challenges posed by high Mg/Li ratios, which often exceed 40:1 in natural brines. Implementing a dedicated magnesium extraction (DME) package before DLE reduces this ratio, enabling higher lithium selectivity and recovery rates by minimizing magnesium’s interference with sorbents or extractants. This pretreatment also prolongs the lifespan of adsorbents by preventing magnesium-induced fouling or scaling, which can degrade equipment performance and increase maintenance costs. By reducing these operational costs through lower maintenance and reagent consumption, magnesium stripping further optimizes the process. Additionally, if pH adjustments are required during DLE, removing magnesium first allows the resulting solid waste to be repurposed as magnesia salt, creating a value-added byproduct stream that enhances the process’s economic viability. By streamlining lithium extraction and mitigating operational issues, magnesium stripping optimizes DLE efficiency and supports sustainable, cost-effective lithium production.

There are several technologies to extract lithium and magnesium, broadly grouped into four main categories: adsorption, ion exchange, solvent extraction and chemical precipitation:

●	Adsorption physically absorbs lithium chloride (“LiCl”) or magnesium chloride (“MgCl2”) molecules onto the surface of a sorbent from a loaded solution, with the lithium and magnesium then stripped from the surface of the sorbent using water.

●	Ion exchange takes lithium or magnesium ions from the solution and replaces them with a different positively charged cation that is contained in the sorbent material. An acidic (or basic) solution is required to strip the lithium and magnesium from the material and regenerate the sorbent material.

●	Solvent extraction removes lithium and magnesium ions from solution by contacting the solution with an immiscible fluid (i.e., oil or kerosene) that contains an extractant that attaches to lithium and magnesium ions and brings them into the immiscible fluid, with the lithium and magnesium then stripped from the fluid with water or chemical treatment. This is the most effective direct extraction technology for magnesium and reduces the Mg/Li ratio in the brine, facilitating easier lithium extraction.

●	Chemical precipitation is a physical-chemical process that uses a water-soluble salt that reacts with dissolved Li or Mg ions generating an insoluble salt that is removed from solution by filtration. This typically occurs in the pH adjustment of brines or for the isolation of magnesium from seawater and brine.

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Our identification as an “environmentally minded” business is evidenced by our commitment to deploy DLE rather than the typical extraction techniques of hard-rock mining or underground brine water. Unlike those traditional methods for producing lithium and magnesium, DLE uses filters, membranes or resin materials to extract the mineral from brine water, resulting in:

●	usage of less water;

●	recycling of the majority of the brine water used;

●	consumption of less fossil fuels;

●	reduction in the need for additional processing and alternative mining sources; and

●	leaving an anticipated smaller physical and environmental footprints than would be required for the use of evaporation ponds.

Traditionally, lithium and magnesium produced from brine water is stored in evaporation ponds. As the water evaporates, the other elements of the brine such as magnesium or calcium precipitate out, leaving the brine more concentrated to produce lithium carbonate or magnesium chloride. The evaporation process can take from 9 to 18 months depending on the type of project and weather conditions. With DLE, that process can be shortened to days or even hours. DLE also reduces the amount of land required for the pond evaporation process, while the potential to reinject the remaining brine water after the process further reduces the environmental impact.

The BLM Permit Process

We filed our initial applications in August 2023 with the UDOGM and the BLM. We received UDOGM approval in April 2024 and BLM final approval in November 2024, conditional on the payment of the surety bond. The federal authorization pathway for activities on BLM-managed lands consists of two interconnected processes: (1) the Plan of Operations (POO) review and (2) the National Environmental Policy Act (NEPA) analysis. These processes run concurrently in several areas and together determine the overall permitting timeline.

The POO process begins with project identification, refinement of technical details, and the completion of required civil, cultural, biological, and environmental surveys. Survey results form the baseline information for agency review. After survey work is complete, the initial POO is submitted to the BLM, followed by onsite evaluations and revisions. Bonding and reclamation documentation proceed in parallel. Once all required updates and bonding materials are submitted, the BLM completes its application and bond review before issuing a final approval.

The NEPA process begins with BLM’s Notice of Intent and public scoping. Kickoff meetings with the BLM interdisciplinary team and cooperating agencies establish issues to be analyzed, define alternatives, and outline analytical requirements. Draft environmental documents are prepared and reviewed, followed by a 45 to 60-day public comment period. Comments are addressed, the analysis is updated, and BLM prepares the final environmental documentation, typically including a Finding of No Significant Impact (FONSI) and a Decision Record. A 30-day appeal period may follow, depending on the determination.

The combined timeline for the POO and NEPA processes typically ranges from approximately 6 to 8 months. This includes survey execution, onsite reviews, POO revisions, bonding, NEPA scoping, environmental analysis, the public comment period, and final agency review. Actual durations depend on data readiness, complexity of alternatives, and scheduling coordination across required steps.

There has been no exploration or drilling conducted on the property by ABM; however, historical drilling by oil, gas and potash operators on ABM claims, as well as in the surrounding area, has contributed valuable data registered with the USGS. It will be necessary for us to re-enter an existing well or drill a new well to obtain brine samples for further analysis and metallurgical testing. The exploration permit for the site has been obtained from both the Federal BLM and the State UDOGM. ABM is currently preparing for the operational drilling phase of the project subject to obtaining financing.

We believe there is evidence from oil, gas and potash wells drilled in the Paradox Basin indicating a high probability of identifying and producing super saturated brines from beneath the Project. The geology of the area of the Project and of the Paradox Basin as a whole is complex, although zones have been targeted and proven, and they are mappable within and beyond the claims area. It is not likely that the same zones vary significantly in terms of reservoir quality and thickness as evidenced by log analysis; however, these parameters have not been confirmed by actual testing by us.

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We have not calculated mineral and resource estimation and have no revenue being generated from the subject property. The only way to determine if the lithium and magnesium enriched brines exist and can be economically produced from the target zones is to drill exploration wells to produce and test brine from the targeted zones. We, through our wholly owned operating company Mountain Sage Minerals, LLC, intend to drill two appraisal wells on the subject property to evaluate reservoir properties (porosity, permeability and pressure), flow rates and in situ mineral concentrations. Information from the two wells will be used to assess the resource potential and devise a detailed development plan. The subsurface data collected from the two wells will be used to refine our proprietary subsurface model. The development model will include a proprietary 3D seismic survey to refine the subsurface model and delineate reservoir(s) continuity below the subject property and allow the team to select optimal spacing of future well locations and the network of production and injection wells required to fully develop potential mineral (brine) resources. Based on the studies, referenced in our technical report, regarding brine analysis within the Paradox Basin, we believe there is a high probability that lithium and magnesium mineralization in brines occurs beneath the Project. This confidence is anchored by the 1978 USGS Open File Report (Hite), which documented a brine sample from the Fed 88-21P potash well—located within the current Lisbon Valley Lithium Project area—containing 340 ppm lithium and an exceptional 74,400 ppm (7.44%) magnesium. These grades are among the strongest ever recorded in U.S. brines, with lithium comparable to operating benchmarks and magnesium significantly richer than Great Salt Lake or Dead Sea feedstocks.

We have retained a third-party consulting firm to assist with drilling, completion and review of test results for the two appraisal wells. Any extracted brines should be tested to determine lithium, magnesium and other important mineral concentrations and to prove the economic viability of a pilot and permanent production program. We have identified an appraisal and development program that is proprietary. This information will be disclosed in an advanced technical report after the appraisal wells are drilled and individual zones are identified and fully evaluated. Cost estimates and authority for expenditures for both well tests and the 3D Survey are currently in process.

The Technical Report Summary on the Lisbon Valley Project prepared by Bradley C. Peek, MSc. of CPG Peek Consulting, Inc., in accordance with Regulation S-K Subpart 1300, is included as an exhibit to this registration statement of which this prospectus forms a part. The effective date of the report is October 31, 2023.

Selected Risks Associated with Our Business

Investing in our shares of common stock and accompanying warrants involves a high degree of risk. Our ability to execute on our growth strategies is subject to risks. The risks described under the heading “Risk Factors” immediately following this prospectus summary may have an adverse effect on our business, cash flows, financial condition and results of operations or may cause us to be unable to execute all or part of these strategies successfully. Below are the principal factors that make an investment in our company speculative or risky:

●	Our future performance is difficult to evaluate because we have a limited operating history in the lithium and magnesium industry.

●	We have a history of losses and expect to continue to incur losses in the future.

●	There is substantial doubt about our ability to continue as a going concern.

●	We are an exploration stage issuer and there is no guarantee that our development will result in the commercial extraction of mineral deposits.

●	We face numerous risks related to exploration, construction and extraction of mineral deposits.

●	The mineral and chemical processing industry is intensely competitive.

●	Our long-term success will depend ultimately on our ability to generate revenues, achieve and maintain profitability and develop positive cash flows from our lithium activities.

●	Our growth strategy depends on our ability to successfully access the capital and financial markets. Any inability to access the capital or financial markets may limit our ability to meet our liquidity needs and long-term commitments, fund our ongoing operations, execute our business plan or pursue investments that we may rely on for future growth.

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●	We are dependent upon key management employees, whose loss may have an adverse effect on our performance.

●	Our ability to manage growth will have an impact on our business, financial condition and results of operations.

●	Lawsuits may be filed against us and an adverse ruling in any such lawsuit may adversely affect our business, financial condition or liquidity or the market price of our securities.

●	Our success as a company producing lithium, magnesium and related products depends to a large extent on our research and development capabilities for direct lithium extraction and our ability to secure capital for the implementation of brine processing plants.

●	The development of non-lithium battery technologies could adversely affect our company.

●	Our business is subject to cybersecurity risks.

●	We will be required to obtain governmental permits and approvals in order to conduct development and extraction operations, a process that is often costly and time-consuming. There is no certainty that all necessary permits and approvals for our planned operations will be granted.

●	Our operations face substantial regulation governing worker health and safety.

●	Compliance with environmental regulations and litigation based on environmental regulations could require significant expenditures.

●	Lithium and magnesium prices are subject to unpredictable fluctuations.

●	Changes in technology or other developments could adversely affect demand for lithium and magnesium compounds or result in preferences for substitute products.

●	An active trading market for our common stock and accompanying warrants may not develop and you may be unable to resell these securities at or above the public offering price.

●	Holders of the pre-funded warrants will have no rights as stockholders until such holders exercise their pre-funded warrants and acquire our common stock.

●	Our officers and directors have significant voting power and may take actions that may not be in the best interests of other stockholders.

●	Future sales and issuances of our common stock could result in additional dilution of the percentage ownership of our stockholders and could cause our share price to fall.

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Corporate and Background Information

We are a Delaware corporation. Our corporate office is located at 500 West Putnam Avenue, Suite 400, Greenwich, Connecticut 06830. Our telephone number is (800) 998-7962. We maintain one active website, www.americanbatterymaterials.com, which serves as our corporate website and contains information about our company and business.

We were originally incorporated in the State of Delaware on March 26, 2007 under the name Internet Media Services, Inc. On April 9, 2010, we filed a Form S-1 registration statement with the SEC in order to become an SEC reporting company. On January 7, 2014, we entered into an Exchange of Securities Agreement with U-Vend Canada, Inc., under which we acquired all outstanding shares of U-Vend in exchange for shares of our common stock. While the transaction did not result in a change of control of our company, it did result in a new line of business for us. On April 15, 2014, we filed a certificate of amendment to change the name of our company to U-Vend Inc. On February 26, 2018, we filed a Certificate of Amendment to change the name of our company to BoxScore Brands, Inc. On October 20, 2022, we filed an amendment to our certificate of incorporation to, among other things, change the name of our company from BoxScore Brands, Inc. to American Battery Materials Inc. The name change was processed by FINRA and became effective as of May 1, 2023.

Channels for Disclosure of Information

Investors and others should note that we use social media to communicate about our company, our recent business developments and other matters with the public. Any information we consider to be material to an evaluation of our company will be included in filings on the SEC website, http://www.sec.gov and may also be disseminated using our investor relations website, which can be found at http://www.americanbatterymaterials.com and press releases. However, we encourage investors, the media and others interested in our company also to review our social media channels.

The information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our common stock.

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Summary of the Offering

Common Stock and Warrants offered	3,327,273 shares of common stock and accompanying warrants to purchase 3,327,273 shares of common stock (3,826,364 shares of common stock and warrants to purchase 3,826,364 shares of common stock if the underwriters exercise their over-allotment option in full) at an assumed public offering price of $5.50 per share of common stock and accompanying warrant.

Pre-Funded Warrants	We are also offering to those purchasers whose purchase of common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the closing of this offering, in lieu of purchasing common stock, pre-funded warrants to purchase up to an aggregate of 3,327,273 shares of our common stock. Each pre-funded warrant is exercisable for one share of our common stock. The purchase price of each pre-funded Warrant is equal to the price at which a share of common stock is being sold to the public in this offering, minus $0.001, and the exercise price of each pre-funded warrant is $0.001 per share. The pre-funded warrants are exercisable immediately and may be exercised at any time until all of the pre-funded warrants are exercised in full. This offering also relates to the shares of common stock issuable upon exercise of any pre-funded warrants sold in this offering. For each pre-funded warrant that we sell, the number of shares of common stock that we are offering will be reduced on a one-for-one basis. See “Description of the Securities We Are Offering - Warrants.”

Description of Warrants	Each share of our common stock offered is being sold together with a warrant to purchase one share of common stock. The warrants will be exercisable beginning on the date of issuance and expire on the five-year anniversary of the date of issuance at an initial exercise price per share equal to $6.88, which is 125% of the offering price of the common stock and accompanying warrant in this offering, subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting the common stock. Notwithstanding the foregoing, we will not effect any exercise of the warrants to the extent that, after giving effect to an exercise, the holder of warrants (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of common stock in excess of 4.99% (or, at the election of the purchaser prior to the date of issuance, 9.99%) of the shares of common stock then outstanding after giving effect to such exercise. The terms of the warrants will be governed by a warrant agent agreement (the “Warrant Agent Agreement”), dated as of the closing date of this offering, that we expect to enter into with Transfer Online, Inc., as warrant agent. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the warrants.

Common Stock to be outstanding immediately after this offering	10,162,430 shares (10,661,521 shares if the underwriters’ option to purchase additional shares is exercised in full).(1)

Underwriters’ option to purchase additional shares	We have granted a 45-day option to the underwriters to purchase up to an additional 499,091 shares of common stock and/or pre-funded warrants and/or 499,091 accompanying warrants or any combination thereof from us at the assumed public offering price, less underwriting discounts, on the same terms as set forth in this prospectus.

Use of proceeds

We estimate that our net proceeds from the sale of shares of our common stock and accompanying warrants in this offering will be approximately $16,251,501, or $18,735,727 if the underwriters’ option to purchase additional shares is exercised in full, based on the assumed public offering price of $5.50 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use a significant portion of the net proceeds from this offering to fund the development and operation of our Lisbon Valley Project, including the pre-production drilling, permitting and geological work on the 14,320-acre land position. We may also use a portion of the net proceeds to expand our mineral rights through acquisitions of land and claims and joint venture opportunities. The remainder of the net proceeds will be used for working capital and other general corporate purposes. See the section titled “Use of Proceeds” for additional information.

Risk Factors	You should carefully read the “Risk Factors” section of this prospectus for a discussion of factors that you should consider before deciding to invest in our securities.

Market symbols

BLTH (common stock); BLTH WS (warrants)

We have applied to list our common stock and warrants for trading on the NYSE American and expect such listing to occur concurrently with this offering. A NYSE American listing for our common stock is a condition to completing this offering.

We do not intend to apply to list the pre-funded warrants on any national securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the pre-funded warrants will be limited.

(1)	The number of shares of common stock to be outstanding after this offering set forth above is based on 3,789,585 shares of common stock outstanding as of August 11, 2026, and includes an aggregate of 3,045,572 shares of common stock issuable upon the automatic conversion of all outstanding convertible notes, which will occur upon the effectiveness of this offering. This number excludes:

●	533,987 shares of common stock issuable upon the exercise of outstanding stock options, at a weighted average exercise price of $1.63 and

●	400,000 shares of common stock issuable upon the vesting and settlement of restricted stock units (RSUs); and

●	up to 3,327,273 shares of common stock (3,826,364 shares of common stock if the underwriters exercise their over-allotment option in full) issuable upon the exercise of the warrants offered hereby.

Unless otherwise indicated, this prospectus reflects and assumes the following:

●	no exercise by the underwriters of their over-allotment option to purchase additional shares of our common stock;

●	no exercise of the representative’s warrants to be issued upon consummation of this offering at an exercise price equal to 125% of the offering price of our common stock; and

●	no sale of pre-funded warrants in this offering.

All shares and per share information in this prospectus reflects and where appropriate is restated for a 1-for-300 and a 1-for-5 reverse stock split of our outstanding shares of common stock, which were processed by FINRA on December 8, 2023 and January 24, 2025, respectively.

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SUMMARY CONSOLIDATED FINANCIAL DATA

Our consolidated balance sheet data as of December 31, 2025 and December 31, 2024, consolidated statements of operations data and consolidated statement of cash flow data for the years ended December 31, 2025 and December 31, 2024 are derived from our audited financial statements, included elsewhere in this prospectus. Our summary historical interim financial information as of June 30, 2026 and for the six months ended June 30, 2026 and 2025 are derived from our unaudited condensed consolidated interim financial statements included elsewhere in this prospectus. This summary of historical financial data should be read together with the financial statements and the related notes, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” appearing elsewhere in this prospectus.

	Six Months Ended June 30, 2026 (unaudited)	Six Months Ended June 30, 2025 (unaudited)	Year Ended December 31, 2025	Year Ended December 31, 2024
Income Statement Data
Revenue	$-	$-	$-	$-
Loss from operations	$(1,097,901)	$(1,216,054)	$(1,863,256)	$(1,568,707)
Net loss	$(5,191,042)	$(2,518,084)	$(6,410,564)	$(4,306,918)
Loss per share, basic	$(1.42)	$(0.95)	$(2.30)	$(1.81)
Loss per share, diluted	$(1.42)	$(0.95)	$(2.30)	$(1.81)
Weighted average common shares outstanding, basic	3,647,837	2,641,941	2,806,083	2,377,691
Weighted average common shares outstanding, diluted	3,647,837	2,641,941	2,806,083	2,377,691

	As of June 30, 2026	Pro Forma As Adjusted for Note Conversion and this Offering(1)
Balance Sheet Data
Cash	$5,704	$16,257,205
Working capital	$(12,598,384)	$14,321,665
Total assets	$311,704	$16,563,205
Total liabilities	$12,704,088	$2,035,541
Total stockholders’ equity (deficit)	$(12,392,384)	$14,527,665

(1)	Reflects (a) the automatic conversion into approximately 3,045,572 shares of common stock of all outstanding convertible notes, including accrued interest and discount to the offering, with a total conversion value of $16,750,554 as of August 11, 2026 (based on the assumed public offering price of $5.50 per share), which will occur upon the effectiveness of this offering, and (b) our sale of 3,327,273 shares of common stock and warrants to purchase 3,327,273 shares of common stock offered by this prospectus at the assumed public offering price of $5.50 per share.

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RISK FACTORS

You should carefully review and consider the risk factors described below and the other information contained in this prospectus, including the financial statements and notes to the financial statements and matters addressed in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have an adverse effect on our business, cash flows, financial condition and results of operations. We may face additional risks and uncertainties that are not presently known to us or that we currently deem immaterial, which may also harm our business, financial condition, results of operations and prospects.

Risks Related to Our Business

Our future performance is difficult to evaluate because we have a limited operating history in the lithium and magnesium industry.

We entered the lithium industry in November 2021. We have not realized any revenues to date from the sale of lithium or magnesium and our operating cash flow needs have been financed primarily through issuances of debt and equity securities and not through cash flows derived from our operations. As a result, we have little historical financial and operating information from our lithium and magnesium business to help you evaluate our performance.

We have a history of losses and expect to continue to incur losses in the future.

We have an accumulated deficit of approximately $36 million as of June 30, 2026. We expect to continue to incur losses unless and until such time as our Lisbon Valley Project or one of our future acquired properties enters into commercial production and generates sufficient revenues to fund continuing operations and we are able to develop at least one economic deposit. We recognize that if we are unable to generate cash flows from our operations, we will not be able to earn profits or continue operations. At this early stage of our lithium and magnesium operations, we also expect to face the risks, uncertainties, expenses and difficulties encountered by companies at the mineral exploration stage. We cannot be sure that we will be successful in addressing these risks and uncertainties and our failure to do so could have a materially adverse effect on our financial condition.

There is uncertainty regarding our ability to implement our business plan and to grow our operations with our existing financial resources without additional financing. Our ability to implement our business plan is dependent on us generating cash from operations, the sale of our capital stock and/or obtaining debt financing. Historically, we have funded our operations primarily through the issuance of debt and equity securities. Management’s plan to fund our capital requirements and ongoing operations includes the generation of revenue from our lithium operations and projects. Management’s secondary plan to cover any shortfall is selling our equity securities and obtaining debt financing. There is no assurance that we will be successful in implementing our business plan or that we will be able to generate sufficient cash from operations, sell securities or borrow funds on favorable terms, or at all. Our inability to generate significant revenue or obtain additional financing could have a material adverse effect on our ability to fully implement our business plan and grow our business to a greater extent than we can with our existing financial resources.

There is substantial doubt about our ability to continue as a going concern.

Our independent registered public accounting firm has included an explanatory paragraph in their report in our audited financial statements for the year ended December 31, 2025 to the effect that our recurring losses since inception and failure to achieve profitable operations raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might be necessary should we be unable to continue as a going concern within one year after the date that these financial statements were issued. We may be required to limit or curtail operations which could result in our stockholders losing all or almost all of their investment.

We are an exploration stage issuer and there is no guarantee that our development will result in the commercial extraction of mineral deposits.

As defined under Regulation S-K Subpart 1300, we are defined as an exploration stage issuer because we have no known mineral reserves, and we have had no mining revenue to date. Accordingly, we cannot assure you that we will ever realize any profits. Any profitability in the future from our business will be dependent upon the development of an economic deposit of minerals and further exploration and development of other economic deposits of minerals, each of which is subject to numerous risk factors. Further, we cannot assure you that any of our property interests can be commercially mined or that any exploration programs will result in profitable commercial mining operations. In addition, there is a risk of business failure relating to pre-revenue exploration stage issuers. The exploration and development of mineral deposits involves a high degree of financial risk over a significant period of time, which may or may not be reduced or eliminated through a combination of careful evaluation, experience and skilled management. While discovery of additional ore-bearing deposits may result in substantial rewards, few properties that are explored are ultimately developed into producing mines. Major expenses may be required to construct processing facilities and to establish reserves.

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Our exploration prospects may not contain any reserves and any funds spent on evaluation and exploration may be lost. We do not know with certainty that economically recoverable lithium or magnesium exists on our properties. In addition, the quantity of any reserves may vary depending on commodity prices. Any material change in the quantity or grade of reserves may affect the economic viability of our properties.

Exploration and development projects like ours have no operating history upon which to base estimates of future operating costs and capital requirements. Actual operating costs and economic returns of any and all exploration projects may materially differ from the costs and returns estimated and, accordingly, our financial condition, results of operations and cash flows may be negatively affected.

We may be exposed to certain regulatory and financial risks related to climate change.

Growing concerns about climate change may result in the imposition of additional regulations or restrictions to which we may become subject. Climate changes include changes in rainfall and in storm patterns and intensities, water shortages, significantly changing sea levels and increasing atmospheric and water temperatures, among others. A number of governments or governmental bodies have introduced or are contemplating regulatory changes in response to climate change, including regulating greenhouse gas emissions and the SEC’s recently adopted rules that require public companies to make additional climate change and greenhouse gas emissions related disclosures. Potentially, additional U.S. federal regulation will be forthcoming with respect to greenhouse gas emissions (including carbon dioxide) and/or legislation that could impact our operations.

The outcome of new legislation or regulation in the United States may result in new or additional requirements, additional charges to fund energy efficiency activities and fees or restrictions on certain activities. While certain climate change initiatives may result in new business opportunities for us by increasing the demand for EVs and lithium-ion batteries, compliance with these initiatives may also result in additional costs to us, including, among other things, increased production costs, additional taxes, reduced emission allowances or additional restrictions on production or operations. Adopted future climate change regulations could also negatively impact our ability to compete with companies situated in areas not subject to such limitations. Even without such regulation, increased public awareness and adverse publicity about potential impacts on climate change emanating from us or our industry could harm us. We may not be able to recover the cost of compliance, depending on the extent and scope of new or more stringent laws and regulations, which could adversely affect our business and negatively impact our growth. Furthermore, the potential impact of climate change and related regulation on our customers is highly uncertain and there can be no assurance that it will not have an adverse effect on our financial condition and results of operations.

Historical presence of lithium and magnesium recorded in brine waters at previously drilled Paradox Basin sites may not be indicative of the potential for future development or revenue.

The historical presence of lithium and magnesium recorded in brine waters from existing oil and gas wells encompassed under our Paradox Basin claims, including the Superior 88-21 Peterson Federal ST1 well, cannot be relied upon as an indication that such sites will have commercially feasible lithium and magnesium reserves. Investors in this offering should not rely on historical operations as an indication that sufficient mineral reserves exist to support commercial production of lithium and magnesium. There is no assurance that our properties will be of merit since our exploration programs are based on historical data. We expect to incur losses unless and until such time as the properties enter into commercial production and generate sufficient revenue to fund our continuing operations.

We face numerous risks related to exploration, construction and extraction of mineral deposits.

Our level of profitability, if any, in future years will depend to a great degree on lithium and magnesium prices and whether our properties can be brought into production. Exploration and development of lithium and magnesium resources are highly speculative in nature and it is impossible to ensure that any of our existing properties will establish reserves. Whether it will be economically feasible to extract lithium and magnesium depends on a number of factors, including, but not limited to: (i) the particular attributes of the deposit, such as size, grade and proximity to infrastructure; (ii) lithium prices; (iii) extraction, processing and transportation costs; (iv) the willingness of lenders and investors to provide project financing; (v) labor costs and possible labor strikes; (vi) non-issuance of permits; and (vii) governmental regulations, including, without limitation, regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting materials, foreign exchange, environmental protection, employment, worker safety, transportation and reclamation and closure obligations.

We are also subject to the risks normally encountered in the lithium and magnesium industry, which include:

●	the discovery of unusual or unexpected geological formations;

●	accidental fires, floods, earthquakes, severe weather, seismic activity or other natural disasters;

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●	unplanned power outages and water shortages;

●	construction delays and higher than expected capital costs due to, among other things, supply chain disruptions, higher transportation costs and inflation;

●	the ability to obtain suitable or adequate machinery, equipment or labor;

●	shortages in materials or equipment and energy and electrical power supply interruptions or rationing;

●	environmental liability; and

●	other unknown risks involved in the conduct of lithium and magnesium exploration and operations.

The nature of these risks is such that liabilities could exceed any applicable insurance policy limits or could be excluded from coverage. There are also risks against which we cannot insure or against which we may elect not to insure. The potential costs, which could be associated with any liabilities not covered by insurance or in excess of insurance coverage, or compliance with applicable laws and regulations may cause substantial delays and require significant capital outlays, adversely affecting our future earnings, competitive position and potentially our financial viability.

The mineral and chemical processing industry is intensely competitive.

The mineral and chemical processing industry is intensely competitive. We may be at a competitive disadvantage because we must compete with other companies, many of which have greater financial resources, operational experience and technical capabilities than we do. Increased competition could adversely affect our ability to attract necessary capital funding or acquire suitable exploration properties. We may also encounter increasing competition from other mineral and chemical processing companies in our efforts to locate acquisition targets, hire experienced mining professionals and acquire exploration resources.

Our success as a company producing lithium, magnesium and related products depends to a large extent on our research and development capabilities for direct lithium extraction and our ability to secure capital for the implementation of brine processing plants.

Our success as a producer of lithium, magnesium and related products is dependent on our ability to develop and implement more efficient production capabilities based on mineral rich brine and implementation of DLE technologies, which while having the potential to significantly increase the supply of lithium and magnesium from brine projects, the technology for DLE remains subject to many questions.

A number of DLE technologies are emerging and being tested at scale, with a handful of projects already in commercial construction. However, there remain challenges around scalability and water consumption/ brine reinjection. We expect to make significant investment in research and development of the DLE process and we will need to continue to invest heavily to scale our manufacturing to ultimately produce sufficient amounts of lithium and magnesium. We cannot assure you that our future research and development projects and financing efforts will be successful or be completed within the anticipated timeframe or budget. As it is often difficult to project the timeframe for developing new technologies and the duration of the market window for these technologies, there is a substantial risk that we may have to abandon potential technologies that is no longer commercially viable, even after we have invested significant resources in the development of such technologies and our facilities. If we fail in our technologies launching efforts, our business, prospects, financial condition and results of operations may be materially and adversely affected.

The development of non-lithium battery technologies could adversely affect us.

The development and adoption of new battery technologies that rely on inputs other than lithium compounds could significantly impact our prospects and future revenues. Current and next generation high energy density batteries for use in electric vehicles rely on lithium compounds as a critical input. Alternative materials and technologies are being researched with the goal of making batteries lighter, more efficient, faster charging and less expensive and some of these could be less reliant on lithium compounds. We cannot predict which new technologies may ultimately prove to be commercially viable and on what time horizon. Commercialized battery technologies that use no, or significantly less, lithium could materially and adversely impact our prospects and future revenues.

Lithium and magnesium prices are subject to unpredictable fluctuations.

We expect to derive revenues, if any, from the extraction and sale of lithium and magnesium. The prices of lithium and magnesium may fluctuate widely and are affected by numerous factors beyond our control, including international, economic and political trends, expectations of inflation, currency exchange fluctuations, interest rates, global or regional consumptive patterns, speculative activities, increased production due to new extraction developments and improved extraction and production methods and technological changes in the markets for the end products. The effect of these factors on the prices of lithium, magnesium and byproducts and therefore the economic viability of any of our exploration properties, cannot accurately be predicted.

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Changes in technology or other developments could adversely affect demand for lithium compounds or result in preferences for substitute products.

Lithium and its derivatives are preferred raw materials for certain industrial applications, such as rechargeable batteries. For example, current and future high energy density batteries for use in electric vehicles will rely on lithium compounds as a critical input. The pace of advancements in current battery technologies, development and adoption of new battery technologies that rely on inputs other than lithium compounds, or a delay in the development and adoption of future high nickel battery technologies that utilize lithium could significantly impact our prospects and future revenues. Many materials and technologies are being researched and developed with the goal of making batteries lighter, more efficient, faster charging and less expensive, some of which could be less reliant on lithium or other lithium compounds. Some of these technologies, such as commercialized battery technologies that use no, or significantly less, lithium compounds, could be successful and could adversely affect demand for lithium batteries in personal electronics, electric and hybrid vehicles and other applications. We cannot predict which new technologies may ultimately prove to be commercially viable and on what time horizon. In addition, alternatives to industrial applications dependent on lithium compounds may become more economically attractive as global commodity prices shift. Any of these events could adversely affect demand for and market prices of lithium, thereby resulting in a material adverse effect on the economic feasibility of extracting any mineralization we may discover and reducing or eliminating any reserves we may identify.

Our quarterly and annual operating and financial results and any future revenue are likely to fluctuate significantly in future periods.

Our quarterly and annual operating and financial results are difficult to predict and may fluctuate significantly from period to period. Our future revenues, net income and results of operations may fluctuate as a result of a variety of factors that are outside our control including, but not limited to, lack of sufficient working capital, equipment malfunction and breakdowns, inability to timely find spare machines or parts to fix the broken equipment, regulatory or licensing delays and severe weather phenomena.

Our long-term success will depend ultimately on our ability to generate revenues, achieve and maintain profitability and develop positive cash flows from our lithium and magnesium activities.

Our ability to acquire additional lithium and magnesium projects and initiate and continue exploration, development and commissioning of lithium and magnesium ultimately depends on our ability to generate revenues, achieve and maintain profitability and generate positive cash flow from our operations. The economic viability of our future extraction activities has many risks and uncertainties including:

●	significant, prolonged decrease in the market price of lithium and magnesium;

●	significantly higher than expected construction and extraction costs;

●	significantly lower than expected lithium and magnesium extraction;

●	significant delays, reductions or stoppages in lithium extraction activities;

●	significant shortages of adequate and skilled labor or a significant increase in labor costs;

●	significantly more stringent regulatory laws and regulations; and

●	significant difficulty in marketing and/or selling lithium carbonate or magnesium chloride.

It is common for a new lithium and magnesium extraction operation to experience unexpected costs, problems and delays during construction, commissioning and start-up. Most similar projects suffer delays during these periods due to numerous factors, including the factors listed above. Any of these factors could result in changes to economic returns or cash flow estimates of the project or have other negative impacts on our financial position. There is no assurance that our projects will commence commercial production on schedule, or at all, or will result in profitable operations. If we are unable to develop our projects into commercial operating mines, our business and financial condition will be materially adversely affected. Moreover, even if a feasibility study or technical report supports a commercially viable project, there are many additional factors that could impact the project’s development, including terms and availability of financing, cost overruns, litigation or administrative appeals concerning the project, delays in development and any permitting changes, among other factors.

Our future lithium and magnesium extraction activities may change as a result of any one or more of these risks and uncertainties. We cannot assure you that any of our activities will result in achieving and maintaining profitability and developing positive cash flows.

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We depend on our ability to successfully access the capital and financial markets. Any inability to access the capital or financial markets may limit our ability to meet our liquidity needs and long-term commitments, fund our ongoing operations, execute our business plan or pursue investments that we may rely on for future growth.

Until commercial production is achieved from our planned projects, we will continue to incur operating and investing net cash outflows associated with maintaining and acquiring exploration properties, undertaking exploration activities and the development of our planned projects. As a result, we rely on access to capital markets as a source of funding for our capital and operating requirements. We require additional capital to meet our liquidity needs related to expenses for our various corporate activities, including the costs related to our status as a publicly traded company, fund our ongoing operations, explore and define lithium mineralization and establish any future lithium operations. We cannot assure you that such additional funding will be available to us on satisfactory terms, or at all.

To finance our future ongoing operations and future capital needs after we use the net proceeds of this offering, we may require additional funds through the issuance of additional equity or debt securities. Depending on the type and terms of any financing we pursue, stockholders’ rights and the value of their investment in our common stock could be reduced. Any additional equity financing will dilute shareholdings. If the issuance of new securities results in diminished rights to holders of our common stock, the market price of our common stock could be negatively impacted. New or additional debt financing, if available, may involve restrictions on financing and operating activities. In addition, if we issue secured debt securities, the holders of the debt would have a claim to our assets that would be prior to the rights of stockholders until the debt is paid. Interest on such debt securities would increase costs and negatively impact operating results.

If we are unable to obtain additional financing, as needed, at competitive rates, our ability to fund our current operations and implement our business plan and strategy will be affected. These circumstances may require us to reduce the scope of our operations and scale back our exploration, development and extraction programs. There is, however, no guarantee that we will be able to secure any additional funding or be able to secure funding to provide us with sufficient funds to meet our objectives, which may adversely affect our business and financial position.

We are dependent upon key management employees, whose loss may have an adverse effect on our performance.

The responsibility of overseeing the day to day operations and the strategic management of our business depends substantially on our senior management. Loss of any such personnel may have an adverse effect on our performance. The success of our operations will depend upon numerous factors, many of which, in part, are beyond our control, including our ability to attract and retain additional key personnel in mining operations, technical support and finance. Certain areas in which we operate are highly competitive and competition for qualified personnel is significant. We may be unable to hire suitable field personnel for our technical team or there may be periods of time where a particular position remains vacant while a suitable replacement is identified and appointed. We may not be successful in attracting and retaining the personnel required to grow and operate our business profitably.

Our ability to manage growth will have an impact on our business, financial condition and results of operations.

Future growth may place strains on our financial, technical, operational and administrative resources and cause us to rely more on project partners and independent contractors, potentially adversely affecting our financial position and results of operations. Our ability to grow will depend on a number of factors, including:

●	our ability to develop existing prospects;

●	our ability to identify and acquire or lease new exploratory prospects;

●	our ability to maintain or enter into new relationships with project partners and independent contractors;

●	our ability to continue to retain and attract skilled personnel;

●	our access to capital;

●	the market price for lithium and magnesium products; and

●	our ability to enter into agreements for the sale of lithium products.

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Lawsuits may be filed against us and an adverse ruling in any such lawsuit may adversely affect our business, financial condition or liquidity or the market price of our common stock.

We may become involved in, named as a party to, or be the subject of, various legal proceedings, including regulatory proceedings, tax proceeding and legal actions relating to personal injuries, property damage, property taxes, land rights, the environment and contract disputes. The outcome of future legal proceedings cannot be predicted with certainty and may be determined adversely to us and, as a result, could have a material adverse effect on our assets, liabilities, business, financial condition or results of operations. Even if we prevail in any such legal proceeding, the proceedings could be costly, time-consuming and may divert the attention of management and key personnel from our business operations, which could adversely affect our financial condition.

Our business is subject to cybersecurity risks.

Our operations depend on effective and secure information technology systems. Threats to information technology systems, such as cyberattacks and cyber incidents, continue to increase. Cybersecurity risks include, but are not limited to, malicious software, attempts to gain unauthorized access to our data and the unauthorized release, corruption or loss of our data and personal information, as well as interruptions in communication and operations. It is possible that our business, financial and other systems could be compromised, which could go unnoticed for a prolonged period of time. We have not experienced a material breach of our information technologies. Nevertheless, we continue to take steps to mitigate these risks by employing a variety of measures, including employee training, technical security controls and maintenance of backup and protective systems. Despite these mitigation efforts, cybersecurity attacks and other threats exist and continue to increase, any of which could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Risks Related to Regulation

We will be required to obtain governmental permits and approvals in order to conduct development and extraction operations, a process that is often costly and time-consuming. There is no certainty that all necessary permits and approvals for our planned operations will be granted.

We are required to obtain and renew governmental permits and approvals for our exploration and development activities and, prior to extracting any mineralization we discover, we will be required to obtain additional governmental permits and approvals that we do not currently possess. Obtaining and renewing any of these governmental permits is a complex, time consuming and uncertain process involving numerous jurisdictions, public hearings and possibly costly undertakings. The timeliness and success of permitting efforts are contingent upon many variables not within our control, including the interpretation of approval requirements administered by the applicable governmental authority.

We may not be able to obtain or renew permits or approvals that are necessary to our planned operations, or we may discover that the cost and time required to obtain or renew such permits and approvals exceeds our expectations. Any unexpected delays, costs or conditions associated with the governmental approval process could delay our planned exploration, development and extraction operations, which in turn could materially adversely affect our prospects, revenues and profitability. In addition, our prospects may be adversely affected by the revocation or suspension of permits or by changes in the scope or conditions to use of any permits obtained.

Private parties, such as environmental activist organizations, frequently attempt to intervene in the permitting process to persuade regulators to deny necessary permits or seek to overturn permits that have been issued. These third-party actions can materially increase the costs, cause delays in the permitting process and could cause us not to proceed with the development or operation of a property. In addition, our ability to successfully obtain key permits and approvals to explore for, develop, operate and expand operations will likely depend on our ability to undertake such activities in a manner consistent with the creation of social and economic benefits in the surrounding communities, which may or may not be required by law. Our ability to obtain permits and approvals and to successfully operate in particular communities may be adversely affected by real or perceived detrimental events associated with our activities.

Our operations face substantial regulation governing worker health and safety.

Our operations are subject to extensive and complex laws and regulations governing worker health and safety across our operating regions and our failure to comply with applicable legal requirements can result in substantial penalties. Future changes in applicable laws, regulations, permits and approvals or changes in their enforcement or regulatory interpretation could substantially increase costs to achieve compliance, lead to the revocation of existing or future exploration or mining rights or otherwise have an adverse impact on our results of operations and financial position.

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Our mining claims are inspected on a regular basis by government regulators who may issue citations and orders when they believe a violation has occurred under local mining regulations. If inspections result in an alleged violation, we may be subject to fines, penalties or sanctions and our mining operations could be subject to temporary or extended closures.

In addition to potential government restrictions and regulatory fines, penalties or sanctions, our ability to operate (including the effect of any impact on our workforce) and thus, our results of operations and our financial position (including because of potential related fines and sanctions), could be adversely affected by accidents, injuries, fatalities or events detrimental (or perceived to be detrimental) to the health and safety of our employees, the environment or the communities in which we operate.

Compliance with environmental regulations and litigation based on environmental regulations could require significant expenditures.

Environmental regulations mandate, among other things, the maintenance of air and water quality standards, land development and land reclamation and set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner that may require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for mining companies and their officers, directors and employees. We may incur environmental costs that could have a material adverse effect on financial condition and results of operations. Any failure to remedy an environmental problem could require us to suspend operations or enter into interim compliance measures pending completion of the required remedy.

Moreover, governmental authorities and private parties may bring lawsuits based upon damage to property and injury to persons resulting from the environmental, health and safety impacts of prior and current operations. These lawsuits could lead to the imposition of substantial fines, remediation costs, penalties and other civil and criminal sanctions, as well as reputational harm, including damage to our relationships with customers, suppliers, investors, governments or other stakeholders. Such laws, regulations, enforcement, or private claims may have a material adverse effect on our financial condition, results of operations or cash flows.

Land reclamation and exploration restoration requirements may be burdensome and costly.

Land reclamation and exploration restoration requirements are generally imposed on mineral exploration companies, such as ours, which require us, among other things, to minimize the effects of land disturbance. Such requirements may include controlling the discharge of potentially dangerous effluents from a site and restoring a site’s landscape to its pre-exploration form. The actual costs of reclamation and exploration restoration requirements are uncertain and planned expenditures may differ from the actual expenditures required. Therefore, the amount that we are required to spend could be materially higher than any current or future estimates. Any additional amounts required to be spent on reclamation and exploration restoration may have a material adverse effect on our financial performance, financial position and results of operations and may cause us to alter our operations. Should we develop an operating mine, we will also be required to reclaim and restore future mining operations once the mine has closed. Such amounts may be significant and could have a material adverse effect on our financial performance, financial position and results of operations and may cause us to alter our operations.

We also may be required to maintain financial assurances, such as letters of credit, to secure reclamation obligations under certain laws and regulations. The failure to acquire, maintain or renew such financial assurances could subject us to fines and penalties or suspension of our operations. Letters of credit or other forms of financial assurance may represent only a portion of the total amount of money that will be spent on reclamation over the life of a mine’s operation. Although we expect to include liabilities for estimated reclamation, exploration restoration, and mine closure costs in our financial statements, it may be necessary to spend more than what we projected to fund required reclamation, exploration restoration and mine closure activities.

Risks Related to this Offering and Ownership of Our Common Stock

An active trading market for our common stock may not develop and you may be unable to resell your shares at or above the public offering price.

Trading of our common stock has not been historically active. Although we applied to list our common stock for trading on the NYSE American in connection with this offering, an active trading market for our shares may never develop or be sustained following this offering. No assurance can be given that our common stock will be accepted to trade on the NYSE American. The public offering price of our common stock will be determined through negotiations between us and the underwriters. This public offering price may not be indicative of the market price of our common stock after the offering. In the absence of an active trading market for our common stock, investors may not be able to sell their common stock at or above the public offering price or at the time that they would like to sell.

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Our stock price may be volatile and the market price of our common stock and warrants after this offering may drop below the price you pay due to a variety of factors, many of which are beyond our control.

The market price of our common stock and warrants could be subject to significant fluctuations after this offering and it may decline below the public offering price. Market prices for securities of early-stage companies have historically been particularly volatile. As a result of this volatility, you may not be able to sell your common stock or warrants at or above the public offering price. Some of the factors that may cause the market price of our common stock and warrants to fluctuate include:

●	fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to our company;

●	changes in estimates of our financial results or recommendations by securities analysts;

●	failure of our business to achieve or maintain market acceptance in the lithium industry;

●	changes in market valuations of similar companies;

●	success of competitive offerings or technologies;

●	changes in our capital structure, such as future issuances of securities or the incurrence of debt;

●	announcements by us or our competitors of significant contracts, acquisitions or strategic alliances;

●	regulatory developments in the United States and foreign countries, or both;

●	litigation involving our company;

●	additions or departures of key personnel;

●	investors’ general perception of us; and

●	other events or factors, including those resulting from macroeconomic conditions, geopolitical crises, outbreak of hostilities or acts of war such as the Russian invasion of Ukraine, the Israeli-Hamas hostilities and Houthi rebel ship attacks in the Red Sea, incidents of terrorism, global pandemics such as the Covid-19 pandemic, natural disasters and similar events, as well as responses to these and similar events.

In addition, if the market for lithium, magnesium and technology sector stocks or the stock market in general experiences a loss of investor confidence, the trading price of our common stock and warrants could decline for reasons unrelated to our business, financial condition or results of operations. If any of the foregoing occurs, it could cause our stock price to fall and may expose us to class action lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management.

Purchasers in this offering may experience substantial dilution in the book value of their investment.

In the future, your percentage ownership in our company may be diluted if we issue additional shares of our common stock or convertible debt securities in connection with acquisitions, capital market transactions or other corporate purposes, including equity awards that we may grant to our directors, officers and employees.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the currently intended purposes described in the section entitled “Use of Proceeds.” Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Our management may not apply our cash from this offering in ways that ultimately increase the value of any investment in our securities or enhance stockholder value. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders. If we do not invest or apply our cash in ways that enhance stockholder value, we may fail to achieve expected financial results, which may result in a decline in the price of our shares of common stock, and, therefore, may negatively impact our ability to raise capital, invest in or expand our business, acquire additional products or licenses, commercialize our product, or continue our operations.

Our executive officers and directors have significant voting power and may take actions that may not be in the best interests of other stockholders.

Prior to this offering, our executive officers and directors beneficially own in the aggregate approximately 44.0% of our outstanding shares of common stock. Upon the completion of this offering, our executive officers and directors will beneficially own significantly fewer shares, or approximately 26.0% of our outstanding shares. No one executive officer or director (or ownership group of such persons) beneficially owns more than 50% of our shares; but if the executive officers and directors act together, they will be able to exert significant influence over our management and affairs requiring stockholder voting approval, including approval of significant corporate transactions. This concentration of ownership and voting power may potentially have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership and voting power may not be in the best interests of all our stockholders.

After the completion of this offering, we do not expect to declare any dividends in the foreseeable future.

After the completion of this offering, we do not anticipate declaring any cash dividends to holders of our common stock in the foreseeable future. Consequently, investors may need to rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Investors seeking cash dividends should not purchase our common stock.

Indemnification of our officers and directors and limitations on their liability could limit our recourse against them.

Our certificate of incorporation and bylaws contain broad indemnification and liability limiting provisions regarding our officers, directors and employees, including the limitation of liability for certain violations of fiduciary duties. Stockholders therefore will have only limited recourse against these individuals.

If we fail to implement and maintain proper and effective internal controls and disclosure controls and procedures, our ability to produce accurate and timely financial statements and public reports could be impaired, which could adversely affect investors’ views of our company.

Section 404 of the Sarbanes-Oxley Act of 2002 requires our company to evaluate the effectiveness of our internal control over financial reporting as of the end of each year and to include a management report assessing the effectiveness of our internal control over financial reporting in each Annual Report on Form 10-K.

We have identified our disclosure controls and procedures were not effective and that material weaknesses exist in our internal control over financial reporting. The material weaknesses consist of an insufficient complement of qualified accounting personnel and controls associated with segregation of duties and ineffective controls associated with identifying and accounting for complex and non-routine transactions in accordance with U.S. generally accepted accounting principles. Due to the material weaknesses in internal control over financial reporting and disclosure controls and procedures, there may be errors in our consolidated financial statements and in the accompanying footnote disclosures that could require restatements. Investors may lose confidence in our reported financial information and disclosure, which could negatively impact our stock price.

We do not expect that our internal control over financial reporting will prevent all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints and the benefits of controls must be considered relative to their costs. Controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the controls. Over time, controls may become inadequate because changes in conditions or deterioration in the degree of compliance with policies or procedures may occur. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

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If securities or industry analysts do not publish research or reports, or publish unfavorable research or reports about our business, our stock price and trading volume may decline.

The trading market for our common stock will rely in part on the research and reports that industry or financial analysts publish about us, our business, our markets and our competitors. We do not control these analysts. If securities analysts do not cover our common stock, the lack of research coverage may adversely affect the market price of our common stock. Further, if one or more of the analysts who do cover us downgrade our stock or if those analysts issue other unfavorable commentary about us or our business, our stock price would likely decline. If one or more of these analysts cease coverage of us or fails to regularly publish reports on us, we could lose visibility in the market and interest in our stock could decrease, which in turn could cause our stock price or trading volume to decline and may also impair our ability to develop our business.

Future sales and issuances of our common stock could result in additional dilution of the percentage ownership of our stockholders and could cause our share price to fall.

We expect that significant additional capital will be needed in the future to continue our planned operations, including hiring new personnel, developing our properties, and continuing activities as an operating public company. To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution. We may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities or other equity securities in more than one transaction, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to our existing stockholders, and new investors could gain rights superior to our existing stockholders.

We may be at risk of securities class action litigation.

We may be at risk of securities class action litigation. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business and results in a decline in the market price of our common stock.

Financial reporting obligations of being a public company in the U.S. are expensive and time-consuming, and our management will be required to devote substantial time to compliance matters.

As a publicly traded company we incur significant additional legal, accounting and other expenses. The obligations of being a public company in the U.S. require significant expenditures and place significant demands on our management and other personnel, including costs resulting from public company reporting obligations under the Exchange Act and the rules and regulations regarding corporate governance practices, including those under the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the listing requirements of the NYSE American. These rules require the establishment and maintenance of effective disclosure and financial controls and procedures, internal control over financial reporting and changes in corporate governance practices, among many other complex rules that are often difficult to implement, monitor and maintain compliance with. Moreover, despite recent reforms made possible by the JOBS Act, the reporting requirements, rules, and regulations will make some activities more time-consuming and costly, particularly after we are a “smaller reporting company.” Our management and other personnel will need to devote a substantial amount of time to ensure that we comply with all of these requirements and to keep pace with new regulations, otherwise we may fall out of compliance and risk becoming subject to litigation or being delisted, among other potential problems.

Our Certificate of Incorporation and Bylaws and Delaware law may have anti-takeover effects that could discourage, delay or prevent a change in control, which may cause our stock price to decline.

Our Certificate of Incorporation and Bylaws and Delaware law could make it more difficult for a third party to acquire us, even if closing such a transaction would be beneficial to our stockholders. We are authorized to issue up to 10 million shares of preferred stock. This preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our board of directors without further action by stockholders. The terms of any series of preferred stock may include voting rights (including the right to vote as a series on particular matters), preferences as to dividend, liquidation, conversion and redemption rights and sinking fund provisions. The issuance of any preferred stock could materially adversely affect the rights of the holders of our common stock, and therefore, reduce the value of our common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell our assets to, a third party and thereby preserve control by the present management.

Provisions of our Certificate of Incorporation and our Bylaws and Delaware law also could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. Such provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. In particular, our Certificate of Incorporation and Bylaws and Delaware law, as applicable, among other things:

●	provide the board of directors with the ability to alter our Bylaws without stockholder approval;

●	place limitations on the removal of directors; and

●	provide that vacancies on the board of directors may be filled by a majority of directors in office, although less than a quorum.

There is no public market for the pre-funded warrants being offered by us in this offering.

There is no established public trading market for the pre-funded warrants, and we do not expect a market to develop. In addition, we do not intend to apply to list the pre-funded warrants on any national securities exchange or other nationally recognized trading system. Consequently, there is no public trading market for the pre-funded warrants, and we do not expect a market to develop. Accordingly, investors may find it difficult to dispose of, or to obtain accurate quotations as to the market value of, the pre-funded warrants. This lack of a trading market could result in investors being unable to liquidate their investment in the pre-funded warrants or to sell them at a price that reflects their value. The absence of a public market for these securities could also reduce the liquidity and market price of our common stock to which these warrants are exercisable. Investors should be prepared to bear the risk of investment in the pre-funded warrants indefinitely.

The warrants are speculative in nature.

The warrants do not confer any rights of common stock ownership on warrant holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire common stock at a fixed price for a limited period of time. Commencing on the date of issuance, holders of warrants may exercise their rights to acquire the common stock and pay an exercise price of $6.88 per share, subject to certain adjustments, prior to the fifth anniversary of the date of issuance, after which date any unexercised warrants will expire and have no further value.

There can be no assurance that the warrants will be listed on the NYSE American. If the warrants are not listed, holders of warrants will own warrants for which there is no public market.

We have applied to list the warrants for trading on the NYSE American. There can be no assurance that our application will be approved. There is currently no market for the warrants and if our application is rejected there will be no public market for the warrants sold in this offering and the liquidity of the warrants will be limited. Failure to develop an active trading market could make it difficult to sell the warrants.

There is no assurance that any of the warrants will be exercised and we will receive the sales proceeds.

The warrants have an exercise price above the price of a share of common stock and accompanying warrant in this offering. If the price of our common stock does not exceed the warrant exercise price, then it is unlikely that the warrants will be exercised. The warrants will expire on the fifth anniversary of their issuance, and if they expire without being exercised, then we will not receive any sales proceeds.

Additionally, for the warrants to be exercised for cash, we must keep an effective registration statement available for issuance of the common stock upon exercise of the warrants. If we fail to maintain an effective registration statement, then the warrants may be exercised on a cashless basis and, as a result, we will not receive any cash amount from their exercise.

We will not receive any meaningful amount of additional funds upon the exercise of the pre-funded warrants.

Each pre-funded warrant will be exercisable and will have no expiration date and by means of payment of the nominal cash purchase price upon exercise. Accordingly, we will not receive any or any meaningful additional funds upon the exercise of the pre-funded warrants.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information set forth in this prospectus may contain various “forward-looking statements.” All information relative to future lithium markets and trends in and anticipated levels of, revenue and expenses, as well as other statements containing words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “target,” “should” and “will” and other similar expressions constitute forward-looking statements. These forward-looking statements are subject to business, economic and other risks and uncertainties, both known and unknown and actual results may differ materially from those contained in the forward-looking statements. Examples of risks and uncertainties that could cause actual results to differ materially from historical performance and any forward-looking statements include, but are not limited to, the risks described under the section titled “Risk Factors.”

Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made. You should read carefully this prospectus and any related free writing prospectuses that we have authorized for use in connection with this offering, completely and with the understanding that our actual future results may be materially different from what we expect. We hereby qualify all of our forward-looking statements by these cautionary statements. Except as required by U.S. federal securities law, we assume no obligation to update these forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

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USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $16,251,501 (or approximately $18,735,727 if the underwriters exercise in full their option to purchase up to 499,091 additional shares of common stock and/or pre-funded warrants and/or 499,091 accompanying warrants or any combination thereof), based on the assumed public offering price of $5.50 per share, after deducting underwriting discounts and estimated offering expenses payable by us.

These estimates exclude the proceeds, if any, from the exercise of the warrants sold in this offering. If all of the warrants sold in this offering are exercised in cash at an exercise price of $6.88 per share, we would receive additional gross proceeds of $22,875,002. We cannot predict when or if these warrants will be exercised.

The principal purposes of this offering are to obtain additional capital to support our mining operations, to create a public market for our common stock and the warrants and to facilitate our future access to the public equity markets.

We currently intend to use the net proceeds from this offering, together with our existing cash and cash equivalents, as follows:

●	An aggregate of approximately $7,765,000 to fund the development and operation of our Lisbon Valley Project, including the pre-production drilling, permitting, claim re-registration and related geological work on the 14,320-acre land position. To achieve our current objectives at the Lisbon Valley Project, our estimated pre-production phase timelines and significant milestones include (i) the processing by the BLM of additional exploration permits to drill, for which we expect to spend up to $100,000, (ii) the commencement of drilling exploration wells by the third quarter of 2026, for which we expect to spend up to $6,765,000, (iii) the preparation of our Regulation S-K Subpart 1300 technical report on our exploration results in the fourth quarter of 2026, for which we expect to spend up to $250,000, (iv) the selection of a DLE technology provider in the fourth quarter of 2026, for which we expect to spend up to $50,000, (v) the development and building of a pilot lithium and magnesium extraction plant in the first half of 2027, for which we expect to spend up to $600,000. Our production phase, which primarily includes the building of a permanent lithium and magnesium extraction plant, is estimated to begin in 2029. We anticipate the need to raise additional equity financing in 2027 for our production phase through the sale of our shares.

●	Approximately $5,000,000 to fund potential expansion of our mineral rights through acquisitions of land and claims. However, we currently have no binding commitments with respect to any acquisitions and joint ventures.

●	Approximately $3,486,501 for working capital and general corporate purposes, including amounts required to pay for research and development expenses, possible joint venture opportunities, salaries, professional fees, public reporting costs, office-related expenses and other corporate expenses.

Our expected use of net proceeds from this offering represents our current intentions based upon our present plans and business condition. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the closing of this offering, or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual use of the net proceeds will vary depending on numerous factors. We may find it necessary or advisable to use the net proceeds for other purposes and our management will have broad discretion in the application of the net proceeds and investors will be relying on our judgment regarding the application of the net proceeds from this offering.

Pending these uses, we intend to invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities.

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DIVIDEND POLICY

We did not pay dividends during the years ended December 31, 2025, 2024 and 2023. We have never declared or paid any cash dividends or distributions on our common stock and intend to retain future earnings, if any, to support our operations and to finance expansion. Therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

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CAPITALIZATION

The following table summarizes our cash, short-term debt and capitalization as of June 30, 2026, (a) on an actual basis, and (b) on a pro forma as adjusted basis to reflect the issuance of approximately 3,045,572 shares of common stock upon the automatic conversion of all outstanding convertible notes, including accrued interest, totaling approximately $16,750,554 as of August 11, 2026 (based on the assumed public offering price of $5.50 per share), which will occur upon the effectiveness of this offering, and the issuance and sale of 3,327,273 shares of our common stock and accompanying warrants to purchase 3,327,273 shares of our common stock in this offering based on the assumed public offering price of $5.50 per share.

	As of June 30, 2026
	Actual	Pro Forma As Adjusted for Note Conversion and this Offering

Cash	$5,704	$16,257,205
Debt, current portion	$12,704,088	$2,035,541
Long-term debt, net of current portion	$-	$-
Stockholders’ equity (deficit)	$(12,392,384)	$14,527,665
Common stock, $0.001 par value, 100,000,000 shares authorized, 3,789,585 and 10,162,430 shares issued and outstanding, respectively	$3,789	$10,162
Additional paid-in capital	$23,751,990	$56,747,673
Accumulated deficit	$(36,148,163)	$(42,230,170)
Total stockholders’ equity (deficit)	$(12,392,384)	$14,527,665
Total capitalization	$(12,392,384)	$14,527,665

As of June 30, 2026, there were 3,789,585 shares of common stock outstanding, which excludes (a) 3,045,572 shares of common stock issuable upon the automatic conversion of all outstanding convertible notes, including accrued interest, totaling approximately $16,750,554 as of August 11, 2026, based on the assumed public offering price of $5.50 per share, which will occur upon the effectiveness of this offering, and (b) 533,987 shares of common stock issuable upon the exercise of outstanding stock options.

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DILUTION

If you invest in our shares of common stock (or pre-funded warrants) and accompanying warrants in this offering, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per share and the pro forma, as adjusted net tangible book value per share of our common stock immediately after this offering. Net tangible book value per share is determined by dividing our total tangible assets less total liabilities by the number of outstanding shares of common stock.

As of June 30, 2026, we had a net tangible book value of $(12,598,384) or $(3.38) per share of common stock. Our pro forma net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of our common stock outstanding as of June 30, 2026.

Investors participating in this offering will incur immediate and substantial dilution. After giving effect to the issuance and sale of 3,327,273 shares of our common stock (assuming no pre-funded warrants in lieu of common stock are issued) and accompanying warrants in this offering based on the assumed public offering price of $5.50 per share, after deducting underwriting discounts and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2026, would have been approximately $(1,929,837), or $(0.27) per share of common stock. This represents an immediate increase in the pro-forma net tangible book value of $1.68 per share to existing stockholders and an immediate decrease of $(4.09) per share to investors purchasing shares of our common stock in this offering. The following table illustrates this per share dilution on a per share basis:

Amount
Assumed public offering price per share of common stock	$5.50
Pro forma net tangible book value (deficit) before offering	$(0.27)
Increase in pro forma net tangible book value attributable to new investors	$1.68
Pro forma as adjusted net tangible book value after offering	$1.41
Dilution in pro forma net tangible book value to new investors	$4.09

If the underwriters exercise their over-allotment option in full to purchase an additional 499,091 shares of common stock and/or pre-funded warrants and/or 499,091 accompanying warrants or any combination thereof from us in this offering to cover over-allotments, if any, the pro forma as adjusted net tangible book value per share after the offering would be $1.58 per share, the increase in the pro forma net tangible book value per share to existing stockholders would be $1.85 per share and the dilution per share to new investors purchasing common stock in this offering would be $3.92 per share.

To the extent that we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of those securities could result in further dilution to our stockholders.

As of June 30, 2026, there were 3,789,585 shares of common stock outstanding, which excludes (a) 3,045,572 shares of common stock issuable upon the automatic conversion of all outstanding convertible notes, including accrued interest, totaling approximately $16,750,554 as of June 30, 2026 (based on the assumed public offering price of $5.50 per share), which will occur upon the closing of this offering, and (b) 533,987 shares of common stock issuable upon the exercise of outstanding stock options.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis is intended to help you understand our results of operations and financial condition. This discussion and analysis is provided as a supplement to and should be read in conjunction with, the section entitled “Our Summary Consolidated Financial Data” and our consolidated financial statements and notes thereto included elsewhere in this prospectus. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the sections entitled “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” in other parts of this prospectus.

Cautionary Statement

The following discussion and analysis should be read in conjunction with our financial statements and related notes included elsewhere in this prospectus. Our actual results may differ materially from those anticipated in the following discussion, as a result of a variety of risks and uncertainties, including those described under “Risk Factors.”

Forward-Looking Statements

Certain statements contained herein constitute “forward-looking statements.” Except for the historical information contained herein, this prospectus contains forward-looking statements (identified by the words “estimate,” “project,” “anticipate,” “plan,” “expect,” “intend,” “believe,” “hope,” “strategy” and similar expressions), which are based on our current expectations and speak only as of the date made. These forward-looking statements are subject to various risks, uncertainties and factors that could cause actual results to differ materially from the results anticipated in the forward-looking statements, including, without limitation, those discussed under Part I, Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2025 as filed with the SEC on March 19, 2026, and those described herein that could cause actual results to differ materially from the results anticipated in the forward-looking statements.

Factors That May Adversely Affect our Results of Operations

Our results of operations may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond our control. Our business could be impacted by, among other things, downturns in the financial markets or in economic conditions, increases in oil prices, inflation, increases in interest rates, supply chain disruptions, declines in consumer confidence and spending, any ongoing effects of the pandemic, including resurgences and the emergence of new variants and geopolitical instability, such as the military conflict in Ukraine and the Middle East. We cannot at this time fully predict the likelihood of one or more of the above events, their duration or magnitude, or the extent to which they may negatively impact our business.

Objective

The objective of our Management’s Discussion and Analysis of Financial Condition and Results of Operations is to provide users of our financial statements with the following:

●	a narrative explanation from the perspective of management of our financial condition, results of operations, cash flows, liquidity and certain other factors that may affect future results;

●	useful context to the financial statements; and

●	information that allows assessment of the relationship between our past performance and future performance.

This section of our prospectus is a supplement to and should be read together with our financial statements, including notes, referenced elsewhere in this prospectus and is provided to enhance your understanding of our operations and financial condition. Due to rounding, some parts of this discussion may not sum or calculate precisely to the totals and percentages provided in the tables.

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The following discussion and analysis provide information that our management believes is relevant to an assessment and understanding of our results of operations and financial condition and should be read in conjunction with the consolidated financial statements and footnotes that appear elsewhere in this prospectus.

Overview and Outlook

We are a U.S. based renewable energy company focused on the extraction, refinement and distribution of technical minerals in an environmentally responsible manner. We found ourselves with the unique opportunity to acquire mining claims that historically reported high levels of lithium and other technical minerals crucial to produce batteries used in many technology products and markets. Subsequent to acquiring such mining claims, we hired and affiliated ourselves with industry veterans that bring us decades of experience, credibility and relationships. We intend to implement emerging DLE technologies to extract lithium from the production of subsurface brines.

On November 5, 2021, we acquired the rights to 102 federal mining claims located in the Lisbon Valley of Utah for $100,000 plus the future payment of royalties based on a percentage of the net revenue from the sale of lithium produced from a portion of the mining property. The acquisition was driven by historical mineral data from seven previously drilled wells (plugged and abandoned). We are defined as an exploration stage issuer under Regulation S-K Subpart 1300. An independent third-party technical report indicated that further investment and development in the claims was warranted, given the abundant evidence from oil, gas and potash wells drilled in the Paradox Basin that indicates that there is a high probability of identifying and producing super saturated brines from beneath the property position. The 1978 USGS Open File Report (Hite), which documented a brine sample from the Fed 88-21P potash well (located within the current Lisbon Valley Lithium Project area) containing 340 ppm lithium and an exceptional 74,400 ppm magnesium. However, no determination has been made whether we have any reserves of minerals or whether mineralization could be economically and legally produced or extracted yet. We have no mineral reserves as defined by Regulation S-K Subpart 1300 and have had no mining revenue to date.

In July 2023, we acquired and staked an additional 641 lithium mining claims adjacent to our Lisbon Valley Project in Utah. The new claims have been registered with the BLM. We now own a total of 743 placer claims covering 14,320 acres (approximately 22 square miles) located in the Paradox Basin formation of Lisbon Valley in San Juan County, Utah, comprised of the 102 original mining claims and 641 new claims.

On April 25, 2023, we formed Mountain Sage Minerals, LLC, a Utah limited liability company. We plan to expand our holdings in the Lisbon Valley area with the acquisition of additional mineral claims and joint venture opportunities through this entity.

On June 1, 2023, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Seaport Global Acquisition II Corp. (“SGII”) and Lithium Merger Sub, Inc., a wholly owned subsidiary of SGII. SGII is a blank check company, also referred to as a special purpose acquisition company, formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. As a result of the Merger Agreement, we would have become a wholly owned subsidiary of SGII. Following material changes to the transaction proposed by SGII making the transaction untenable to us, on November 20, 2023, SGII notified us that it had elected to terminate the Merger Agreement.

On August 4, 2023, we filed an Amendment to the Certificate of Incorporation (the “Amendment”) in order to effect a reverse stock split in the ratio of 1-for-300 (the “Reverse Split”). The Company and its shareholders holding a majority of the issued and outstanding shares of stock of the Company entitled to vote previously approved a reverse stock split for not less than 1-for-10 and not more than 1-for-1,000, at any time prior to October 20, 2023, with our Board having the discretion to determine whether or not the Reverse Split is to be effected, and if effected, the exact ratio for the Reverse Split within the above range. On August 1, 2023, our Board unanimously approved the Reverse Split and authorized the filing of the Amendment. On December 8, 2023, our company effectuated the reverse split of the common stock by a ratio of one-for-300. All per share amounts and number of shares in the consolidated financial statements and related notes have been retroactively restated to reflect the Reverse Split.

On January 16, 2025, we filed a Certificate of Amendment with the Secretary of State of Delaware to effect a reverse stock split of the issued and outstanding shares of its common stock at a ratio of one share for every 5 shares outstanding prior to the effective date of the reverse stock split. The reverse stock split became effective on January 24, 2025. The total number of authorized shares of common stock was also reduced from 4,500,000,000 shares to 100,000,000 shares. The par value of the common stock remained the same at $0.001 per share. All per share amounts and number of shares in the consolidated financial statements and related notes have been retroactively restated to reflect both reverse splits.

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We have been moving forward with our strategy of employing advanced brine extractive technology methodologies and have been in talks with numerous extraction providers. Selective mineral extraction is the most cost-effective and ESG friendly approach currently available. Technologies are being utilized that can extract the desired minerals and metals from the brine and then re-inject the brines back down into the aquifer. The prospective partners have been provided the analytical results from the technical reports, but will soon provide current results, analytical, geotech modeling, aquifer modeling, recharge, flows and depth. We will need funding to support continuing operations and support our growth strategy and we will need to finance operations by offering any combination of equity offerings, debt financing, collaborations, strategic alliances or other licensing arrangements. There is no assurance we will be able to raise sufficient capital to finance our operations.

Results of Operations

Six months ended June 30, 2026, Compared to Six months ended June 30, 2025.

Revenue

For the six months ended June 30, 2026, and 2025, our company had no revenue.

Operating Expenses

General and administrative expenses for the six months ended June 30, 2026, were $1,097,901, a decrease of $118,153 or 10%, compared to $1,216,054 for the six months ended June 30, 2025. The decrease in operating expenses was mainly due to a decrease in wages and related expenses.

Gain (Loss) on Extinguishment

During the six months ended June 30, 2026 and 2025, our company recorded a loss on extinguishment of debt of $1,045,346 and $565,453, respectively.

Fair Value of Stock Issued for Note Modification

During the six months ended June 30, 2026 and 2025, the Company recorded a fair value of stock issued for note modification of $2,572,517 and $410,008, respectively.

Interest Expense

Interest expense for the six months ended June 30, 2026, was $475,278, as compared to $326,569 during the six months ended June 30, 2025.

Net Loss

As a result of the foregoing, the net loss for the six months ended June 30, 2026, was $5,191,042 as compared to the net loss of $2,518,084 during the six months ended June 30, 2025.

Year Ended December 31, 2025, compared to Year Ended December 31, 2024

Revenue

For the year ended December 31, 2025, and 2024, our company had no revenue.

Operating Expenses

General and administrative expenses for the year ended December 31, 2025, were $1,863,256, an increase of $294,549 or 19%, compared to $1,568,707 for the year ended December 31, 2024. The increase in operating expenses was mainly due to an increase in share-based compensation.

Gain (Loss) on Extinguishment

During the year ended December 31, 2025 and 2024, our company recorded a loss on extinguishment of debt of $1,744,906 and $1,842,273, respectively.

Fair Value of Stock Issued for Note Modification

During the year ended December 31, 2025 and 2024, the Company recorded a fair value of stock issued for note modification of $2,082,423 and $449,660, respectively.

Interest Expense

Interest expense for the year ended December 31, 2025, was $719,979, as compared to $446,278 during the year ended December 31, 2024.

Net Loss

As a result of the foregoing, the net loss for the year ended December 31, 2025, was $6,410,564 as compared to the net loss of $4,306,918 during the year ended December 31, 2024.

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Liquidity and Capital Resources

We require cash to fund our operating expenses and working capital requirements, including outlays for capital expenditures. The accompanying consolidated financial statements have been prepared on a going concern basis. Our company had a net loss of $5,191,042 during the six months ended June 30, 2026, had accumulated losses totaling $36,148,163, and a working capital deficit of $12,598,384 as of June 30, 2026. These factors, among others, indicate that our company may be unable to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Since we acquired our first mining claims in November 2021, we have faced an increasingly challenging liquidity situation that has limited our ability to execute our operating plan. Our company will need to raise additional financing in order to fund its operations for the next 12 months and to allow us to continue the development of its business plans and satisfy its obligations on a timely basis. Should additional financing not be available, we will have to negotiate with its lenders to extend the repayment dates of its indebtedness. There can be no assurance that our company will be able to successfully restructure its debt obligations in the event it fails to obtain additional financing.

Sources of additional capital through various financing transactions or arrangements with third parties may include equity or debt financing, bank loans or revolving credit facilities. We may not be successful in locating suitable financing transactions in the time period required or at all and we may not obtain the capital we require by other means. Unless we can attract additional investment, our operating as a going concern is in doubt.

If we are unable to obtain sufficient amounts of additional capital, we may have to cease filing the required reports and cease operations completely. If we obtain additional funds by selling any of our equity securities or by issuing common stock to pay current or future obligations, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution, or the equity securities may have rights preferences or privileges senior to the common stock.

Cash Flows from Operating Activities

During the six months ended June 30, 2026, our company used $322,046 of cash in operating activities as a result of our net loss of $5,191,042, offset by gain (loss) on extinguishment of debt of $1,045,346, fair value of stock issued for note modification of $2,572,517, share-based compensation of $468,219, accrued interest of $467,193, and net changes in operating assets and liabilities of $315,721.

During the six months ended June 30, 2025, our company used $356,206 of cash in operating activities as a result of our net loss of $2,518,084, offset by loss on debt settlement of $565,453, fair value of stock issued for note modification of $410,008, share-based compensation of $682,978, accrued interest of $315,978, and net changes in operating assets and liabilities of $187,461.

During the year ended December 31, 2025, our company used $499,416 of cash in operating activities as a result of our net loss of $6,410,564, offset by gain (loss) on extinguishment of debt of $1,744,906, fair value of stock issued for note modification of $2,082,423, share-based compensation of $838,358, accrued interest of $698,990, and net changes in operating assets and liabilities of $546,471.

During the year ended December 31, 2024, our company used $750,311 of cash in operating activities as a result of our net loss of $4,306,918, offset by gain (loss) on extinguishment of debt of $1,842,273 and amortization of debt discount of $28,497, fair value of stock issued for note modification of $449,660, share-based compensation of $67,586, accrued interest of $364,879 and net changes in operating assets and liabilities of $ 803,712.

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Cash Flows from Investing Activities

During the six months ended June 30, 2026 and 2025, our company had no investing activities.

During the years ended December 31, 2025 and 2024, our company had no investing activities.

Cash Flows from Financing Activities

During the six months ended June 30, 2026, financing activities provided $324,270, resulting from $270,000 in proceeds from promissory notes and $54,270 in proceeds from option exercises.

During the six months ended June 30, 2025, financing activities provided $350,000 in proceeds from convertible notes.

During the year ended December 31, 2025, financing activities provided $490,000, resulting from $480,000 in proceeds from convertible notes and $10,000 in proceeds from promissory notes.

During the year ended December 31, 2024, financing activities provided $755,831, resulting from $210,000 in proceeds from convertible notes and $770,831 in proceeds from promissory notes, and offset by repayment of promissory notes of $225,000.

Amendments to Outstanding Promissory Notes

On various dates from April 1 to April 8, 2024, with an effective date as of March 29, 2024, we entered into the following transactions regarding our outstanding promissory notes:

●	Pursuant to a Convertible Note Amendment Agreement with each of five investors holding convertible notes in the aggregate principal amount of $1,750,000 with accrued interest of $125,646, each of these investors agreed to (a) extend the maturity date of their note to the earlier of (i) September 30, 2024 or (ii) the closing of an “uplisting” transaction in which our common stock is traded on a national securities exchange and (b) impose a limitation on their conversions so that the investor will not effect a conversion under its note until the earlier of (i) the uplisting transaction closing or (ii) July 1, 2024. Subsequently, the maturity dates of these notes were further extended to March 31, 2025, and the company engaged in negotiations to facilitate additional extensions.

●	Pursuant to a Convertible Note Amendment Agreement with one investor holding a convertible note in the principal amount of $50,000 with accrued interest of $3,583, the investor agreed to: (a) extend the maturity date of its note to the earlier of (i) March 31, 2025 or (ii) the closing of an uplisting transaction and (b) impose a limitation on its conversions so that the investor will not effect a conversion under its note until the earlier of (i) the uplisting transaction closing or (ii) the maturity date. The company engaged in negotiations to facilitate an additional extension.

●	Pursuant to a Promissory Note Amendment Agreement with one investor holding a promissory note in the principal amount of $25,000 with accrued interest of $2,971, the investor agreed to: (a) extend the maturity date of its note to the earlier of (i) March 31, 2025 or (ii) the closing of an uplisting transaction and (b) impose a limitation on conversions so that the investor will not effect a conversion under its note until the earlier of (i) the uplisting transaction closing or (ii) the maturity date. Subsequently, the maturity dates of this note was further extended to March 31, 2025, and the Company is presently engaged in negotiations to facilitate an additional extension. Subsequently, the maturity date of this note was further extended to March 31, 2025, and the company engaged in negotiations to facilitate an additional extension.

In consideration for the extensions of the maturity date and agreement not to convert their notes, the principal amount due under each note was increased by 30% and the interest rate of each note was increased to 10% beginning on the effective date of March 29, 2024. We negotiated the note amendments with the investors, all of whom are unaffiliated with our company, on an arm’s-length basis. As additional consideration for each note amendment, we also issued to the investors a total of 237,250 shares of our common stock on a pro rata basis.

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On May 16, June 18, July 11, August 19, August 28 and December 18, 2024, Mr. Graber made additional loans to us pursuant to convertible promissory notes in the principal amounts of $99,182, $80,000, $200,000, $150,000, $35,000 and $99,098 respectively. Of the proceeds of the July 11, 2024 note, $150,000 were used to retire a portion of a note held by Dallas Salazar, while the remaining proceeds of the notes were used to support our short-term working capital requirements. The notes from May 16, June 18, July 11, August 19 and August 28, 2024 were consolidated into a new convertible promissory note on September 30, 2024, extending the maturity date from September 30, 2024 to March 31, 2025 in exchange of 30% additional principal and an increase in interest rate from 8% to 10%.

Between April 23, 2025 and April 30, 2025, our company entered into extension agreements with certain noteholders of its promissory and convertible notes. Under the terms of these agreements, the maturity dates of the notes were extended to July 31, 2025. In consideration for the extensions, the noteholders received a 10% increase in the principal amount of their notes and additional shares of common stock. The total additional shares issued in connection with these extensions amounted to 89,856 shares, and the aggregate principal amount increase was $561,553.

Most Favored Nation Adjustment: One promissory note with an original maturity date of August 6, 2025, and an outstanding principal of $39,000, received terms consistent with the extension agreements, including a 10% increase in principal (to $42,900) and 624 additional shares of common stock, pursuant to a Most Favored Nation Adjustment clause. The maturity date of this note was extended to January 31, 2026.

Between August 1, 2025 and August 6, 2025, the Company entered into extension agreements with certain noteholders of its promissory and convertible notes. Under the terms of these agreements, the maturity dates of the notes were extended to October 31, 2025. In consideration for the extensions, the noteholders received a 10% increase in the principal amount of their notes and additional shares of common stock. The total additional shares issued in connection with these extensions amounted to 171,715 shares, and the aggregate principal amount increase was $646,498.

Most Favored Nation Adjustment: Three convertible promissory notes with original maturity dates of August 1, 2025, August 6, 2025 and August 6, 2025, and outstanding principal of $15,721.27, $50,000 and $50,000, respectively, received terms consistent with the extension agreements, including a 10% increase in principal and 378, 1,200 and 1,200 additional shares of common stock, respectively, pursuant to a Most Favored Nation clause. The maturity date of the notes was extended to January 31, 2026.

On October 31, 2025, our company entered into extension agreements with certain noteholders of its promissory and convertible notes. Under the terms of these agreements, the maturity dates of the notes were extended to January 31, 2026. In consideration for the extensions, the noteholders received a 10% increase in the principal amount of their notes and additional shares of common stock. The total additional shares issued in connection with these extensions amounted to 196,557 shares, and the aggregate principal amount increase was $731,377.

On October 31, 2025, two convertible promissory notes with original maturity dates of January 31, 2026, and outstanding principal of $200,000 and $34,200, respectively, received terms consistent with the extension agreements, including a 10% increase in principal (aggregate amount of $23,420) and 4,811 and 823 additional shares of common stock, respectively, pursuant to a Most Favored Nation clause. The maturity date of the notes remained January 31, 2026.

On March 16, 2026, the Company entered into extension agreements with certain noteholders of its promissory and convertible notes. Under the terms of these agreements, the maturity dates of the notes were extended to June 30, 2026. In consideration for the extensions, the noteholders received a 12.5% increase in the principal amount of their notes and additional shares of common stock. The total additional shares issued in connection with these extensions amounted to 542,066 shares, and the aggregate principal increase was $1,045,346.

On July 1, 2026, the Company entered into extension agreements with certain noteholders of its promissory and convertible notes. Under the terms of these agreements, the maturity dates of the notes were extended to August 15, 2026.

None of the promissory or convertible notes are in default as of August 11, 2026, nor has there been a prior event of default.

Critical Accounting Policies

Fair Value of Financial Instruments

For certain of our financial instruments, including cash and equivalents, accounts receivable, accounts payable, accrued liabilities and short-term debt, the carrying amounts approximate their fair values due to our short maturities. ASC Topic 820, “Fair Value Measurements and Disclosures,” requires disclosure of the fair value of financial instruments held by us. ASC Topic 825, “Financial Instruments,” defines fair value and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The three levels of valuation hierarchy are defined as follows:

●	Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. We consider active markets as those in which transactions for the assets or liabilities occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

●	Level 2: Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability. This category includes those derivative instruments that we value using observable market data. Substantially all of these inputs are observable in the marketplace throughout the term of the derivative instruments, can be derived from observable data, or supported by observable levels at which transactions are executed in the marketplace.

●	Level 3: Measured based on prices or valuation models that require inputs that are both significant to the fair value measurement and less observable from objective sources (i.e. supported by little or no market activity).

Derivative Financial Instruments

We evaluate our financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. Certain warrants issued by us contain terms that result in the warrants being classified as derivative liabilities for accounting purposes. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair market value and then is revalued at each reporting date, with changes in fair value reported in the consolidated statement of operations. We do not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks.

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BUSINESS

Overview of Our Company

We operate as a U.S. based renewable energy company focused on the extraction, refinement and distribution of technical minerals in an environmentally responsible manner. In November 2021, we found ourselves with the unique opportunity to acquire mining claims that historically reported high levels of lithium and other tech minerals crucial to produce batteries used in many technology products and markets. Subsequent to acquiring such mining claims, we hired and affiliated ourselves with industry veterans that bring us decades of experience, credibility and relationships. We intend to implement emerging direct lithium extraction (“DLE”) technologies to extract lithium and magnesium from the production of subsurface brines.

On November 5, 2021, we acquired the rights to 102 federal mining claims located in the Lisbon Valley of Utah for $100,000 plus the future payment of royalties based on a percentage of the net revenue from the sale of lithium produced from a portion of the mining property. The acquisition was driven by historical mineral data from seven previously drilled wells (plugged and abandoned). We are defined as an exploration stage issuer under Regulation S-K Subpart 1300. An independent third-party technical report indicated that further investment and development in the claims was warranted, given the abundant evidence from oil, gas and potash wells drilled in the Paradox Basin that indicates that there is a high probability of identifying and producing super saturated brines from beneath the property position. The 1978 USGS Open File Report (Hite), which documented a brine sample from the Fed 88-21P potash well (located within the current Lisbon Valley Lithium Project area) containing 340 ppm lithium and an exceptional 74,400 ppm magnesium. However, no determination has been made whether we have any reserves of minerals or whether mineralization could be economically and legally produced or extracted yet. We have no mineral reserves as defined by Regulation S-K Subpart 1300 and have had no mining revenue to date.

In July 2023, we acquired and staked an additional 641 lithium mining claims adjacent to our Lisbon Valley Project in Utah. The new claims have been registered with the BLM. We now own a total of 743 placer claims covering 14,320 acres (approximately 22 square miles) located in the Lisbon Valley of Utah within the Paradox Basin formation, comprised of the 102 original mining claims and 641 new claims.

Our Growth Strategy

Our strategic goal is to become a producer of lithium and magnesium in the United States. Currently, the U.S. has no domestic primary magnesium production since the last facility idled in 2020 amid high energy costs, stringent regulations, and competition from low-cost Chinese import, leaving the nation 100% import-dependent for primary magnesium metal. We are one of only three major domestic efforts underway to restart primary production: alongside startups like Magrathea Metals (developing seawater electrolysis tech with DoD backing) and Tidal Metals (pioneering zero-carbon electrical extraction from seawater brines), Our company is positioned to help rebuild a secure, sustainable U.S. supply chain for this critical mineral essential to defense, automotive lightweighting, and clean energy technologies.

We believe that a strategy centered on advanced brine extraction technologies, specifically Direct Lithium Extraction (DLE), represents the most cost-effective, environmentally responsible, and capital-efficient pathway currently available for domestic lithium and magnesium production compared to traditional hard-rock mining or conventional solar evaporation. DLE enables accelerated production timelines (months rather than years), lithium recovery rates exceeding 90%, markedly lower water consumption, a minimal surface footprint, and the ability to co-produce high-value magnesium while reinjecting spent brine into the formation to maintain reservoir pressure and eliminate tailings entirely. By avoiding surface disturbance and permanent land deconstruction, this closed-loop approach aligns fully with our sustainability and ESG objectives. We intend to develop our projects on a measured timeline that balances near-term cash flow generation with long-term value maximization, delivering secure, low-carbon domestic supply of these critical minerals in a manner that is both economically superior and environmentally responsible.

We have been executing the necessary steps to determine analytical results for our technical report, which should provide current results, analytical, geotechnical modeling, aquifer modeling, recharge, flows and depth. We have engaged RESPEC as our geotechnical, engineering and resource management firm to assist in the exploration of the Lisbon Valley brine extraction project. Leveraging the expertise of both our management team and RESPEC, our plan is to focus on several initiatives, including:

●	advancement of geotechnical, engineering, geology and fieldwork to complete technical reports on the Lisbon Valley Project;

●	understanding Lisbon Valley brines, on and around our owned leases;

●	develop a well plan to re-enter, sample and test the Superior 88-21 Peterson Federal ST1 well, a potash well that has a historical lithium concentration of 340 ppm (parts per million) and 74,400 ppm of magnesium;

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●	enter other prospective plugged and abandoned wells, taking brine samples and performing hydrological testing at each identified high potential zone to evaluate the properties of the clastic formation;

●	as information collection and analysis advances, prepare technical reports following the Regulation S-K Subpart 1300’s standards of disclosure for mineral projects, including an initial assessment, preliminary feasibility study and feasibility study;

●	not only test the collected brines for lithium and magnesium, but also for previously identified high value elements such as cobalt, manganese, suites of metals in the alkaline earth metals, transition metals and halogens group; and

●	based on the results of the Superior 88-21 Peterson Federal ST1 well, develop area resource estimates.

The Lisbon Valley of Utah provides a number of collaborative benefits to attain these initiatives, including:

●	an area historically rich with industrial and natural resource extraction;

●	a developed infrastructure including access to high voltage electrical power, as well as proximity to major roadways and rail spurs; and

●	state and local agency support from UDOGM and SITLA.

In order to achieve our current objectives at the Lisbon Valley Project, our estimated pre-production phase timelines and significant milestones include (i) the processing and approval by the BLM of our exploration permits to drill that was completed within the fourth quarter of 2024, (ii) the commencement of drilling exploration wells in the third quarter of 2026, (iii) the preparation of our Regulation S-K Subpart 1300 technical report on our exploration results in the fourth quarter of 2026, (iv) the selection of a DLE technology provider in the fourth quarter of 2026, (v) the development and building of a pilot lithium and magnesium extraction plant in the first half of 2027, and (vi) the commencement of drilling production wells by the second half of 2027. Our production phase, which primarily includes the building of a permanent lithium and magnesium extraction plant, is estimated to begin in 2029.

As part of our strategy for growth, our Lisbon Valley Project and other projects and strategic investments will be developed on measured timelines, and we will evaluate all opportunities to further expand our resource base and production capacity. We understand that our timelines are subject to a variety of operating, financial and regulatory risks and delays, including, without limitation, obtaining operating permits, government approvals and adequate funding. We are also focused on the implementation of DLE technologies, which we believe have the potential to significantly increase the supply of lithium from brine as other technologies have increased the supply of oil from shale.

We will also look to expand our holdings in the Lisbon Valley area with the acquisition of additional mineral claims and joint venture opportunities. We continue to explore and evaluate opportunities to further expand our resource base and production capacity through the possible acquisition of properties and projects in other areas of the United States and in South America.

To achieve our goal of becoming a producer of lithium and magnesium, we will rely on our competitive strengths and experienced management team to explore and consider opportunities to generate revenue and increase our projects, properties and assets, as well as explore potential funding options. Some opportunities for growth may be in the form of (i) strategic partnerships, (ii) off-take agreements, (iii) diversification of projects and properties, (iv) acquisitions of companies and technologies and (v) participation in related commercial development activities.

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Our Market Opportunity

Our Lisbon Valley Project is located in San Juan County, Utah, approximately 35 miles southeast of the city of Moab and part of the Paradox Basin geological formation. The Lisbon Valley Project consists of 743 placer mining claims staked on U.S. government land administered by the BLM covering 14,320 acres, part of a semi-contiguous group named the LVL Group. The map below shows the approximate location of our Lisbon Valley Project, including the Superior 88-21 Peterson Federal ST1 well, and the approximate location of our claims.

The original 102 placer claims that we acquired were staked by Plateau Ventures LLC and have been assigned to our wholly owned subsidiary, Mountain Sage Minerals, LLC. Our additional 641 placer claims are also registered in the name of Mountain Sage Minerals, LLC. All such claims have been registered and are currently in good standing with the BLM. All 743 claims have been staked, recorded and are in good standing with BLM until next year’s maintenance fee renewal on September 1, 2026. No other mineral, land or water rights have been applied, granted or permitted to or by Mountain Sage Minerals, LLC on such properties. The diagram below is an overview of our claims which comprise our Lisbon Valley Project.

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The maps above are referenced with PLSS and a latitude/longitude reference coordinate, accurate to 50 feet.

Our placer claims are plotted on the figures above, which is a PLSS map using Salt Lake City Prime Meridian. The claims are located in Southeast Utah in sections 17-18, 20-22, 25-29, 33-35 of Township 30 South and Range 25 East; sections 1, 3, 4, 8-15 of Township 31 South and Range 25 East; sections 31 of Township 30 South and Range 26 East and sections 5-9, 17 and 18 of Township 31 South and Range 26 East. The latitude and longitude of the southeast corner of Section 36, Township 30 South, 25 East noted on the figure is accurate to +/- 50 feet.

Oil and gas drilling and production, along with ranching, have made the area relatively accessible. There is a network of dirt and paved roads within the claims area, which service the oil and gas wells and the Lisbon Valley copper mine. The Lisbon Valley copper mine is in the heart of the Lisbon Valley and is currently producing copper cathode. Two existing natural gas pipelines traverse the claims. High voltage electrical power is supplied to the Lisbon Valley copper mine, also within the claim area, for use in the electrowinning copper recovery process. Nine wellbores (eight oil and gas and one potash) are available for re-entry and nearby water rights and private land are available for sale or lease.

The region has a history of mining, primarily uranium and vanadium, that dates back as far as 1881. Moab, Utah, the nearest population center to the property, is a city of 5,336 persons (2020 Census). It is located in a relatively remote portion of Utah but is easily accessed by U.S. Highway 191. Highway 191 intersects with Interstate 70 about 30 miles (48 kilometers) north of Moab, at Crescent Junction. Moab is a tourist destination and has numerous motels and restaurants. Moab is the nearest source of labor.

There has been no exploration or drilling conducted on the property by ABM; however, historical drilling by oil, gas, and potash operators on ABM claims, as well as in the surrounding area, has contributed valuable data registered with the United States Geological Survey (USGS). It will be necessary for us to re-enter an existing well or drill a new well to obtain brine samples for further analysis and metallurgical testing. The exploration permit for the site has been obtained from both the Federal BLM and the State UDOGM. ABM is currently preparing for the operational drilling phase of the project subject to financing.

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The Lithium and Magnesium Market

Lithium and magnesium are on the list of the 35 minerals considered critical to the economic and national security of the United States, as first published by the U.S. Department of the Interior on May 18, 2018.

On March 20, 2025, President Donald J. Trump signed an Executive Order aimed at increasing American mineral production to enhance national security, reduce reliance on foreign minerals, and create jobs. The order directs federal agencies to expedite permitting for mineral projects, prioritize critical mineral deposits on federal lands, and utilize the Defense Production Act to expand domestic capacity. The Executive Order also establishes a critical minerals fund and encourages collaboration with private industry to secure a resilient supply chain for materials like rare earths, uranium, copper, and coal. Highlighting the strategic importance of critical minerals for emerging technologies and military readiness, the administration seeks to address the U.S.’s significant import dependence—particularly on China, which supplies 70% of rare earths— and signal a clear shift in focus toward U.S.-centric projects and national security. In an article from April 4, 2024, titled “US lithium demand predicted to grow nearly 500% by 2030”, Fastmarkets forecasts a significant growth in demand for lithium in the US of 487% to almost 412,000 tonnes of lithium carbonate equivalent by 2030.

In August 16, 2022, Section 45X Advanced Manufacturing Production Tax Credit (AMPTC) was enacted as part of the Inflation Reduction Act. For critical minerals listed under Section 45X(c)(6) (explicitly including lithium and magnesium) the credit delivers a 10% cash tax credit (or direct-pay equivalent for certain entities) on the taxpayer’s eligible costs of production. IRS final regulations issued October 28, 2024 clarified that the cost basis can include U.S.-based extraction costs and both direct and indirect material costs (even if sourced internationally), provided proper supplier certifications are obtained to prevent double-claiming. On July 4, 2025, President Trump signed H.R.1, the One Big Beautiful Bill Act (OBBBA), into law, introducing revisions to the Section 45X Advanced Manufacturing Production Tax Credit for critical minerals. The OBBBA eliminates this exemption, imposing a phasedown to 75% (7.5%) in 2031, 50% (5%) in 2032, and 25% (2.5%) in 2033 before full termination on December 31, 2033, limiting full access to pre-2032 operational projects.

In June 2021, the U.S. Department of Energy published a report titled “National Blueprint for Lithium Batteries 2021-2030” (the “NBLB Report”) which was developed by the Federal Consortium for Advanced Batteries (“FCAB”), a collaboration by the U.S. Departments of Energy, Defense, Commerce, and State. According to the NBLB Report, one of the main goals of this U.S. government effort is to “secure U.S. access to raw materials for lithium batteries”. The NBLB Report summarizes the U.S. government’s views on the need for lithium and the expected growth of the lithium battery market as follows:

● “A robust, secure, domestic industrial base for lithium-based batteries requires access to a reliable supply of raw, refined, and processed material inputs…”; and

● “The worldwide lithium battery market is expected to grow by a factor of 5 to 10 in the next decade.”

The magnesium market presents significant growth opportunities across multiple high-demand sectors. In the automotive industry, magnesium’s lightweight properties are essential for meeting stringent weight performance metrics in cars and trucks, enhancing fuel efficiency and performance. Similarly, in aerospace, magnesium’s exceptional strength-to-weight ratio, corrosion resistance, and efficient heat dissipation make it indispensable for cutting-edge applications. Furthermore, magnesium’s designation as a critical mineral by the U.S. Geological Survey (2022) qualifies it for Defense Production Act Title III support, bolstering domestic supply chains and reinforcing its strategic importance. The U.S. budget reconciliation bill’s allocation of $20 billion to domestic munitions production underscores the need for reliable magnesium supplies, critical for advanced weaponry. The U.S. now relies entirely on magnesium imports and recycling to meet domestic demand. Global primary magnesium production in 2023 was estimated at 940,000 metric tons, with China dominating at nearly 90% of the supply. The last remaining primary facility, US Magnesium LLC’s electrolytic plant in Rowley, Utah (which drew magnesium chloride brine from the Great Salt Lake) effectively ceased primary magnesium output in late 2019/early 2020 and has remained idled ever since.

The growth in electric vehicles (“EVs”) will provide the greatest needs for lithium-based batteries. The BloombergNEF Electric Vehicle Outlook 2024 presents an optimistic view of EV demand and sales growth, albeit not at the accelerated pace witnessed during 2020-2024. According to that report, global passenger EV sales are projected to climb from 13.9 million in 2023 to over 30 million by 2027, with the EV share of new vehicle sales reaching 33%, driven by declining battery costs—down 90% over the past decade—and innovative models from automakers. Meanwhile, the report notes that the commercial sector is accelerating, with electric vans and buses poised for significant gains; sales of electric light-duty delivery vans and trucks are spreading rapidly in China, South Korea, and Europe, approaching one-third of sales by 2030, while municipal buses are expected to exceed 60% of sales by the same year.

The U.S. electric vehicle (EV) market is showing promising growth, with Kelley Blue Book reporting in an article from January 14, 2025 titled “America Set EV Sales Record in 2024” that 1.3 million EVs were sold in 2024—a 7.3% rise from 2023—bolstered by a strong fourth quarter where sales grew over 15% compared to the previous year. Cox Automotive’s 2025 outlook offers a positive forecast, predicting EVs and hybrids will account for 25% of U.S. car sales, with full EVs expected to reach 10%, up from 7.5% last year, suggesting steady progress in electrification. Despite uncertainties around tariffs and potential changes to federal clean vehicle credits, EV adoption continues to climb—Rho Motion, in a press release from March 12, 2025 titled “Global EV Sales Up 50% in February 2025”, notes an encouraging 28% increase in sales for fully electric and plug-in hybrid models in the first two months of 2025 in the U.S. and forecast a 16% growth in U.S. and Canada in 2025 versus 2024, reflecting a resilient and growing interest in EVs among American buyers.

The Canaccord Genuity report from March 20, 2025, highlights that while EV sales are expected to grow at a slower pace —with a revised forecast showing more modest 10% CAGR to 2035, down from a 40% CAGR between 2020 and 2024—the burgeoning Battery Energy Storage Systems (BESS) market will help offset this decline. BESS installations have increased at a 150% compounded annual growth rate (CAGR) since 2020, reaching 166 GWh in 2024, and are projected to grow to 2,100 GWh by 2035 at a 20% CAGR. This growth is driven not only by traditional grid and behind-the-meter applications but also by increasing integration with renewable energy sources for data centers, which are expected to account for 5% of global electricity demand by 2035 (up from 3%). This expansion in BESS capacity provides a robust counterbalance to the tempered EV market, supporting continued demand for battery materials despite the EV slowdown.

Despite current oversupply and low prices in battery raw material markets, in an article from January 7th, 2025 titled “Battery minerals deficits continue to be expected within a decade”, Benchmark Minerals forecasts significant deficits within a decade, with lithium and nickel facing shortfalls of 572,000 tonnes and 839,000 tonnes by 2034—seven times larger than today’s surpluses. To meet 2030 battery demand, $514 billion in investment is needed, including $220 billion for upstream projects, with nickel ($66 billion) and lithium ($51 billion) requiring the most. Lithium is seen as the primary bottleneck, needing mined supply to jump from over 1 million tonnes in 2024 to 2.7 million tonnes by 2030, driven largely by EVs. Western efforts to reduce reliance on China, where costs are lower due to lax regulations, may increase this investment figure, while the slow pace of mine development (5-25 years) versus faster midstream/downstream projects (under 5 years) highlights a critical disconnect, underscoring the need for upstream investment to support gigafactories and future EV growth.

While these figures are robust relative to historical data, there can be no guarantee that ultimate consumer adoption for EVs and plug-in-hybrid vehicles will drive lithium demand as predicted.

Lithium and Magnesium Brine Deposits and Direct Lithium Extraction

Lithium and magnesium are mined from three different deposit types: brine deposits, pegmatite deposits (also referred to as “hard rock”) and sedimentary deposits (also referred to as clay deposits). Brine deposits are the most common, accounting for more than half of the world’s known lithium reserves and often contain magnesium as a significant co-occurring element. The economic focus in pegmatite and sedimentary deposits typically remains on lithium or other primary minerals. All of our current projects focus on brine deposits, where both lithium and magnesium are present, with magnesium often considered a key co-product or impurity. In 2023, Fastmarkets projected that by 2030, 13% of global lithium production will come from direct lithium extraction (DLE), with Chile and Argentina currently leading in brine-based lithium production.

We intend to recover lithium, magnesium and other potential minerals from brine through DLE rather than evaporation ponds. We believe the DLE method has been gaining favor in the lithium industry over the last several years because it does not involve the use of evaporation ponds. DLE is more acceptable from an environmental standpoint because it requires a much smaller footprint and minimal water consumption. To date, we have not done any testing for the possibility of using DLE and will not be able to do any testing until samples of brine are acquired from the target formations. See “Risk Factors – Our success as a company producing lithium, magnesium and related products depends to a great extent on our research and development capabilities for direct lithium extraction and our ability to secure capital for the implementation of brine processing plants.”

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Direct extraction technologies isolate lithium and magnesium out of brine using filters, membranes, ceramic beads, or other equipment, which is often housed in a small warehouse, significantly shrinking the environmental footprint of evaporation ponds used to produce commercial quantities of lithium and magnesium. In DLE, subsurface lithium and magnesium from brine are pumped to a processing unit where an adsorption, resin or membrane material is used to extract only the lithium and magnesium from the brine, while spent brine can be reinjected into the basin aquifers. The extracted solution is then polished of impurities to yield battery-grade lithium or magnesium chloride product suitable for sale in the global market for batteries and other applications. The more rapid production timeframe and possible brine reinjection into the aquifer is a key environmental differentiator between the DLE process and traditional lithium process that uses evaporation ponds.

Removing magnesium from brines prior to the Direct Lithium Extraction (DLE) process significantly enhances its efficiency by addressing the challenges posed by high Mg/Li ratios, which often exceed 40:1 in natural brines. Implementing a dedicated magnesium extraction (DME) package before DLE reduces this ratio, enabling higher lithium selectivity and recovery rates by minimizing magnesium’s interference with sorbents or extractants. This pretreatment also prolongs the lifespan of adsorbents by preventing magnesium-induced fouling or scaling, which can degrade equipment performance and increase maintenance costs. By reducing these operational costs through lower maintenance and reagent consumption, magnesium stripping further optimizes the process. Additionally, if pH adjustments are required during DLE, removing magnesium first allows the resulting solid waste to be repurposed as magnesia salt, creating a value-added byproduct stream that enhances the process’s economic viability. By streamlining lithium extraction and mitigating operational issues, magnesium stripping optimizes DLE efficiency and supports sustainable, cost-effective lithium production.

There are several technologies to extract lithium and magnesium, broadly grouped into four main categories: adsorption, ion exchange, solvent extraction and chemical precipitation

●	Adsorption physically absorbs lithium chloride (“LiCl”) or magnesium chloride (“MgCl2”) molecules onto the surface of a sorbent from a loaded solution. The lithium and magnesium are then stripped from the surface of the sorbent using water.

●	Ion exchange takes lithium or magnesium ions from the solution and replaces them with a different positively charged cation that is contained in the sorbent material. An acidic (or basic) solution is required to strip the lithium and magnesium from the material and regenerate the sorbent material.

●	Solvent extraction removes lithium and magnesium ions from solution by contacting the solution with an immiscible fluid (i.e., oil or kerosene) that contains an extractant that attaches to lithium and magnesium ions and brings them into the immiscible fluid. The lithium and magnesium are then stripped from the fluid with water or chemical treatment. This is the most effective direct extraction technology for magnesium and reduces the Mg/Li ratio in the brine, facilitating easier lithium extraction.

●	Chemical precipitation is a physical-chemical process that uses a water-soluble salt that reacts with dissolved Li or Mg ions generating an insoluble salt that is removed from solution by filtration. This typically occurs in the pH adjustment of brines or for the isolation of magnesium from seawater and brine.

Our identification as an “environmentally minded” business is evidenced by our commitment to deploy DLE rather than the typical extraction techniques of hard-rock mining or underground brine water. Unlike those traditional methods for producing lithium and magnesium, DLE uses filters, membranes or resin materials to extract the mineral from brine water, resulting in:

●	usage of less water;

●	recycling of the majority of the brine water used;

●	consumption of less fossil fuels;

●	reduction in the need for additional processing and alternative mining sources; and

●	leaving an anticipated smaller physical and environmental footprints than would be required for the use of evaporation ponds.

Traditionally, lithium and magnesium produced from brine water is stored in evaporation ponds. As the water evaporates, the other elements of the brine such as magnesium or calcium precipitate out, leaving the brine more concentrated to produce lithium carbonate or magnesium chloride. The evaporation process can take from 9 to 18 months depending on the type of project and weather conditions. With DLE, that process can be shortened to days or even hours. DLE also reduces the amount of land required for the pond evaporation process, while the potential to reinject the remaining brine water after the process further reduces the environmental impact.

The BLM Permit Process

We filed our initial applications in August 2023 with the UDOGM and the BLM. We received UDOGM approval in April 2024 and BLM final approval in November 2024, conditional on the payment of the surety bond. The federal authorization pathway for activities on BLM-managed lands consists of two interconnected processes: (1) the Plan of Operations (POO) review and (2) the National Environmental Policy Act (NEPA) analysis. These processes run concurrently in several areas and together determine the overall permitting timeline.

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The POO process begins with project identification, refinement of technical details, and the completion of required civil, cultural, biological, and environmental surveys. Survey results form the baseline information for agency review. After survey work is complete, the initial POO is submitted to the BLM, followed by onsite evaluations and revisions. Bonding and reclamation documentation proceed in parallel. Once all required updates and bonding materials are submitted, the BLM completes its application and bond review before issuing a final approval.

The NEPA process begins with BLM’s Notice of Intent and public scoping. Kickoff meetings with the BLM interdisciplinary team and cooperating agencies establish issues to be analyzed, define alternatives, and outline analytical requirements. Draft environmental documents are prepared and reviewed, followed by a 45–60-day public comment period. Comments are addressed, the analysis is updated, and BLM prepares the final environmental documentation, typically including a Finding of No Significant Impact (FONSI) and a Decision Record. A 30-day appeal period may follow, depending on the determination.

The combined timeline for the POO and NEPA processes typically ranges from approximately 6 to 8 months. This includes survey execution, onsite reviews, POO revisions, bonding, NEPA scoping, environmental analysis, the public comment period, and final agency review. Actual durations depend on data readiness, complexity of alternatives, and scheduling coordination across required steps.

There has been no exploration or drilling conducted on the property by ABM; however, historical drilling by oil, gas, and potash operators on ABM claims, as well as in the surrounding area, has contributed valuable data registered with the United States Geological Survey (USGS). It will be necessary for us to re-enter an existing well or drill a new well to obtain brine samples for further analysis and metallurgical testing. The exploration permit for the site has been obtained from both the Federal BLM and the State UDOGM. With permits in hand, ABM is currently preparing for the operational drilling phase of the project subject to obtaining financing.

We believe there is evidence from oil, gas and potash wells drilled in the Paradox Basin indicating a high probability of identifying and producing super saturated brines from beneath the Project. The geology of the area of the Project and of the Paradox Basin as a whole is complex, although zones have been targeted and proven, and they are mappable within and beyond the claims area. It is not likely that the same zones vary significantly in terms of reservoir quality and thickness as evidenced by log analysis; however, these parameters have not been confirmed by actual testing by us.

We have not calculated mineral and resource estimation and have no revenue being generated from the subject property. The only way to determine if the lithium and magnesium enriched brines exist and can be economically produced from the target zones is to drill exploration wells to produce and test brine from the targeted zones. We, through our wholly owned operating company Mountain Sage Minerals, LLC, intend to drill two appraisal wells on the subject property to evaluate reservoir properties (porosity, permeability and pressure), flow rates and in situ mineral concentrations. Information from the two wells will be used to assess the resource potential and devise a detailed development plan.

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We have retained a third-party consulting firm to assist with drilling, completion and review of test results for the two appraisal wells. Any extracted brines should be tested to determine lithium, magnesium and other important mineral concentrations and to prove the economic viability of a pilot and permanent production program. We have identified an appraisal and development program that is proprietary. This information will be disclosed in an advanced technical report after the appraisal wells are drilled and individual zones are identified and fully evaluated. Cost estimates and authority for expenditures for both well tests and the 3D Survey are currently in process.

The Technical Report Summary on the Lisbon Valley Project prepared by Bradley C. Peek, MSc. of CPG Peek Consulting, Inc., in accordance with Regulation S-K Subpart 1300, is included as an exhibit to the registration statement of which this prospectus forms a part. The effective date of the report is October 31, 2023.

Internal Controls

Even though we have yet to establish mineral resource and reserve estimates, we have established internal controls for reviewing and documenting the information we intend to use to support mineral reserve and mineral resource estimates. We have engaged third party service providers and specialists in geosciences and data and engineering for exploration and mine productivity and efficiency. A review of all progress on the development of our mineral resources and reserves estimates, including related assumptions, is undertaken and finalized by our qualified person (“QP”).

When determining resources and reserves, as well as the differences between resources and reserves, our QP will develop specific criteria, each of which must be met to qualify as a resource or reserve, respectively. The QP and our management must agree on the reasonableness of the criteria for the purposes of estimating resources and reserves. These criteria, such as demonstration of economic viability, points of reference and grade, must be specific and attainable. All estimates require a combination of historical data and key assumptions and parameters. When possible, historical data and resources, data from public information and generally accepted industry sources will be used to develop these estimations.

We have developed quality control and quality assurance (QC/QA) procedures at our Lisbon Valley property, which were reviewed by our QP to ensure the process for developing mineral resource and reserve estimates is sufficiently accurate. QC/QA procedures include independent checks on samples by third party laboratories and duplicate sampling, among others. In addition, our QP will review the consistency of historical production as part of its analysis of the QC/QA procedures.

We recognize the risks inherent in mineral resource and reserve estimates, such as the geological complexity, interpretation and extrapolation of data, changes in operating approach, macroeconomic conditions and new data, among others. Overestimated resources and reserves resulting from these risks could have a material effect on future profitability.

Raw Materials

We do not have any material dependence on any raw materials or raw material suppliers. All the raw materials that we need are available from numerous suppliers and at market-driven prices.

Intellectual Property

We do not own or license any intellectual property which we consider to be material.

Sales and Marketing

We currently do not have commercial capabilities required to market and distribute lithium and magnesium. There is no assurance that we will be able to attain the necessary sales and marketing capabilities or secure the services of a firm to provide those capabilities, to achieve our sales expectations.

Customers

As we are not yet in production, we have no customers and have no off-take agreements with customers.

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Future Production and Sales

We expect the demand for our lithium and magnesium, if and when in production, to be facilitated by increasing global demand for these products and by the U.S government focus on developing a local supply chain to reduce dependency on imports from foreign countries. We intend on utilizing intermediaries for sales in order to focus on our core competencies of exploration and extraction.

Competition and Market Barriers

We compete with other mineral and chemical processing companies in connection with the acquisition of suitable exploration properties and the engagement of qualified personnel. Many of our competitors possess greater financial resources and technical facilities than we do. Although our mission is to be a leading lithium and magnesium producer, the lithium and magnesium mining and chemical industries are fragmented. We are one of many participants in these sectors. Many of our competitors, as compared to us, have been in business longer, have established more strategic partnerships and relationships and have greater financial accessibility.

While we compete with other exploration companies in acquiring suitable properties, we believe there will be readily available purchasers of lithium and magnesium chemical products or other industrial minerals if they are produced from any of our owned or leased properties. The price of our planned products may be affected by factors beyond our control, including fluctuations in the market prices for lithium and magnesium, supplies of lithium and magnesium, demand for lithium and magnesium, and mining activities of others. If we identify lithium mineralization that is determined to be of economic grade and in sufficient quantity to justify production, additional capital would be required to develop, mine and sell that production.

Government Regulation

Exploration and development activities for our projects are subject to extensive laws and regulations, which are overseen and enforced by multiple U.S. federal, state and local authorities as well as foreign jurisdictions. These applicable laws govern exploration, development, production, exports, various taxes, labor standards, occupational and mine health and safety, waste disposal, protection and remediation of the environment, protection of endangered and protected species and other matters. Various permits from government bodies are required for drilling, mining, or manufacturing operations to be undertaken and we cannot be assured such permits will be received. Environmental laws and regulations may also, among other things:

●	require notice to stakeholders of proposed and ongoing exploration, drilling, environmental studies, mining or production activities;

●	require the installation of pollution control equipment;

●	restrict the types, quantities and concentrations of various substances that can be released into the environment in connection with exploration, drilling, mining, lithium and magnesium manufacturing or other production activities;

●	limit or prohibit drilling, mining, lithium and magnesium manufacturing or other production activities on lands located within wetlands, areas inhabited by endangered species and other protected areas, or otherwise restrict or prohibit activities that could impact the environment, including water resources;

●	impose substantial liabilities for pollution resulting from current or former operations on or for any preexisting environmental impacts from our projects;

●	require significant reclamation obligations in the future as a result of our extraction and chemical operations; and

●	require preparation of an environmental assessment or an environmental impact statement.

Compliance with environmental laws and regulations may impose substantial costs on us, subject us to significant potential liabilities and have an adverse effect on our capital expenditures, results of operations, or competitive position. Violations and liabilities with respect to these laws and regulations could result in significant administrative, civil or criminal penalties, remedial clean-ups, natural resource damages, permit modifications and/or revocations, operational interruptions and/or shutdowns and other liabilities, as well as reputational harm, including damage to our relationships with customers, suppliers, investors, governments or other stakeholders. The costs of remedying such conditions may be significant and remediation obligations could adversely affect our business, results of operations and financial condition. Federal, state and local legislative bodies and agencies frequently revise environmental laws and regulations and any changes in these regulations, or the interpretations thereof, could require us to expend significant resources to comply with new laws or regulations or changes to current requirements and could have a material adverse effect on our business operations. As of December 31, 2025, we have not been required to spend material amounts on compliance regarding environmental regulations.

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Permits

Obtaining and renewing governmental permits is a complex and time-consuming process and involves numerous jurisdictions, public hearings and possibly costly undertakings. The timeliness and success of permitting efforts are contingent upon many variables not within our control, including the interpretation of permit approval requirements administered by the applicable permitting authority. We may not be able to obtain or renew permits that are necessary for our planned operations, or the cost and time required to obtain or renew such permits may exceed our expectations. Any unexpected delays or costs associated with the permitting process could delay the exploration, development and/or operation of our projects.

Environmental, Social and Corporate Governance

We are committed to ESG causes. As we start to hire employees for our projects, our hiring efforts will focus on hiring workers from communities near our project areas. Many of these communities have high levels of unemployment.

Human Capital Management

As of August 11, 2026, we had three full-time employees, who are our executive officers. We also utilize four independent contractors, two to provide us with accounting support and two for geological expertise. We are committed to diversity, equity and inclusion as part of our growth strategy. We will treat each employee and job applicant without regard to race, color, age, sex, religion, national origin, citizenship, sexual orientation, gender identity, ancestry, veteran status or any other category protected by law. We believe in allocating resources and establishing, in an equitable manner, policies and procedures that are fair, impartial and just. To provide a diverse and inclusive workplace, we will focus our efforts on creating a culture where all employees can contribute their skills and talents and be themselves.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties and an adverse result in these, or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

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MANAGEMENT

Information about Executive Officers and Directors

The following table sets forth certain information regarding our executive officers and directors as of the date of this prospectus:

Name	Age	Position	Director/Officer Since
David E. Graber	55	Chairman and Chief Executive Officer	February 2017
Sebastian Lux	55	President, Chief Operating Officer and Director	July 2022
Agustin Cabo	41	Chief Financial Officer	March 2024
Dylan Glenn	57	Director	May 2023
Jared Levinthal	53	Director	December 2018
Adam C. Lipson, M.D.	53	Director	July 2022
Andrew Suckling	55	Director	August 2022
Justin Vorwerk	67	Director	August 2022

The principal occupations for at least the past five years of each of our directors and executive officers are as follows:

David E. Graber was appointed as the sole Chief Executive Officer of our company in March 2024, previously serving as our co-Chief Executive Officer since March 2023, and appointed as our Chairman of the Board in March 2023. He has served as a member of our Board since July 2022 and was the Chief Executive Officer and a director of our company from February 2017 to November 2018. As the Chairman and Chief Executive Officer, Mr. Graber guides our company’s strategic direction and leads our company’s mergers and acquisitions and capital markets activities. Mr. Graber has also been the managing principal of Cobrador Capital Advisors, LLC, an investment advisory firm focused on the consumer sector and energy transition, since 2010. Prior to founding Cobrador Capital Advisors, Mr. Graber was Managing Director, investment banking at New Century Capital Partners (from 2011 to 2014) and National Securities Corporation (from 2009 to 2010), where he focused on natural resources and energy transportation sectors. From 1994 to 2005, Mr. Graber was a senior vice president and director in the equities division of Donaldson, Lufkin & Jenrette and subsequently, Credit Suisse First Boston (CSFB) in New York and Los Angeles. Mr. Graber holds dual Master of Business Administration (MBA) from Columbia University Graduate School of Business in New York City and London Business School in the United Kingdom. He also holds a B.A. degree in Psychology from Tulane University. Mr. Graber brings extensive natural resource industry knowledge to our company and a deep background in growth companies and corporate finance and governance, making him well qualified as a member of the Board.

Sebastian Lux was appointed President and Chief Operating Officer of our company in March 2024, previously serving as our co-Chief Executive Officer and interim Chief Financial Officer since March 2023, in addition to being elected to our Board of Directors. He was our Chief Executive Officer from July 2022 to March 2023. Mr. Lux is responsible for the day-to-day operational leadership of our Utah mining operations and logistics chain for lithium and magnesium, from permitting and geological studies to well testing and extraction. Prior to joining us in July 2022, Mr. Lux served as co-founder and director of supply chain solutions of Blue Duck Data, a cloud-based analytical solutions provider for end-to-end supply chain analysis, from August 2020. Prior to that position, Mr. Lux served from August 2015 to November 2020 as co-founder and director of supply chain and logistics operations for Genuine Origin, an e-commerce specialty coffee company that is a U.S. division of Volcafe/ED&F Man Commodities Ltd. He is a multilingual professional experienced in strategic planning for international operations, data analytics, financial modeling, logistics, purchasing, product development, supplier partnership management, process improvements, negotiations, e-business and franchise development. Mr. Lux earned an MBA in Entrepreneurship from Babson’s F.W. Olin Graduate School of Business, an MSAS in E-Commerce from Boston University and a B.A. degree in Economics from Roanoke College. In addition to his operational leadership of our company, Mr. Lux has more than 25 years of experience in entrepreneurial ventures in the United States, Europe and South America, where he developed international supply chains for the distribution of coffee, food goods and after-market auto-parts, as well as having created multiple market entry programs and brand development projects for new and existing companies, making him well qualified as a member of the Board.

Agustin Cabo was appointed to serve as our Chief Financial Officer in March 2024, previously serving as Director of Finance of our company from June 2023 to March 2024. Prior to this, he was the Chief Financial Officer at Americhem Sales Company (2020-2023). Mr. Cabo served as an Associate of Strategic Business Development at Scientific Games International (2018-2020) and he worked as a Senior Research Analyst at Crisil Limited, an S&P company (2010-2016). He holds an M.B.A. from Emory University’s Goizueta Business School, where he graduated in May 2018 as an Acosta International Scholar, and a B.A. in Economics from the University of Buenos Aires. Mr. Cabo is a Chartered Financial Analyst (CFA) and a member of the CFA Institute, having earned his certification in September 2015 and a Certified Management Accountant (CMA) and member of the Institute of Management Accountants (IMA), certified in January 2024.

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Dylan Glenn became a director of our company in May 2023. He has been a Principal at Eldridge Industries, a diversified holding company headquartered in Greenwich, Connecticut, since December 2023, and previously served as a Senior Director at Eldridge from October 2021 to December 2023. He is the former Chairman of Guggenheim KBBO Partners, Ltd., a Dubai-based joint venture partnership between the KBBO Group and Guggenheim Partners. Prior to this role, Mr. Glenn was Senior Managing Director of Guggenheim Partners, where he worked for nearly 15 years. While at Guggenheim Partners, Mr. Glenn worked mostly in two capacities. First, he coordinated the joint venture, Guggenheim KBBO Partners, Ltd., a merchant banking business which leveraged Guggenheim’s investment banking and asset management capabilities with an important strategic partner in the Middle East. Additionally, he led Guggenheim’s Government Relations effort in Washington and was a Member of the Guggenheim Partners Public Affairs Committee. Prior to joining Guggenheim, Mr. Glenn served as Deputy Chief of Staff to Governor Sonny Perdue of Georgia. As a Deputy Chief of Staff, Mr. Glenn was responsible for all External Affairs. Mr. Glenn also served in the White House in Washington, D.C. as Special Assistant for President George W. Bush for Economic Policy. He was a member of the National Economic Council team advising the President on various economic issues. Mr. Glenn is a director of the George W. Bush Presidential Center. Mr. Glenn is a Director of the Renewable Energy Group, a leading global producer and supplier of renewable fuels like biodiesel, renewable diesel, renewable chemicals and other products. He is also a Director of Intellicheck, Inc., a leading authentication services company, since March 2020. Additionally, he serves on the Board of Managers of Stonebriar Commercial Finance based in Plano, Texas. Mr. Glenn is a Trustee of Davidson College, where he earned his B.A. degree and is also a Trustee of the Episcopal High School at Alexandria, Virginia. Mr. Glenn’s extensive experience in finance and economics, insight into regulatory affairs and his expertise in oversight and governance gained through service in the public sector, bring unique and valuable perspective to our Board and make him well qualified to be a member of the Board.

Jared Levinthal has served as a director of our company since December 2018. Mr. Levinthal, an attorney, is a partner with Lightfoot Franklin & White, PLLC in Houston, Texas. Mr. Levinthal is a graduate, with Honors, Order of the Coif, from the University of Texas School of Law. Mr. Levinthal is a graduate of Tulane University with a B.A. degree and is a member of the Texas Bar. Mr. Levinthal is well qualified to serve as a director due to his substantial knowledge and working knowledge in corporate governance and controls.

Adam C. Lipson, M.D. was elected to our Board of Directors in July 2022. Dr. Lipson is a world-renowned neurosurgeon, serving for more than the past five years as managing partner of IGEA Brain, Spine & Orthopedics in New York City and New Jersey, a private medical practice generating $30-40 million annual revenue with 75 employees. He has over a decade of experience as a private investor in over 20 biotechnology and biomedical device companies. He has co-founded several other companies, including IGEA Ventures and STRYDD. He is passionate about finding technologies that facilitate advances in energy transition, biomedical devices and cancer therapeutics. Dr. Lipson is a graduate of Dartmouth College with a B.A. degree in Chemistry and History and M.D. degree from Harvard Medical School, Honors Society in Neuroscience and was a Fulbright Fellow at Karolinska Institute in Stockholm, Sweden. Dr. Lipson’s leadership of numerous medical and other technology growth companies and as an investor in many early-stage companies make him well qualified as a member of the Board.

Andrew Suckling has served as a director of our company since August 2022. Mr. Suckling has over 25 years’ experience in the commodity industry and is currently the non-executive chairman of Cadence Minerals (AIM: KDNC) and the non-executive director of Forum Markets (Nasdaq: FRMM). Mr. Suckling started his professional career in 1994 as a trader on the London Metal Exchange and subsequently became a founding partner, research analyst and trader with the multibillion fund management group, Ospraie. Mr. Suckling is a graduate of Brasenose College, Oxford University, earning a B.A. (Hons) in Modern History and an MA in Modern History. Mr. Suckling’s in-depth knowledge of the mining industry and the broad range of mineral companies in the industry make him well qualified as a member of the Board.

Justin Vorwerk has served as a director of our company since August 2022. For more than the past five years, Mr. Vorwerk has had a distinguished career in finance and capital markets, holding positions as a managing director in investment banking with Goldman Sachs, The Royal Bank of Scotland and Deutsche Bank Securities, as well as Donaldson, Lufkin & Jenrette and Credit Suisse, where he co-headed the financial sponsors group. Mr. Vorwerk also served as head of investment banking and capital markets at CRT Capital Group, where he structured debt and equity products and advised on mergers and acquisitions. Mr. Vorwerk holds an MBA from The University of Pennsylvania (Wharton) and attended Princeton University, where he earned an A.B. degree in Economics. Mr. Vorwerk has extensive knowledge of capital markets, making his input invaluable to the Board’s discussions of our capital raising initiatives.

Term of Office

Directors are elected to hold office until the next annual meeting of stockholders and until their successors are elected and qualified. Annual meetings of the stockholders, for the selection of directors to succeed those whose terms expire, are held at such time each year as designated by the Board of Directors. Our officers are elected by the Board of Directors, which is required to consider that subject at its first meeting after every annual meeting of shareholders. Each officer holds office until his successor is elected and qualified or until his earlier resignation or removal.

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Board of Directors and Corporate Governance

When considering whether directors have the experience, qualifications, attributes and skills to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of our business and structure, the Board of Directors focuses primarily on the information discussed in each of the directors’ individual biographies as set forth above. With regard to Messrs. Graber and Lux, the Board considered their day-to-day operational leadership of our company and in-depth knowledge of our lithium and magnesium exploration assets. In the cases of Messrs. Glenn, Levinthal, Suckling and Vorwerk and Dr. Lipson, the Board has considered their substantial experience in both the mining and minerals industry and operational areas that will assist our corporate governance. The Board of Directors periodically reviews relationships that directors have with our company to determine whether the directors are independent. Directors are considered “independent” as long as they do not accept any consulting, advisory or other compensatory fee (other than director fees) from us, are not an affiliated person of our company or our subsidiaries (e.g., an officer or a greater than 10% stockholder) and are independent within the meaning of applicable United States laws, regulations and the NYSE American listing rules.

The Board of Directors has determined that, of our directors, Messrs. Glenn, Levinthal, Suckling and Vorwerk are independent within the meaning of the listing rules of the NYSE American. In the cases of Messrs. Graber and Lux, their positions as executive officers of our company, together with Mr. Graber’s and Dr. Lipson’s beneficial ownership of more than 10% of our outstanding common stock, preclude them from being considered independent within the meaning of the listing rules of the NYSE American.

Board Committees

Upon the closing of this offering, our Board of Directors will have an Audit Committee, Compensation Committee, and Nomination and Corporate Governance Committee. The Audit Committee will be composed of Messrs. Vorwerk (Chairman), Glenn and Suckling. The Compensation Committee will be composed of Messrs. Glenn (Chairman) and Vorwerk. The Nomination and Corporate Governance Committee will be composed of Messrs. Levinthal (Chairman) and Suckling.

Our Audit Committee, Compensation Committee, and Nomination and Corporate Governance Committee each comply with the listing rules of the NYSE American. At least one member of the Audit Committee will be an “audit committee financial expert,” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K, and each member will be “independent” as that term is defined in the listing rules of the NYSE American. Our Board of Directors has determined that Mr. Vorwerk will meet those requirements.

Code of Ethics

We have adopted a written code of ethics that applies to all our directors, officers and employees in accordance with the rules of the NYSE American and the SEC. Prior to the closing of this offering, we will post a copy of our code of ethics, and intend to post amendments to this code, or any waivers of its requirements, on our company website.

Advisory Board

We have established an advisory board with experience in the mining, exploration and drilling businesses, which is currently comprised of five members. Our advisory board meets periodically with our board of directors and management to discuss matters relating to our business activities and to establishing commercial business alliances and working projects with industry participants. Members of our advisory board will be reimbursed by us for out-of-pocket expenses incurred in serving on our advisory board.

To date, none of our advisory board members has served as a consultant to us and we have not entered into any consulting agreements with any of them. To our knowledge, none of our advisory board members has any conflict of interest between their obligations to us and their obligations to others. Companies with which advisory board members are involved may in the future have commercial relationships with us.

The current members of our advisory board and his primary professional affiliations are as follows:

Bradley C. Peek is a geologist with a background in mineral exploration and consulting. He has more than 35 years of experience in various aspects of mineral exploration, including personnel management, government interaction, budgeting, geologic interpretation, sample analysis, and database management. He was previously the Vice President-Exploration at Noram Lithium Corp and is a member of the Society of Economic Geologists and the American Institute of Professional Geologists. Mr. Peek received his undergraduate degree from the University of Nebraska (BSc in Geology) and graduate degree from the University of Alaska (MSc in Geology).

Chris McClanahan possesses extensive experience in the oilfield service industry that spans more than 30 years. Mr. McClanahan has been the President and Chief Executive Officer of Coastal Drilling Company, LLC, an operator of inland barge drilling rigs in the South Louisiana and Gulf Coast regions, since 2001. Mr. McClanahan also acted as the Chairman and Chief Executive Officer of Iron Horse Tools, LLC, a company that designs, tests, rents and services pressure control equipment that enhances drilling performance, from 2008 to 2020.

Chris Robb is a seasoned commodity market professional who has worked on the physical commodity trading and private equity sides at Glencore in Russia and the Commonwealth of Independent States (CIS) and the equity/commodity futures investments side at PFM, a U.S. based multi-billion dollar hedge fund. Currently, he is the principal at a consulting firm that advises hedge funds on long/short trade ideas, resource development project equities on investor relations, and a large mining house on strategic issues. He also undertakes bespoke commodity related projects for various clients. Previously, he worked as an attorney in New York and a merchant banker in Southern Africa. He holds a BSM degree from Tulane University and a JD from Georgetown University Law Center.

Reza Ehsani brings over 27 years of experience in project management, consulting, and engineering across industries such as mining, petrochemical, power, and infrastructure and a wealth of expertise in managing large-scale, multi-billion-dollar projects. His background includes risk management, value engineering, and technical due diligence on assets in regions such as Canada, Brazil, and Greenland, across commodities including lithium, nickel, iron, copper, and rare earths. He previously held senior roles at various mining and engineering companies, managing projects in North America and internationally. He is a licensed Professional Engineer in Ontario and a Project Management Professional (PMP). Ehsani holds an MSc in Earthquake Engineering from Iran University of Science & Technology and a BSc in Civil Engineering from Sharif University of Technology.

Ryan Zarkesh brings extensive experience as a scientist and technical writer with over 15 years as a chemist in industrial and academic settings. He has published over 30 peer-reviewed papers and technical reports. In addition, Dr. Zarkesh was the co-founder and principal scientist of Lilac Solutions, a lithium extraction company that discovered, evaluated, and scaled up production of unique composite ion exchange materials for the extraction of lithium from continental brines. Dr. Zarkesh is currently Senior Chemist at Synthio Chemicals, Inc., a chemical manufacturing, and engineering services firm that specializes in the application of process intensification techniques to industrial-scale synthesis of fine chemicals. He holds a Ph.D. in Inorganic Chemistry from University of California, Irvine, and a B.S. in Chemistry from the Colorado School of Mines.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table discloses compensation received by our named executive officers, David E. Graber, Sebastian Lux and Agustin Cabo, for the years ended December 31, 2024 and 2025.

The following table also sets forth information regarding all cash and non-cash compensation earned by or paid to the executive officers of our company who served during the years ended December 31, 2024 and 2025, for services in all capacities to our company.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
David Graber	2024	240,000		1,668	81,052		322,720
CEO	2025	240,000					240,000
Sebastian Lux	2024	240,000		24,168	44,579		308,747
President, COO	2025	240,000					240,000
Agustin Cabo	2024	126,000		22,500	36,474		184,974
CFO	2025	126,000					126,000

Employment Arrangements

Messrs. Graber and Lux, in consultation with our independent directors, have agreed to receive a monthly salary as our Chief Executive Officer and President, respectively, at a rate of $20,000. Of this amount, $15,000 is payable in cash and $5,000 is accrued until such time as we are able to make the payment. Both Messrs. Graber and Lux work full-time for our company and there is no set term for their employment. Mr. Cabo became our Chief Financial Officer in March 2024 and was previously our Director of Finance. He works full-time for our company and there is no set term for his employment. He currently receives a monthly salary of $10,500.

Directors Compensation

Our non-employee directors do not currently receive cash compensation for their services as directors although they are provided reimbursement for out-of-pocket expenses incurred in attending Board meetings.

Equity Incentive Plan

On July 22, 2011, the Board of Directors of the Company approved the Company’s 2011 Equity Incentive Plan (the “2011 Plan”) and on July 26, 2011, stockholders holding a majority of shares of the Company approved, by written consent, the 2011 Plan. The Plan provides for the grant of options intended to qualify as “incentive stock options” and “non-statutory stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, together with the grant of bonus stock and stock appreciation rights, at the discretion of our Board of Directors. Incentive stock options are issuable only to our eligible officers, directors and key employees. Non-statutory stock options are issuable only to our non-employee directors and consultants. Upon stockholder approval of the Plan, a total of 16,667 shares of common stock or appreciation rights may be issued under the Plan. The Plan will be administered by our full Board of Directors. Under the Plan, the Board will determine which individuals shall receive options, grants or stock appreciation rights, the time period during which the rights may be exercised, the number of shares of common stock that may be purchased under the rights and the option price. As of December 31, 2023, the Company had no stock options outstanding under this Plan to named executive officers, employees, directors or outside consultants.

On November 16, 2017, the Company’s Board of Directors approved the increase of the 33,333 shares reserved under the 2011 Plan. On November 22, 2017, stockholders of the Company holding a majority of the outstanding shares of the Company’s common stock approved, by written consent, an increase in the number of shares reserved under the 2011 Plan by 33,333 shares. After this increase of 33,333 shares, the total number of shares of common stock reserved under the Plan totals 50,000 shares. The 2011 Plan expired in 2021.

On August 13, 2024, the Board of Directors adopted the American Battery Materials Inc. 2024 Incentive Compensation Plan, which was deemed desirable and in the best interests of the Corporation, authorizing the executive officers to implement and administer this new plan, reserving 800,000 shares of common stock for issuance. As of December 31, 2025, the Company had stock options outstanding to purchase 566,000 shares of common stock under the Plan held by employees, directors and outside consultants.

On October 15, 2025, following approval by our Board of Directors and by written consent of stockholders holding a majority of our outstanding common stock, we amended our 2024 Incentive Compensation Plan to provide for an automatic share reserve mechanism equal to 17.5% of the Company’s issued and outstanding shares of common stock on a fully diluted basis. Under this provision, the number of shares available for issuance under the plan automatically increases upon each issuance of common stock or convertible securities by an amount necessary to maintain the 17.5% reserve (calculated on a fully diluted basis), with no downward adjustment if the Company’s capitalization subsequently decreases. This amendment was designed to provide equity-based awards to an increasing employee pool.

We have agreed with the representative of the underwriters that we will not issue shares of common stock (or options or other rights to acquire shares of common stock) under our 2024 Incentive Compensation Plan such that we would have in excess of 1,250,000 shares of common stock issued or issuable thereunder in the aggregate (subject to appropriate adjustment for stock splits, stock dividends, recapitalizations or similar events), and that any such additional issuances under the plan after this offering will not have an exercise price that is less than the public offering price in this offering. In the future, we may adopt a new incentive compensation plan with stockholder approval without these limitations.

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Limitation on Liability and Indemnification of Officers and Directors

Our certificate of incorporation provides that no director will be liable to our company or our stockholders for monetary damages for breach of fiduciary duty acting in his/her capacity as a director, except for liability (i) for any breach of the duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law (the “DGCL”); or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further limiting or eliminating the personal liability of a director, then the liability of a director to us shall be limited or eliminated to the fullest extent permitted by the DGCL, as so amended from time to time.

Our certificate of incorporation and bylaws provide that we will indemnify any director, officer, employee, fiduciary, or agent of our company (each a “Covered Person”) who was or is made or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), other than a Proceeding by or in the right of our company, by reason of the fact that such person is or was a Covered Person, or, while a Covered Person, or is or was serving at the request of our company as a Covered Person of another corporation, partnership, joint venture, trust or other enterprise, against all liability and loss suffered and expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of our company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of our company and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful. We will also have the power to indemnify our Covered Persons as set forth in the DGCL or other applicable law.

Our certificate of incorporation and bylaws also provide that we will indemnify any person who was or is made a party or is threatened to be made a party to any Proceeding by or in the right of our company to procure a judgment in its favor by reason of the fact that such person is or was a Covered Person of our company or is or was serving at the request of our company as a Covered Person of another corporation, partnership, joint venture, trust or other enterprise, against all liability and loss suffered and expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of our company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to our company unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper. Notwithstanding the foregoing, our company shall be required to indemnify a person in connection with a Proceeding (or part thereof) commenced by such person only if the commencement of such Proceeding (or part thereof) by such person was authorized in the specific case by the Board.

Our bylaws provide that, to the extent that a Covered Person has been successful on the merits or otherwise in defense of any Proceeding referred to above, or in defense of any claim, issue or matter therein, we will indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Expenses actually and reasonably incurred by a Covered Person in defending a civil or criminal Proceeding may be paid by our company in advance of the final disposition of such Proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by our company. Such expenses may be so paid upon such terms and conditions, if any, as the Board deems appropriate.

We may purchase and maintain insurance on behalf of any person who is or was a Covered Person, or is or was serving at the request of our company as a Covered Person of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not our company would have the power to indemnify such person against such liability under the provisions of our bylaws.

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PRINCIPAL STOCKHOLDERS

The following table sets forth, as of August 11, 2026, certain information with regard to the record and beneficial ownership of our common stock by (i) each person known to us to be the record or beneficial owner of more than 5% of our common stock; (ii) each director of our company; (iii) each of our named executive officers; and (iv) all executive officers and directors of our company as a group.

	Immediately Prior to this Offering		Immediately After this Offering
	Number of Shares	Percentage of	Number of Shares		Percentage of
Name and Address of Beneficial Owner(1)	Beneficially Owned(2)	Outstanding Shares(3)	Beneficially Owned(2)		Outstanding Shares

Executive Officers and Directors:
David E. Graber	1,130,430	27.5%	1,785,662	(4)	16.7%
Sebastian Lux	102,573	2.5%	102,573	(5)	1.0%
Agustin Cabo	65,000	1.6%	65,000	(6)	0.6%
Dylan Glenn	25,692	0.6%	53,809	(7)	0.5%
Jared Levinthal	29,703	0.7%	69,538	(8)	0.7%
Adam C. Lipson, M.D.	361,484	8.8%	441,299	(9)	4.1%
Andrew Suckling	27,335	0.7%	72,240	(10)	0.7%
Justin Vorwerk	66,054	1.6%	184,223	(11)	1.7%
All Executive Officers and Directors as a Group (8 persons)	1,808,271	44.0%	2,774,344		26.0%

5% Shareholders:
Marilyn Kane	297,458	7.2%	333,043	(12)	3.1%
Traverse Opportunity Fund LP	271,047	6.6%	763,078	(13)	7.1%

(1)	The mailing address for each officer and director is c/o American Battery Materials Inc., 500 West Putnam Avenue, Suite 400, Greenwich, Connecticut 06830. The address for Marilyn Kane is 650 West Avenue, Miami Beach, Florida 33139.

(2)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Beneficial ownership also includes shares of stock subject to convertible notes and warrants convertible or exercisable currently or within 60 days of August 11, 2026. In determining the percent of common stock owned by a person or entity as of August 11, 2026, (a) the numerator is the number of shares of the class beneficially owned by such person or entity, including shares which may be acquired within 60 days on conversion or exercise of convertible notes and warrants; and (b) the denominator is the sum of (i) the total shares of common stock outstanding as of August 11, 2026, which is 3,789,585 and (ii) the total number of shares that the beneficial owner may acquire upon exercise of the derivative securities. Unless otherwise stated, each beneficial owner has sole power to vote and dispose of its shares.

(3)	Based on (i) 3,789,585 shares of common stock outstanding as of August 11, 2026, (ii) 300,708 shares of common stock that may be acquired upon the exercise of stock options, and (iii) 44,444 shares of common stock that will be acquired upon the vesting of restricted stock units.

(4)	Includes (i) 694,250 shares of common stock owned by Cobrador Multi-Strategy Partners, LLC, of which Mr. Graber is the managing partner, (ii) 455,232 shares of common stock issuable upon the conversion of two promissory notes and a convertible note in the aggregate outstanding principal amount of $2,503,771 at the closing of this offering (assuming a public offering price of $5.50 per share), (iii) 122,227 shares of common stock underlying options which can be currently exercised at his discretion, (iv) 200,000 restricted stock units that will vest in full upon the successful completion of this offering.

(5)	Includes (i) 67,227 shares of common stock underlying options which can be currently exercised at his discretion.

(6)	Includes (i) 55,000 shares of common stock underlying options which can be currently exercised at his discretion.

(7)	Includes (i) 12,572 shares of common stock owned by Quail Run Holding LLC, of which Mr. Glenn is the managing partner (ii) 28,117 shares of common stock issuable upon the conversion of promissory note in the outstanding principal amount of $154,641 at the closing of this offering (assuming a public offering price of $5.50 per share) (iii) 6,554 shares of common stock underlying options which can be currently exercised at his discretion.

(8)	Includes (i) 39,835 shares of common stock issuable upon the conversion of three convertible notes in the outstanding principal amount of $219,088 at the closing of this offering (assuming a public offering price of $5.50 per share) and (ii) 4,005 shares of common stock underlying options which can be currently exercised at his discretion.

(9)	Includes (i) 79,815 shares of common stock issuable upon the conversion of one promissory note and four convertible notes in the outstanding principal amount of $438,979 at the closing of this offering (assuming a public offering price of $5.50 per share) and (ii) 4,005 shares of common stock underlying options which can be currently exercised at his discretion.

(10)	Includes (i) 44,905 shares of common stock issuable upon the automatic conversion of one convertible note in the outstanding principal amount of $246,972 at the closing of this offering (assuming a public offering price of $5.50 per share) and (ii) 4,005 shares of common stock underlying options which can be currently exercised at his discretion.

(11)	Includes (i) 118,169 shares of common stock issuable upon the automatic conversion of two convertible notes in the outstanding principal amount of $649,926 at the closing of this offering (assuming a public offering price of $5.50 per share) and (ii) 9,784 shares of common stock underlying options which can be currently exercised at his discretion.

(12)	Includes (i) 178,756 shares of common stock owned by (i) Automated Retail Leasing Partners, LP, of which Ms. Kane is the managing partner, and (ii) AJS Properties LLC, of which Ms. Kane is the manager. Mr. Graber owns a non-controlling interest in Automated Retail Leasing Partners (ii) 35,585 shares of common stock issuable upon the automatic conversion of one convertible note in the outstanding principal amount of $195,715 at the closing of this offering (assuming a public offering price of $5.50 per share).

(13)

The general partner of Traverse Opportunity Fund LP is Chad Nelson, CFA. Mr. Nelson exercises sole voting and dispositive power over the shares held by Traverse Opportunity Fund LP. The shares above include 492,031 shares of common stock issuable upon the automatic conversion of a convertible note in the outstanding principal amount of $2,706,169 at the closing of this offering (assuming a public offering price of $5.50 per share).

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Transactions with Related Parties

We currently comply with applicable state law with respect to transactions (including business opportunities) involving potential conflicts. Applicable state corporate law requires that all transactions involving our company and any director or executive officer (or other entities with which they are affiliated) are subject to full disclosure and approval of the majority of the disinterested independent members of our Board of Directors, approval of the majority of our stockholders or the determination that the contract or transaction is intrinsically fair to us. More particularly, our current policy is to have any related party transactions (i.e., transactions involving a director, an officer or an affiliate of our company) be approved solely by a majority of the disinterested independent directors serving on the Board of Directors. We have four independent directors serving on the Board of Directors (consisting of Messrs. Glenn, Levinthal, Suckling and Vorwerk) and intend to maintain a Board of Directors consisting of a majority of independent directors in accordance with NYSE American listing rules.

Upon the closing of this offering, our board of directors intends to adopt a written related party transaction policy to set forth the policies and procedures for the review and approval or ratification of related party transactions. Related parties include any executive officer, director or a holder of more than 5% of our common stock, including any of their immediate family members and any entity owned or controlled by such persons. Related party transactions refer to any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which (i) we were or are to be a participant, (ii) the amount involved exceeds the lesser of $120,000 or 1% of our total assets at year-end for the last two completed fiscal years, and (iii) a related party had or will have a direct or indirect material interest. Related party transactions include, without limitation, purchases of goods or services by or from the related party or entities in which the related party has a material interest, indebtedness, guarantees of indebtedness, and employment by us of a related party, in each case subject to certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act.

We expect that the policy will provide that in any related party transaction, our audit committee and board of directors will consider all of the available material facts and circumstances of the transaction, including: the direct and indirect interests of the related parties; in the event the related party is a director (or immediate family member of a director or an entity with which a director is affiliated), the impact that the transaction will have on a director’s independence; the risks, costs and benefits of the transaction to us; and whether any alternative transactions or sources for comparable services or products are available. After considering all such facts and circumstances, our audit committee and board of directors will determine whether approval or ratification of the related party transaction is in our best interests. For example, if our audit committee determines that the proposed terms of a related party transaction are reasonable and at least as favorable as could have been obtained from unrelated third parties, it will recommend to our board of directors that such transaction be approved or ratified. In addition, if a related party transaction will compromise the independence of one of our directors, our audit committee may recommend that our board of directors reject the transaction if it could affect our ability to comply with securities laws and regulations or NYSE American listing requirements.

Each transaction described below was entered into prior to the adoption of our audit committee charter and the foregoing proposed policy.

Transactions with Directors, Officers and 5% Stockholders

David E. Graber, our Chairman and Chief Executive Officer, and Justin Vorwerk and Jared Levinthal, directors of our company, have made loans to us pursuant to convertible promissory notes in connection with our convertible note private placement transactions. The notes held by Messrs. Graber and Vorwerk were issued on March 21 and 22, 2024, respectively, and the note held by Mr. Levinthal was issued on January 16, 2024. As of September 25, 2024, the respective original and outstanding principal amounts of their notes were $254,713, $138,074 and $30,000. The notes held by Messrs. Graber and Vorwerk accrue interest at 7.5% per annum and the note held by Mr. Levinthal accrues interest at 8.0% per annum, payable at maturity. The notes held by Messrs. Graber and Vorwerk mature on March 21 and 22, 2025, respectively, and the note held by Mr. Levinthal matured on October 16, 2024 and was extended to January 31, 2026. Jared Levinthal was issued a new convertible promissory note on October 21, 2024, with a principal of $25,000, an interest rate of 10% per annum and maturity date of March 31, 2025. We have not made any payments to reduce the balances of these notes. All of the principal and accrued interest under the notes will automatically convert into shares of our common stock upon the effectiveness of this offering. For more information with respect to promissory notes payable and convertible notes payable to related parties, see Note 4 – Debt to Notes to Consolidated Financial Statements for the years ended December 31, 2025 and 2024.

On May 16, June 18, July 11, August 19, August 28 and December 18, 2024, Mr. Graber made additional loans to us pursuant to convertible promissory notes in the principal amounts of $99,182, $80,000, $200,000, $150,000, $35,000 and $99,098 respectively. Of the proceeds of the July 11, 2024 note, $150,000 were used to retire a portion of a note held by Dallas Salazar, while the remaining proceeds of the notes were used to support our short-term working capital requirements. The notes from May 16, June 18, July 11, August 19 and August 28, 2024 were consolidated into a new convertible promissory note on September 30, 2024, extending the maturity date from September 30, 2024 to March 31, 2025 in exchange of 30% additional principal and an increase in interest rate from 8% to 10%. We have not made any payments to reduce the balances of these notes.

On February 10, February 11, February 27 and March 7, 2025, the Company issued convertible promissory notes to Jared Levinthal, Justin Vorwerk, Adam Lipson and Andrew Suckling, respectively. The respective original and outstanding principal amounts of their notes were $10,000, $10,000, $10,000 and $50,000. The notes accrue interest at 10% per annum and mature on January 31, 2026. Between April 23, 2025 and April 30, 2025, the Company entered into extension agreements with these noteholders. Under the terms of these agreements, the maturity dates of the notes were extended to January 31, 2026. In consideration for the extensions, the noteholders received a 10% increase in the principal amount of their notes and additional shares of common stock

On April 7, 2025, the company issued a convertible promissory note to Andrew Suckling for a principal value of $50,000. The note accrues interest at 10% per annum and matures on January 31, 2026.

On August 1, 2025, a new convertible promissory note was issued to Adam Lipson in the principal amount of $15,721.27.

On August 28, 2025, a new convertible promissory note was issued to Adam Lipson in the principal amount of $50,000.

On October 23, 2025, the Company issued a convertible promissory note to David Graber in the principal amount of $200,000 for accrued payroll.

On October 23, 2025, the Company issued a convertible promissory note to Adam Lipson in the principal amount of $34,200 for accrued expenses.

On December 17, 2025, the Company issued a promissory note to Adam Lipson in the principal amount of $10,000.

On March 31, 2026, the Company issued a promissory note to David Graber in the principal amount of $45,000.

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DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is a summary only. This summary is subject to the DGCL and the complete text of our Certificate of Incorporation and Bylaws.

General

Under our Certificate of Incorporation, we are currently authorized to issue up to 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. As of August 11, 2026, we have 3,789,585 shares of common stock outstanding and no shares of preferred stock outstanding.

On August 2023, we filed a certificate of amendment of our Certificate of Incorporation to effect a 1-for-300 reverse stock split of our outstanding common stock. The reverse stock split was processed by FINRA as of December 8, 2023.

On January 16, 2025, we filed a Certificate of Amendment with the Secretary of State of Delaware to effect a reverse stock split of the issued and outstanding shares of our common stock at a ratio of one share for every 5 shares outstanding prior to the effective date of the reverse stock split. The reverse stock split became effective on January 24, 2025. The total number of authorized shares of common stock was also reduced from 4,500,000,000 shares to 100,000,000 shares. The par value of our common stock remained the same at $0.001 per share. The 10,000,000 authorized shares of preferred stock will not change.

Common Stock

Voting Rights. The holders of our common stock are entitled to one vote per share on all matters on which stockholders are generally entitled to vote; provided, however, that, except as otherwise required by law, holders of common stock, as such, are not entitled to vote on any amendment to our Certificate of Incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our Certificate of Incorporation. Holders of our common stock do not have cumulative voting rights in the election of directors. Accordingly, the holders of a majority of the combined voting power of our common stock could, if they so choose, elect all the directors.

Dividends. Subject to the rights of the holders of any outstanding series of preferred stock, holders of common stock are entitled to receive any dividends to the extent permitted by law when, as and if declared by our board of directors.

Liquidation. Upon our dissolution, liquidation or winding up, subject to the rights of the holders of any outstanding series of preferred stock, the holders of shares of common stock are entitled to receive the assets of our company available for distribution to its stockholders ratably in proportion to the number of shares held by them.

Other Matters. Our Certificate of Incorporation does not entitle holders of our common stock to preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. The common stock may be subdivided or combined in any manner unless the other class is subdivided or combined in the same proportion. All outstanding shares of our common stock are fully paid and non-assessable.

Pre-Funded Warrants to Purchase Common Stock

The following is a brief summary of certain terms and conditions of the pre-funded warrants offered hereby and is subject in all respects to the provisions contained in the forms of Pre-Funded Warrant and Warrant Agent Agreement. You should review a copy of the Pre-Funded Warrant and Warrant Agent Agreement for a complete description of the terms and conditions applicable to the warrants.

Form. The warrants will be issued in electronic certificated form.

Exercisability. The pre-funded warrants are exercisable at any time after their original issuance. The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full in immediately available funds for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as described below). A holder (together with its affiliates) may not exercise any portion of the pre-funded warrant to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s pre-funded warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants.

Duration and Exercise Price. The exercise price per whole share of our common stock purchasable upon the exercise of the pre-funded warrants is $0.001 per share of common stock. The pe-funded warrants will be immediately exercisable and may be exercised at any time until the pre-funded warrants are exercised in full.

Cashless Exercise. If, at any time after the issuance of the pre-funded warrants, the holder exercises its pre-funded warrants and a registration statement registering the issuance of the shares of common stock underlying the pre-funded warrants under the Securities Act is not then effective or available (or a prospectus is not available for the resale of shares of common stock underlying the pre-funded warrants), then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder shall instead receive upon such exercise (either in whole or in part) only the net number of shares of common stock determined according to a formula set forth in the pre-funded warrants. Notwithstanding anything to the contrary, in the event we do not have or maintain an effective registration statement, there are no circumstances that would require us to make any cash payments or net cash settle the pre-funded warrants to the holders.

Transferability. Subject to applicable laws, the pre-funded warrants may be offered for sale, sold, transferred or assigned at the option of the holder upon surrender of the pre-funded warrants to us together with the appropriate instruments of transfer.

Exchange Listing. There is no established trading market for the pre-funded warrants and we do not plan on applying to list the pre-funded warrants on the NYSE American or any other national securities exchange or any other nationally recognized trading system.

Rights as a Stockholder. Except by virtue of such holder’s ownership of shares of our common stock or as otherwise set forth in the pre-funded warrants, the holder of a pre-funded warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the pre-funded warrant.

Warrants to Purchase Common Stock

The following is a brief summary of certain terms and conditions of the warrants offered hereby and is subject in all respects to the provisions contained in the forms of Warrant and Warrant Agent Agreement. You should review a copy of the Warrant and Warrant Agent Agreement for a complete description of the terms and conditions applicable to the warrants.

Form. The warrants will be issued in electronic certificated form.

Term. The warrants will be exercisable on the date of issuance and will expire on the fifth anniversary of the date of issuance.

Exercisability. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and payment in full for the number of shares of common stock purchased upon such exercise, except in the case of a cashless exercise as discussed below. The number of shares of common stock issuable upon exercise of the warrants is subject to adjustment in certain circumstances, including a stock split of, stock dividend on, or a subdivision, combination or recapitalization of the common stock. If we effect a merger, consolidation, sale of substantially all of our assets, or other similar transaction, then, upon any subsequent exercise of a warrant, the warrant holder will have the right to receive any shares of the acquiring corporation or other consideration it would have been entitled to receive if it had been a holder of the number of shares of common stock then issuable upon exercise in full of the warrant.

Exercise Price. The exercise price of the warrants is $6.88 per share (assuming an offering price of $5.50 per share of common stock and accompanying warrant). The exercise price is subject to appropriate adjustment in the event of certain stock splits, stock dividends, recapitalizations or otherwise. Subject to limited exceptions, a holder of warrants will not have the right to exercise any portion of the warrant to the extent that, after giving effect to the exercise, the holder, together with its affiliates, and any other person acting as a group together with the holder or any of its affiliates, would beneficially own in excess of 4.99% of the number of shares of common stock outstanding immediately after giving effect to its exercise. The holder, upon notice to the Company, may increase or decrease the beneficial ownership limitation provisions of the warrant, provided that in no event will the limitation exceed 9.99% of the number of shares of common stock outstanding immediately after giving effect to the exercise of the warrant.

Cashless Exercise. If we fail to maintain the effectiveness of the registration statement and current prospectus relating to the common stock issuable upon exercise of the warrants the holders of the warrants will have the right to exercise the warrants solely via a cashless exercise feature provided for in the warrants, until such time as there is an effective registration statement and current prospectus. Upon a cashless exercise, the Holder will be entitled to receive the number of warrant shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) =	as applicable: (i) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise if such Notice of Exercise is (1) both executed and delivered pursuant to Section 2(a) hereof on a day that is not a Trading Day or (2) both executed and delivered pursuant to Section 2(a) hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b)(64) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, (ii) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise if such Notice of Exercise is executed during “regular trading hours” on a Trading Day and is delivered within two (2) hours thereafter (including until two (2) hours after the close of “regular trading hours” on a Trading Day) pursuant to Section 2(a) hereof or (iii) the VWAP on the date of the applicable Notice of Exercise if the date of such Notice of Exercise is a Trading Day and such Notice of Exercise is both executed and delivered pursuant to Section 2(a) hereof after the close of “regular trading hours” on such Trading Day;

(B) =	the Exercise Price of this warrant, as adjusted hereunder; and

(X) =	the number of warrant shares that would be issuable upon exercise of this warrant in accordance with the terms of this warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

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If warrant shares are issued in such a “cashless exercise,” the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act, the warrant shares will take on the registered characteristics of the warrants being exercised, and the holding period of the warrants being exercised may be tacked on to the holding period of the warrant shares.

The number of shares of common stock issued pursuant to a cashless exercise will be less than if exercised as a cash exercise.

Delivery of Shares. We will deliver the common stock underlying the warrants to the holders exercising such warrants by no later than 5:00 p.m., New York City, time on the second trading day following the warrants exercise date, provided the funds in payment of the exercise price for such warrants have cleared on the trading day following the exercise date.

No Fractional Shares. No fractional shares or scrip representing fractional shares will be issued upon the exercise of the warrants, and the number of warrants will be rounded to the nearest whole number.

Transferability. Subject to applicable laws and restrictions, a holder may transfer a warrant upon surrender of the warrant to us with a completed and signed assignment in the form attached to the warrant. The transferring holder will be responsible for any tax that may arise as a result of the transfer.

Authorized Shares. During the period the warrants are outstanding, we will reserve from our authorized and unissued common stock a sufficient number of shares to provide for the issuance of common stock underlying the warrants upon the exercise of the warrants.

Exchange Listing. Our common stock is currently quoted on the OTC Pink Open Market under the symbol “BLTH.” We have applied for our common stock to be listed for trading on the NYSE American and we expect that our common stock will begin trading on the NYSE immediately following the effective date of the registration statement of which this prospectus forms a part. We have applied to list the warrants on the NYSE American. No assurance can be given that our application will be approved on or prior to the closing of this offering or at all. There is currently no established trading market for the warrants and no assurance can be given that a trading market will develop for the warrants. If our application to list the warrants on the NYSE American is rejected, the liquidity of the warrants will be limited.

Fundamental Transactions. In the event of any fundamental transaction, generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, reclassification of our common stock or the consummation of a transaction whereby another entity acquires more than 50% of our outstanding voting power, then the holder will have the right to receive for each share of common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of common stock of the successor or acquiring corporation and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of common stock for which the warrant is exercisable immediately prior to such event.

Right as a Shareholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of our common stock, the holders of the warrants do not have the rights or privileges of holders of our common stock until they receive the common stock underlying the warrants.

Waivers and Amendments. Any term of the warrants issued in the offering may be amended or waived with the written consent of holders of the warrants. The warrants will be issued pursuant to a Warrant Agent Agreement by and between us and Transfer Online, Inc., as the Warrant Agent.

Anti-Takeover Effects of Delaware Law, Our Certificate of Incorporation and Our Bylaws

Certain provisions of the DGCL, our Certificate of Incorporation and our Bylaws could make the acquisition of our company more difficult and could delay, defer or prevent a tender offer or other takeover attempt that a stockholder might consider to be in its best interest, including takeover attempts that might result in the payment of a premium to stockholders over the market price for their shares. These provisions also may promote the continuity of our management by making it more difficult for a person to remove or change the incumbent members of our board of directors.

Authorized but Unissued Shares; Undesignated Preferred Stock

The authorized but unissued shares of our common stock are available for future issuance without stockholder approval except as required by law or by any stock exchange on which our common stock may be listed. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans. In addition, our board of directors may authorize, without stockholder approval, the issuance of undesignated preferred stock with voting rights or other rights or preferences designated from time to time by our board of directors. The existence of authorized but unissued shares of common stock or preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise.

No Cumulative Voting

Holders of our common stock do not have cumulative voting rights in the election of directors.

Requirements for Notice of Stockholder Director Nominations and Stockholder Business

Under our Bylaws, nominations for the election of directors may be made by the Board of Directors or by any stockholder entitled to vote for the election of directors who complies with the applicable notice and other requirements set forth in our Bylaws. If a stockholder wishes to bring any business before an annual or special meeting or nominate a person for election to our Board of Directors, our Bylaws contain certain procedures that must be followed for the advance timing required for delivery of stockholder notice of such nomination or other business and the information that such notice must contain.

Exchange Listing

We have applied to list our common stock and warrants for trading on the NYSE American and expect such listing to occur concurrently with this offering. No assurance can be given that our common stock or warrants will be approved. A NYSE American listing for our common stock is a condition to completing this offering.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Transfer Online, Inc., 512 SE Salmon Street, Portland, Oregon 97214.

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SHARES ELIGIBLE FOR FUTURE SALE

The sale, or availability for sale, of a substantial number of shares of common stock in the public market subsequent to this offering pursuant to Rule 144 of the Securities Act or otherwise could materially adversely affect the market price of our common stock and could impair our ability to raise additional capital through the sale of equity securities or debt financing. Upon completion of this offering, there will be approximately 10,162,430 shares of common stock issued and outstanding. Of these shares, approximately 4,252,914 shares would be freely transferable. Our executive officers and directors would beneficially own approximately 2,774,344 shares, or 26.0% of our outstanding common stock after the completion of this offering, which would be eligible for resale subject to the volume and manner of sale limitations of Rule 144 of the Securities Act. An additional 3,135,172 shares are “restricted securities,” as that term is defined in Rule 144 and are eligible for sale under the provisions of Rule 144.

The shares of common stock outstanding that are deemed to be “restricted securities” (as that term is defined under Rule 144) or that are owned by our affiliates may only be sold pursuant to an effective registration statement under the Securities Act, in compliance with the exemption provisions of Rule 144 or pursuant to another exemption under the Securities Act. Restricted shares and shares of common stock held by our affiliates that are not “restricted” will be eligible for sale, under Rule 144, subject to certain volume and manner of sale limitations prescribed by Rule 144. In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated), including a person who may be deemed an “affiliate” of the company, who has beneficially owned restricted securities for at least six months may sell, within any three-month period, a number of shares that does not exceed the greater of: (1) 1% of the then outstanding shares of common stock or (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Sales of shares held by our affiliates that are not “restricted” are subject to such volume limitations but are not subject to the holding period requirement. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and availability of current public information about our company. A person who is not deemed to have been an affiliate of our company at any time during the 90 days preceding a sale by such person and who has beneficially owned the restricted shares for at least six months, is entitled to sell such shares under Rule 144 without regard to any of the restrictions described above.

Following this offering, we cannot predict the effect, if any, that the availability for sale of shares held by our current stockholders will have on the market price from time to time. Nevertheless, sales by our current stockholders of a substantial number of shares of common stock in the public market could materially and adversely affect the market price for our common stock. In addition, the availability for sale of a substantial number of shares of our common stock acquired through the exercise of outstanding stock options or warrants could materially adversely affect the market price of our common stock.

Lock-Up Agreements

We and our stockholders holding more than 5% of our outstanding common stock have agreed for a period of three months after the date of this prospectus, and our directors, officers and convertible note holders have agreed for a period of six months after the date of this prospectus, without the prior written consent of the representative, not to directly or indirectly:

●	issue (in the case of us), offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock; or
●	in the case of us, file or cause the filing of any registration statement under the Securities Act with respect to any shares of common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock; or
●	in the case of us, complete any offering of debt securities of the Company, other than entering into a line of credit, term loan arrangement or other debt instrument with a traditional bank; or
●	enter into any swap or other agreement, arrangement, hedge or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of our common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock, whether any transaction described in any of the foregoing bullet points is to be settled by delivery of our common stock or other capital stock, other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing.

In addition, we have agreed that we will not, for a period of 24 months after the date of this prospectus, offer to sell, sell, contract to sell, grant any option to sell or otherwise dispose of shares of capital stock of our Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of our Company, directly or indirectly, in any variable rate transaction, without the prior written consent of the representative. This agreement is subject to certain exemptions, as set forth in the section entitled “Underwriting.”

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UNDERWRITING

ThinkEquity LLC is acting as representative of the underwriters of this offering. We have entered into an underwriting agreement dated                       , 2026, with the representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase from us, at the public offering price per share less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of common stock and accompanying warrants listed next to its name in the following table:

Underwriter	Number of Shares of Common Stock	Number of Warrants	Number of Pre-Funded Warrants
ThinkEquity LLC

Total	3,327,273	3,327,273

The underwriters are committed to purchase all the shares of common stock (or pre-funded warrants) and accompanying warrants offered by the Company, other than those covered by the over-allotment option to purchase additional shares of common stock (or pre-funded warrants) and accompanying warrants described below. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, the underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares offered by us in this prospectus are subject to various representations and warranties and other customary conditions specified in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the shares of common stock and accompanying warrants, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-Allotment Option

We have granted the representative an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the representative to purchase up to an additional 499,091 shares of common stock and/or pre-funded warrants and/or 499,091 accompanying warrants or any combination thereof (equal to 15% of the total number of shares of common stock and warrants sold in this offering) at the assumed public offering price per share, less the underwriting discounts and commissions, solely to cover over-allotments, if any. If the underwriters exercise this option in whole or in part, then the underwriters will be severally committed, subject to the conditions described in the underwriting agreement, to purchase the additional shares of common stock and accompanying warrants in proportion to their respective commitments set forth in the prior table.

Discounts, Commissions and Reimbursements

The representative has advised us that the underwriters propose to offer the shares of common stock and accompanying warrants to the public at the public offering price per share set forth on the cover page of this prospectus. Any shares sold by the underwriter to securities dealers may be sold at a discount of 8.5% per share from the public offering price. After the offering to the public, the public offering price and other selling terms may be changed by the representative.

The following table summarizes the underwriting discounts and commissions and proceeds, before expenses, to us assuming both no exercise and full exercise by the underwriters of their over-allotment option:

Total
	Per Share of Common Stock and Accompanying Warrant	Per Pre-Funded Warrant and Accompanying Warrant	Total Without Over-Allotment Option	Total With Over-Allotment Option
Public offering price	$	$	$	$
Underwriting discounts and commissions (8.5%)	$	$	$	$
Non-accountable expense allowance (1%)	$	$	$	$
Total	$	$	$	$
Proceeds, before expenses, to us	$	$	$	$

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We have paid an advance of $50,000 to the representative, which will be applied against the actual out-of-pocket accountable expenses that will be paid by us to the underwriters in connection with this offering, and will be reimbursed to us to the extent not incurred.

In addition, we have also agreed to pay the following expenses of the underwriters relating to the offering: (a) all filing fees and expenses associated with the review of this offering by FINRA; (b) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of foreign jurisdictions designated by the underwriter; (c) all fees, expenses and disbursements relating to background checks of our officers and directors in an amount not to exceed $15,000 in the aggregate; (d) all fees, expenses and disbursements relating to the registration or qualification of the shares under the “blue sky” securities laws or such states, if applicable, and other jurisdictions as ThinkEquity LLC may reasonably designate (including, without limitation, all filing and registration fees, it being agreed that if the offering is commenced on the NYSE American, we will make a payment of $5,000 to counsel at closing); (e) $29,500 for the underwriters’ use of Ipreo’s book-building, prospectus tracking and compliance software for this offering; (f) the fees and expenses of the representatives’ legal counsel incurred in connection with this offering in an amount up to $125,000; (g) up to $10,000 of the representative’s actual accountable road show expenses for the offering; (h) $10,000 for data services and communications expenses; and (i) up to $10,000 of the representative’s market making and trading, and clearing firm settlement expenses.

We estimate that the total expenses of the offering payable by us, excluding the total underwriting discounts and commissions and non-accountable expense allowance, will be approximately $310,000.

In addition, we have agreed that, if any warrants issued to investors in this offering are exercised on or after the twelve-month anniversary of the date of their issuance, we will pay the representative a cash fee equal to 7.0% of the aggregate gross proceeds received by us upon such exercise, payable by wire transfer of immediately available funds within three business days following such exercise.

Representative’s Warrants

We have agreed to issue warrants to ThinkEquity LLC, as representative of the underwriters, upon the closing of this offering, which entitle it to purchase up to 5% of the total number of shares of common stock being sold in this offering (the “Representative’s Warrants”). The exercise price of the Representative’s Warrants is equal to $6.88 per share, or 125% of the offering price of the common stock and accompanying warrant offered hereby (assuming a public offering price of $5.50). The Representative’s Warrants will be exercisable at any time and from time to time, in whole or in part, during the four and a half-year period commencing six months from the effective date of this registration statement. The Representative’s Warrants are deemed underwriter compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1) of FINRA. The representative (or permitted assignees under the rules of FINRA) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of this offering. In addition, the Representative’s Warrants provide for registration rights upon request at the Company’s expense, in certain cases. The one-time demand registration right provided will not be greater than five years from the effective date of this offering in compliance with FINRA Rule 5110(g)(8)(B) and (C), and any other applicable sections under FINRA Rule 5110. The unlimited piggyback registration right provided will not be greater than seven years from the effective date of this offering in compliance with FINRA Rule 5110(g)(8)(D). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the Representative’s Warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the Representative’s Warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger, or consolidation. However, neither the exercise price of the Representative’s Warrants, nor the number of shares of common stock underlying such warrants, will be adjusted for issuances of shares of common stock by the Company at a price below the exercise price of the Representative’s Warrants.

Right of First Refusal

Until 24 months from the closing date of this offering the representative will have an irrevocable right of first refusal to act as sole investment banker, sole book-runner and/or sole placement agent, at the representative’s sole discretion, for each and every future public and private equity and debt offering of the Company, or any successor to or any subsidiary of the Company, including all equity linked financings and Business Combinations (as defined below), on terms customary to the representative. For these purposes, “Business Combinations” means any merger, consolidation, acquisition of stock or assets, sale, transfer or other disposition of all or substantially all of the equity or assets of the Company or any subsidiary, joint venture, partnership or similar transaction or any series of related transactions that in the aggregate equal or exceed $15,000,000 in transaction value. The transaction value shall include any cash consideration and the fair market value of any non-cash consideration (such as equity or debt securities, upfront payments, milestone payments, assumption of debt, or other property). The representative will have the sole right to determine whether or not any other broker-dealer will have the right to participate in any such offering and the economic terms of any such participation.

Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.

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Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares of common stock or preventing or retarding a decline in the market price of our shares of common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on Nasdaq, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Pricing of this Offering

The public offering price has been negotiated between us and the representative. Among the factors considered in these negotiations are: the history of and prospects for, us and the industry in which we compete; our past and present financial performance; an assessment of our management; the present state of our development; the prospects for our future earnings; the prevailing conditions of the applicable United States securities market at the time of this offering; previous trading prices for our common stock in the private market and market valuations of publicly traded companies that we and the representative believe to be comparable to us.

Lock-up Agreements

We and our stockholders holding more than 5% of our outstanding common stock have agreed for a period of three months after the date of this prospectus, and our directors, officers and convertible debt holders have agreed for a period of six months after the date of this prospectus, without the prior written consent of the representative, not to directly or indirectly:

●	issue (in the case of us), offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock; or

●	in the case of us, file or cause the filing of any registration statement under the Securities Act with respect to any shares of common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock; or

●	in the case of us, complete any offering of debt securities of the Company, other than entering into a line of credit, term loan arrangement or other debt instrument with a traditional bank; or

●	enter into any swap or other agreement, arrangement, hedge or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of our common stock or other capital stock or any securities convertible into or exercisable or exchangeable for our common stock or other capital stock, whether any transaction described in any of the foregoing bullet points is to be settled by delivery of our common stock or other capital stock, other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing.

In addition, we have agreed that we will not, for a period of 24 months after the date of this prospectus, offer to sell, sell, contract to sell, grant any option to sell or otherwise dispose of shares of capital stock of our Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of our Company, directly or indirectly, in any variable rate transaction, without the prior written consent of the representative.

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Additional Issuances under Incentive Compensation Plan

In the Underwriting Agreement, we have agreed with the representative of the underwriters that we will not issue shares of common stock (or options or other rights to acquire shares of common stock) under our 2024 Incentive Compensation Plan such that we would have in excess of 1,250,000 shares of common stock issued or issuable thereunder in the aggregate (subject to appropriate adjustment for stock splits, stock dividends, recapitalizations or similar events), and that any such additional issuances under the plan after this offering will not have an exercise price (or strike price) that is less than the public offering price in this offering.

Other Relationships

Certain of the underwriters and their affiliates may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates for which they may in the future receive customary fees.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members. The representative may agree to allocate a number of securities to underwriters and selling group members for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us, and should not be relied upon by investors.

Listing

We have applied to list our common stock and warrants for trading on the NYSE American and expect such listing to occur concurrently with this offering. No assurance can be given that our application will be approved. A NYSE American listing for our common stock is a condition to completing this offering. We do not plan to list the pre-funded warrants on the NYSE American or any other securities exchange or trading market.

Offer restrictions outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

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Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area-Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

●	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

●	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

●	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

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France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code Monétaire et Financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1; and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1; and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), or ISA, nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa, “CONSOB” pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

●	to Italian qualified investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

●	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

●	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

●	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

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Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissăo do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority.

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has the Company received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by the Company.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to the Company.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

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INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Pursuant to our Certificate of Incorporation and Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his or her position, if he or she acted in good faith and in a manner he or she reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him or her against all expenses incurred, including attorney’s fees.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

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LEGAL MATTERS

The validity of the shares of common stock and warrants offered hereby will be passed upon for the issuer by its counsel, Olshan Frome Wolosky LLP, New York, New York. The underwriters have been represented in connection with this offering by Reed Smith LLP, New York, New York.

EXPERTS

The consolidated financial statements of American Battery Materials Inc. as of December 31, 2025 and 2024 have been audited by GreenGrowth CPAs, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the Registration Statement to which this prospectus forms a part (which report expresses an unqualified opinion on the financial statements and includes explanatory paragraphs referring to conditions that raise substantial doubt about American Battery Materials Inc.’s ability to continue as a going concern for one year from the issuance of the financial statements). Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock we are offering by this prospectus. For further information pertaining to us and our common stock, you should refer to the registration statement and to its exhibits. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

We are subject to the informational requirements of the Exchange Act and file annual, quarterly and current reports and other information with the SEC. You can read our SEC filings, including the registration statement, at the SEC’s website at www.sec.gov. We also maintain a website at www.americanbatterymaterials.com. You may access, free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.

62

AMERICAN BATTERY MATERIALS INC.

F-1

AMERICAN BATTERY MATERIALS INC.

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
	2026	2025
Assets
Current assets
Cash	$5,704	$3,480
Prepaid expenses and other assets	100,000	186,885
Total current assets	105,704	190,365
Noncurrent assets
Mineral claims	206,000	206,000
Total assets	$311,704	$396,365

Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable	$302,828	$293,029
Accrued expenses	1,289,530	1,070,492
Accrued interest	1,483,617	1,016,424
Promissory notes payable, net of discount	790,991	322,472
Promissory notes payable – related party	946,531	1,043,103
Convertible notes payable, net of discount	6,383,583	5,607,630
Convertible notes payable – related party	1,507,008	1,339,563
Total current liabilities	12,704,088	10,692,713
Total Liabilities	12,704,088	10,692,713

Stockholders’ deficit
Preferred stock, $0.001 par value, 10,000,000 shares authorized, 0 shares issued and outstanding	-	-
Common stock, $0.001 par value, 100,000,000 shares authorized, 3,789,585 and 3,142,371 shares issued and outstanding, respectively	3,789	3,142
Additional paid in capital	23,751,990	20,657,631
Accumulated deficit	(36,148,163)	(30,957,121)
Total stockholders’ deficit	(12,392,384)	(10,296,348)
Total liabilities and stockholders’ deficit	$311,704	$396,365

The accompanying notes are an integral part of the condensed consolidated unaudited financial statements.

F-2

AMERICAN BATTERY MATERIALS INC.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2026	2025	2026	2025
Operating Expenses
General and administrative	$717,939	$957,597	$1,097,901	$1,216,054
Total operating expenses	717,939	957,597	1,097,901	1,216,054

Operating loss	(717,939)	(957,597)	(1,097,901)	(1,216,054)

Other Expenses / Income
Gain (loss) on extinguishment of debt	-	(565,453)	(1,045,346)	(565,453)
Fair value of stock issued for note modification	-	(410,008)	(2,572,517)	(410,008)
Interest expense	(245,694)	(181,387)	(475,278)	(326,569)
Total other expenses / income	(245,694)	(1,156,848)	(4,093,141)	(1,302,030)

Income (loss) from operations before income taxes	(963,633)	(2,114,445)	(5,191,042)	(2,518,084)

Provision for income taxes	-	-	-	-

Net Income (Loss)	$(963,633)	$(2,114,445)	$(5,191,042)	$(2,518,084)

Net loss per share – basic and diluted	$(0.26)	$(0.78)	$(1.42)	$(0.95)

Weighted average common shares – basic and diluted	3,764,860	2,696,296	3,647,837	2,641,941

The accompanying notes are an integral part of the condensed consolidated unaudited financial statements.

F-3

AMERICAN BATTERY MATERIALS INC.

Consolidated Statements of Changes in Stockholders’ Deficit

Six months ended June 30, 2026 and 2025

(Unaudited)

	Preferred stock		Common stock		Additional Paid in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity/(Deficit)
Balance as of December 31, 2024	-	$-	2,586,982	$2,586	$17,737,406	$(24,546,557)	$(6,806,565)
Shares issued for services			73,118	74	550,341	-	550,415
Shares issued for note modification			90,847	91	409,917	-	410,008
Share-based compensation	-	-	-	-	132,563	-	132,563
Net loss	-	-	-	-	-	(2,518,084)	(2,518,084)
Balance as of June 30, 2025	-	$-	2,750,947	$2,751	$18,830,227	$(27,064,641)	$(8,231,663)

Balance as of December 31, 2025	-	$-	3,142,371	$3,142	$20,657,631	$(30,957,121)	$(10,296,348)
Shares issued for services	-	-	70,135	70	379,162	-	379,232
Shares issued for note modification	-	-	542,066	542	2,571,975	-	2,572,517
Shares issued for options exercise	-	-	35,013	35	54,235	-	54,270
Share-based compensation	-	-	-	-	88,987	-	88,987
Net loss	-	-	-	-	-	(5,191,042)	(5,191,042)
Balance as of June 30, 2026	-	$-	3,789,585	$3,789	$23,751,990	$(36,148,163)	$(12,392,384)

The accompanying notes are an integral part of the condensed consolidated unaudited financial statements.

F-4

AMERICAN BATTERY MATERIALS INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended	Six Months Ended
	June 30,	June 30,
	2026	2025
Cash Flows from Operating Activities
Net income (loss)	$(5,191,042)	$(2,518,084)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	468,219	682,978
Accrued interest	467,193	315,978
Gain (loss) on extinguishment of debt	1,045,346	565,453
Fair value of stock issued for note modification	2,572,517	410,008
Changes in operating assets and liabilities:
Prepaid expenses and other assets	86,885	4,073
Accounts payable and accrued expenses	228,836	183,388
Net cash used in operating activities	(322,046)	(356,206)

Cash Flows from Investing Activities:
Net cash provided by (used in) investing activities	-	-

Cash Flows from Financing Activities
Proceeds from convertible notes	-	195,000
Proceeds from convertible notes – related party	-	155,000
Proceeds from promissory notes	225,000	-
Proceeds from promissory notes – related party	45,000	-
Proceeds from options exercise	54,270	-
Net cash provided by financing activities	324,270	350,000
		-
Net increase (decrease) in cash	2,224	(6,206)

Cash, beginning of period	3,480	12,896

Cash, end of period	$5,704	$6,690

Supplemental disclosures of cash flow information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-
Supplemental disclosures of non-cash financing activities:
Promissory notes issued with no cash proceeds	$856,354	$-
Common stock issued for note modification	$2,572,517	$-

The accompanying notes are an integral part of the condensed consolidated unaudited financial statements.

F-5

AMERICAN BATTERY MATERIALS INC.

Notes to Condensed Consolidated Financial Statements

For the Six Months Ended June 30, 2026 and 2025 (Unaudited)

Note 1 - Nature of the Business

American Battery Materials Inc. (the “Company”) is a US based renewable energy company focused on the extraction, refinement and distribution of technical minerals in an environmentally responsible manner. On November 5, 2021, the Company acquired the rights to 102 Federal Mining Claims located in the Lisbon Valley of Utah for $100,000, plus the future payment of royalties based on a percentage of the net revenue (2%) from the sale of all minerals produced from this portion of the mining property. The acquisition was driven by historical mineral data from seven (7) existing wells with brine aquifer access. The independent third-party Technical Report indicated that further investment and development in the claims were warranted.

On April 25, 2023, the Company formed Mountain Sage Minerals, LLC, a Utah limited liability company, of which it is the 100% owner. The Company will look to expand its holdings in the Lisbon Valley area with the acquisition of additional mineral claims and joint venture opportunities through this new LLC.

On May 1, 2023, FINRA completed the processing of our application for a name change, and our name was officially changed to American Battery Materials Inc. At the same time, the Company’s trading symbol was changed to BLTH. These changes better reflect the business of the Company.

On June 1, 2023, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Seaport Global Acquisition II Corp., a Delaware corporation (“SGII”), and Lithium Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of SGII (“Merger Sub”). SGII is a blank check company, also referred to as a special purpose acquisition company, formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. Following material changes to the transaction proposed by SGII making the transaction untenable to us, on November 20, 2023, SGII notified us that it had elected to terminate the Merger Agreement.

On August 4, 2023, the Company filed an Amendment to the Certificate of Incorporation (the “Amendment”) in order to effect a reverse stock split in the ratio of 1-for-300 (the “Reverse Split”). The Company and its shareholders holding a majority of the issued and outstanding shares of stock of the Company entitled to vote previously approved a reverse stock split for not less than 1-for-10 and not more than 1-for-1,000, at any time prior to October 20, 2023, with the Company’s Board having the discretion to determine whether or not the Reverse Split is to be effected, and if effected, the exact ratio for the Reverse Split within the above range. On August 1, 2023, the Company’s unanimously approved the Reverse Split and authorized the filing of the Amendment. On December 8, 2023, the company effectuated the reverse split of the common stock by a ratio of one-for-300 (the “Reverse Split”). All per share amounts and number of shares in the consolidated financial statements and related notes have been retroactively restated to reflect the Reverse Split.

On January 16, 2025, the Company filed a Certificate of Amendment with the Secretary of State of Delaware to effect a reverse stock split of the issued and outstanding shares of its common stock at a ratio of one share for every 5 shares outstanding prior to the effective date of the reverse stock split. The reverse stock split became effective on January 24, 2025. The total number of authorized shares of common stock was reduced from 4,500,000,000 shares to 100,000,000 shares. The par value of the class Common Stock will remain the same at $0.001 per share. The 10,000,000 authorized shares of the Corporation’s preferred stock, par value $0.001 per share will not change. All per share amounts and number of shares in the consolidated financial statements and related notes have been retroactively restated to reflect the Reverse Split.

The Company has been moving forward with its strategy of employing advanced brine extractive technology methodologies and has been in talks with numerous extraction providers. Selective mineral extraction is clearly the most cost-effective and ESG friendly approach currently available. Technologies are being utilized that can extract the desired minerals and metals from the brine and then re-inject the brines back down into the aquifer. The prospective partners have been provided the analytical results from the technical reports, but will soon provide current results, analytical, geotech modeling, aquifer modeling, recharge, flows and depth.

Note 2 - Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis. The Company had a net loss of $5,191,042 during the six months ended June 30, 2026, has accumulated losses totaling $36,148,163, and has a working capital deficit of $12,598,384 as of June 30, 2026. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

F-6

Until the Company can generate significant cash from operations, its ability to continue as a going concern is dependent upon obtaining additional financing. The Company hopes to raise additional financing, potentially through the sale of debt or equity instruments, or a combination, to fund its operations for the next 12 months and allow the Company to continue the development of its business plans and satisfy its obligations on a timely basis. Should additional financing not be available, the Company will have to negotiate with its lenders to extend the repayment dates of its indebtedness. There can be no assurance that the Company will be able to successfully restructure its debt obligations in the event it fails to obtain additional financing. These conditions have raised substantial doubt as to the Company’s ability to continue as a going concern for one year from the issuance of the financial statements, which has not been alleviated.

Note 3 - Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP). The Company’s fiscal year end is December 31. These unaudited condensed consolidated interim financial statements have been prepared in accordance with U.S. GAAP for interim financial information and with the instructions to Form 10-Q; accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements and should be read in conjunction with the audited consolidated financial statements and related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025. The consolidated financial statements include the accounts of American Battery Materials, Inc. and its wholly owned subsidiary, Mountain Sage Minerals, LLC. All significant intercompany balances and transactions have been eliminated in consolidation. In the opinion of management, these interim financial statements reflect all adjustments (consisting of normal recurring adjustments) considered necessary for a fair statement of the results for the interim periods presented.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and be based on events different from those assumptions. Future events and their effects cannot be predicted with certainty; estimating, therefore, requires the exercise of judgment. Thus, accounting estimates change as new events occur, as more experience is acquired, or as additional information is obtained.

Property and Equipment

Property and equipment are stated at cost less depreciation. Depreciation is provided using the straight-line method over the estimated useful life of the assets. Equipment has estimated useful lives between three and seven years. Expenditures for ordinary repairs and maintenance are charged to expense as incurred.

Impairment of Long-lived Assets

Long-lived assets, such as property and equipment and intangible assets subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount to the estimated future undiscounted cash flows expected to be generated by the asset group. If it is determined that an asset group is not recoverable, an impairment charge is recognized for the amount by which the carrying amount of the asset group exceeds its fair value.

Mineral Rights and Properties

The Company capitalizes acquisition costs until the Company determines the economic viability of the property. Since the Company does not have proven and probable reserves as defined by Securities and Exchange Commission (“SEC”) Regulation S-K Item 1300, exploration expenditures are expensed as incurred. The Company expenses mineral lease costs and repair and maintenance costs as incurred. The Company reviews the carrying value of our properties for impairment, including mineral rights, upon the occurrence of events or changes in circumstances that indicate the related carrying amounts may not be recoverable. During the period ending December 31, 2023, the Company took action to expand on its rights to 102 federal mining claims located in the Lisbon Valley of Utah that it purchased on November 5, 2021, for $100,000 , plus the future payment of royalties based on a percentage of the net revenue (2%) from the sale of all minerals produced from this portion of the mining property. The Company acquired and staked additional lithium mining claims adjacent to its Lisbon Valley Project in Utah for $106,000. The new claims have been registered with the Bureau of Land Management. The Company now owns a total of 743 placer claims over 14,320 acres, comprised of (i) the 102 original claims held; and (ii) the 641 new claims. No impairment or capitalizable costs related to the mineral claims were noted during the six months ended June 30, 2026 and 2025.

F-7

Earnings Per Share

The Company presents basic and diluted earnings per share in accordance with ASC 260, “Earnings per Share.” Basic earnings per share reflect the actual weighted average of shares issued and outstanding during the period. Diluted earnings per share are computed including the number of additional shares that would have been outstanding if dilutive potential shares had been issued. In a loss period, the calculation for basic and diluted earnings per share is considered to be the same, as the impact of potential common shares is anti-dilutive.

As of June 30, 2026 and 2025, there were approximately 533,987 and 47,446 shares respectively, potentially issuable under convertible debt agreements, options, warrants and preferred stock that could dilute basic earnings per share if converted that were excluded from the six months ended June 30, 2026 and 2025 because their inclusion would have been anti-dilutive due to the Company’s net losses.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. Certain warrants issued by the Company contain terms that result in the warrants being classified as derivative liabilities for accounting purposes. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair market value and then is revalued at each reporting date, with changes in fair value reported in the consolidated statement of operations. The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks.

Fair Value of Financial Instruments

For certain of the Company’s financial instruments, including cash and equivalents, prepaid expenses and other assets, accounts payable, accrued liabilities and short-term debt, the carrying amounts approximate their fair values due to their short maturities. ASC 820, “Fair Value Measurements and Disclosures,” requires disclosure of the fair value of financial instruments held by the Company. ASC 825, “Financial Instruments,” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The three levels of valuation hierarchy are defined as follows:

●	Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. The Company considers active markets as those in which transactions for the assets or liabilities occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

●	Level 2: Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability. This category includes those derivative instruments that the Company values using observable market data. Substantially all of these inputs are observable in the marketplace throughout the term of the derivative instruments, can be derived from observable data, or supported by observable levels at which transactions are executed in the marketplace.

●	Level 3: Measured based on prices or valuation models that require inputs that are both significant to the fair value measurement and less observable from objective sources (i.e. supported by little or no market activity). Level 3 instruments include derivative warrant instruments. The Company does not have sufficient corroborating evidence to support classifying these assets and liabilities as Level 1 or Level 2.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, “Compensation - Stock Compensation,” which requires all stock-based awards granted to employees, directors and non-employees to be measured at grant date fair value of the equity instrument issued and recognized as expense. Stock-based compensation expense is recognized on a straight-line basis over the requisite service period of the award, which is generally equivalent to the vesting period. The fair value of each stock option granted is estimated using the Black-Scholes option pricing model. The measurement date for the non-forfeitable awards to non-employees that vest immediately is the date the award is issued.

Revenue Recognition

We recognize revenue under ASC 606, “Revenue from Contracts with Customers,” the core principle of which is that an entity should recognize revenue to depict the transfer of control for promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In applying the revenue recognition principles, an entity is required to identify the contract(s) with a customer, identify the performance obligations, determine the transaction price, allocate the transaction price to the performance obligations and recognize revenue as the performance obligations are satisfied (i.e., either over time or at a point in time). ASC 606 further requires that companies disclose sufficient information to enable readers of financial statements to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers.

F-8

The Company recognized $0 revenue during the six months ended June 30, 2026 and 2025.

Convertible Debt

The Company issues convertible notes as part of its financing strategy, which may contain embedded features such as conversion options, redemption provisions, and contractual adjustments like most favored nations clauses. Convertible debt is accounted for under ASC 470, Debt, as amended by ASU 2020-06, Debt—Debt with Conversion and Other Options. This standard simplifies the accounting by eliminating certain separation models for convertible instruments, requiring the Company to evaluate the debt as a single instrument unless bifurcation of embedded derivatives is required under ASC 815, Derivatives and Hedging.

Convertible notes are initially recorded at their principal amount, net of issuance costs or discounts, and classified as liabilities unless specific features mandate equity classification. Interest expense is recognized using the effective interest method over the notes’ terms.

The Company’s convertible debt instruments are debt host financial instruments containing embedded features, some of which would otherwise be required to be bifurcated from the debt-host and recognized as separate derivative liabilities subject to initial and subsequent periodic estimated fair value measurements under ASC Topic 815, Derivatives and Hedging. Embedded features are assessed to determine if they require bifurcation as derivatives. Features are bifurcated if their economic characteristics and risks are not clearly and closely related to the debt host, the hybrid instrument is not remeasured at fair value through earnings, and the feature would qualify as a standalone derivative. Bifurcated derivatives are recorded at fair value, with subsequent changes recognized in earnings. However, features contingent on events with low probability (e.g., uplisting or an event of default) are assigned immaterial value. The Company continues to monitor its facts and circumstances in each reporting period to evaluate whether each immaterial embedded feature’s fair value or change to it is significant and would therefore need to be ascribed value.

Common stock issued with convertible notes are treated as freestanding equity instruments under ASC 815-40, recorded at fair value in additional paid-in capital, with proceeds allocated between the debt and shares using the relative fair value method. The fair value of the shares issued are treated as a discount to the value of the convertible debt issued.

Debt issuance costs are capitalized and amortized as additional interest expense over the debt term, unless allocated to bifurcated derivatives, in which case they are expensed immediately if material.

Refinancings of convertible and promissory notes previously issued by the Company are evaluated under ASC 470-50, Modifications and Extinguishments, or ASC 470-60, Troubled Debt Restructurings by Debtors. A refinancing is accounted for as an extinguishment if the present value of cash flows under the new terms differs by at least 10% from the original terms or if a substantive conversion option is added or eliminated. When an extinguishment occurs, the original debt is derecognized and the new debt is recorded at fair value, recognizing any gain or loss in earnings. If not extinguished, a refinancing is treated as a modification with no gain or loss recognition. If the Company were to experience multiple changes to the same debt within a one-year period, and the first of those changes were determined to be a modification, the Company would then evaluate the changes within the one-year period on a cumulative basis.

A refinancing is classified as a troubled debt restructuring (TDR) if the Company is experiencing financial difficulty and the creditor grants a concession (e.g., reduced effective interest rate). For TDRs, the carrying amount is adjusted only if undiscounted future cash flows fall below the net carrying value of the original debt. When the undiscounted future cash flows of refinanced debt fall below the net carrying value of the original debt, the Company would record a gain for the difference. It would further adjust the carrying value of the debt to the future undiscounted cash flow amount with no interest expense recorded going forward. All future interest payments would then reduce the carrying value of the respective debt modified. If the undiscounted future cash flows are greater than the carrying value of the original debt, no gain would be recorded. The Company would then calculate a new effective interest rate based upon the carrying value of the original debt and the revised future cash flows under the terms of the new debt.

Recent Accounting Pronouncements

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which enhances disclosure requirements related to income taxes, including rate reconciliation and taxes paid by jurisdiction. This standard is effective for fiscal years beginning after December 15, 2024. We will adopt ASU 2023-09 in our Annual Report on Form 10-K for the fiscal year ending December 31, 2026. We are currently evaluating the impacts of the improvements to income tax disclosure.

In November 2024, the FASB issued ASU No. 2024-03, Income Statement (Reporting Comprehensive Income) Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. This guidance requires public business entities to disaggregate certain income statement expense captions (such as cost of sales, selling, general and administrative, research and development, etc.) into specified categories in the footnotes. ASU 2025-01 (issued January 2025) clarified the effective dates This guidance is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027. The Company does not expect a material impact upon adoption.

In April 2024, the FASB issued ASU No. 2024-04, Debt—Debt with Conversion and Other Options (Subtopic 470-20): Induced Conversions of Convertible Debt Instruments, which clarifies the requirements for determining whether the settlement of a convertible debt instrument should be accounted for as an induced conversion. This guidance is effective for annual periods beginning after December 15, 2025, including interim periods within those annual periods. The Company adopted the guidance prospectively as of January 1, 2026. The adoption of this guidance did not have a material impact on the Company’s condensed consolidated financial statements.

F-9

In January 2025, the FASB issued ASU No. 2025-01, Income Statement (Reporting Comprehensive Income) Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date. This ASU solely clarifies the effective date of ASU 2024-03 (see above). The Company does not expect a material impact.

In December 2025, the FASB issued ASU No. 2025-11, Interim Reporting (Topic 270): Narrow-Scope Improvements. The amendments clarify and reorganize existing interim reporting guidance, including the scope of Topic 270 and interim disclosure requirements, and introduce a disclosure principle requiring entities to disclose material events or changes occurring since the most recent annual reporting period. ASU 2025-11 is effective for interim reporting periods within annual reporting periods beginning after December 15, 2027. Early adoption is permitted. The Company is currently evaluating the impact of ASU 2025-11 on its consolidated financial statements and related disclosures.

In December 2025, the FASB issued ASU 2025-12, Accounting Standards Codification Improvements, which clarifies guidance and makes minor improvements across various topics, including earnings per share, receivables, revenue, income taxes, and equity. This ASU is effective for annual periods beginning after December 15, 2026, and interim periods within those annual periods, with early adoption permitted. The Company is currently evaluating the impact of the new guidance on its consolidated financial statements and disclosures.

The Company has examined recent accounting pronouncements and determined that they will not have a material impact on its financial position, results of operations, or cash flows.

Note 4 – Debt

Promissory Notes Payable and Promissory Notes Payable - Related Party

During the year ended December 31, 2025:

One (1) promissory note agreement was extended to July 31, 2025, to October 31, 2025, and to January 31, 2026, increasing principal to $61,376. A total of 3,598 shares of common stock were issued as additional consideration for the 2025 extensions. During the six months ended June 30, 2026, the note was extended to June 30, 2026, increasing principal to $69,048. A total of 4,016 shares of common stock were issued as additional consideration for the extension. The loss generated by the note extension during 2026 was $7,672, and during 2025 was $15,263. The outstanding principal balance was $69,048 as of June 30, 2026. Accrued interest as of June 30, 2026, was $11,446.

The note issued to the related party was extended to July 31, 2025, to October 31, 2025, and to January 31, 2026, increasing principal to $976,204. A total of 56,510 shares of common stock were issued as additional consideration for the 2025 extensions. During the quarter ended December 31, 2025, the noteholder sold $145,000 of the value of his promissory note to two noteholders, of which $70,000 was to a related party. The outstanding principal balance was $831,204 as of December 31, 2025. During the six months ended June 30, 2026, the note was extended to June 30, 2026, increasing principal to $901,354. A total of 52,748 shares of common stock were issued as additional consideration for the extension. During the six months ended June 30, 2026, the noteholder sold $382,500 of the value of his promissory note to three noteholders, of which $30,000 was to a related party. The related party was issued a new promissory note for the remaining balance of his note of $473,854. Accrued interest as of June 30, 2026, was $150,525. The loss generated by the note extensions during 2026 was $100,150, and during 2025 was $242,767.

The note holding the principal of $139,817 and issued to the holder not affiliated with the Company was extended to July 31, 2025, to October 31, 2025, and to January 31, 2026, increasing principal to $186,096. A total of 10,797 shares of common stock were issued as additional consideration for the 2025 extensions. The outstanding principal balance was $186,096 as of December 31, 2025. During the six months ended June 30, 2026, the note was extended to June 30, 2026, increasing principal to $209,358. A total of 12,048 shares of common stock were issued as additional consideration for the extension. Accrued interest as of June 30, 2026, was $32,460. The loss generated by the note extension during 2026 was $23,262, and during 2025 was $46,279.

The note issued to the related party was extended to July 31, 2025, and to October 31, 2025, increasing principal to $119,909. On September 30, 2025, the noteholder sold $75,000 of the value of his promissory note to another related party. On October 31, 2025, the note was extended to January 31, 2026, increasing principal to $49,399. A total of 5,651 shares of common stock were issued as additional consideration for the 2025 extensions. The outstanding principal balance was $49,399 as of December 31, 2025. During the six months ended June 30, 2026, the note was extended to June 30, 2026, increasing principal to $55,574. A total of 3,421 shares of common stock were issued as additional consideration for the extension. Accrued interest as of June 30, 2026, was $12,496. The loss generated by the note extension during 2026 was $6,175, and during 2025 was $25,301.

F-10

The Company entered into 4 promissory note agreements in the aggregate amount of $230,000, of which $155,000 was with related parties. One note was extended to January 31, 2026, increasing principal to $82,500. A total of 1,816 shares of common stock were issued as additional consideration for the extension. All notes were due on January 31, 2026. The outstanding principal balance was $237,500 as of December 31, 2025. During the six months ended June 30, 2026, the notes were extended to June 30, 2026, increasing principal to $267,188. A total of 13,981 shares of common stock were issued as additional consideration for the extensions. Accrued interest as of June 30, 2026, was $17,094. The loss generated by the note extensions during 2026 was $29,688, and during 2025 was $7,500.

During the six months ended June 30, 2026, the Company entered into 9 promissory note agreements in the aggregate amount of $1,126,354 , of which $548,854  was with related parties. Of the total, $270,000  was received in cash and $856,354 was issued with no cash proceeds (re-issued or deducted from prior notes). The notes bear 10% interest per annum. Two (2) notes were extended to June 30, 2026, increasing principal from $80,000 to $90,000. A total of 4,608 shares of common stock were issued as additional consideration for the extensions . Eight notes are due on June 30, 2026, one note is due on December 31, 2026 . The outstanding principal balance was $1,136,354 as of June 30, 2026 (of which $552,604 was with related parties ). Accrued interest as of June 30, 2026, was $13,227. The loss generated by the note extensions during 2026 was $10,000.

Convertible Notes Payable and Convertible Notes Payable – Related Party

The Convertible Notes provide for a maturity of 12-months; 7.5% interest per annum; and no right to prepay during the first 6-months after the date of issuance (the “Issuance Date”). The Convertible Notes are convertible into shares of common stock of the Company (the “Conversion Shares”) as follows:

(a) The Convertible Notes automatically convert into Conversion Shares upon the shares of the Company’s common stock being listed on a higher exchange due to the (i) pricing and funding of an S-1 registration statement; or, (ii) the closing of a transaction resulting in the uplist (either, a “Triggering Transaction”). The conversion price for the Conversion Shares in an automatic conversion shall be equal to:

(1) 75% of the price under the Triggering Transaction if within 120-days of the Issuance Date;

(2) 70% of the price under the Triggering Transaction if within 121 to 150-days of the Issuance Date;

(3) 65% of the price under the Triggering Transaction if more than 150-days of the Issuance Date.

(b) The Purchasers have the right to convert into Conversion Shares, in whole or in part, at any time after 180-days following the Issuance Date. The conversion price for the Conversion Shares in a voluntary conversion shall be equal to 65% of the volume weighted average price for the Company’s common stock during the 20-consecutive trading days preceding the conversion.

During the year ended December 31, 2024:

Notes with six investors not affiliated with the Company were amended with an increase in principal from $1,950,000 to $3,394,584, an increase in interest rate from 7.5% to 10%, and extended until March 31, 2025. During the year ended December 31, 2025, the notes were extended to July 31, 2025, to October 31, 2025, and to January 31, 2026, increasing principal to $4,518,191. A total of 266,052 shares of common stock were issued as additional consideration for the 2025 extensions. The outstanding principal balance was $4,518,191 as of December 31, 2025. During Q1 2026, one noteholder sold $525,000 of the value of his promissory note to another holder not affiliated with the Company. During the six months ended June 30, 2026, the notes were extended to June 30, 2026, increasing principal to $4,492,340. A total of 266,298 shares of common stock were issued as additional consideration for the extensions. As of June 30, 2026, total principal and accrued interest on these six notes totaled $4,492,340 and $840,860, respectively. The loss generated by the note extensions during 2026 was $499,149, and during 2025 was $1,123,607.

Conditions of the note with one (1) purchaser not affiliated with the Company were amended several times (once under the MFN provision) resulting in an increase in principal from $50,000 to $118,670, an increase in interest rate from 7.5% to 10%, and extended until January 31, 2026. During the year ended December 31, 2025, the note was extended to July 31, 2025, to October 31, 2025, and to January 31, 2026. Additionally, the Company issued 3,567 shares of common stock in compliance with the MFN terms and 8,275 shares of common stock were issued as additional consideration for the note extensions. The outstanding principal balance was $118,670 as of December 31, 2025. During the six months ended June 30, 2026, the note was extended to June 30, 2026, increasing principal to $133,503. A total of 7,789 shares of common stock were issued as additional consideration for the extension. Accrued interest as of June 30, 2026, was $22,549. The loss generated by the note extension during 2026 was $14,834, and during 2025 was $29,511.

F-11

The Company entered into ten convertible promissory note agreements in the aggregate amount of $736,511, of which $447,787 was with related parties. During 2024, conditions of the notes were amended under the MFN provision resulting in an increase in principal to $1,047,321 (of which $631,811 was with related parties) and extended until March 31, 2025. During the year ended December 31, 2025, the notes were extended to July 31, 2025, to October 31, 2025, and to January 31, 2026, increasing principal to $1,393,983 (of which $840,940 was with related parties). A total of 81,751 shares of common stock were issued as additional consideration for the 2025 extensions. The outstanding principal balance was $1,393,983 as of December 31, 2025. During the six months ended June 30, 2026, the notes were extended to June 30, 2026, increasing principal to $1,568,231. A total of 91,295 shares of common stock were issued as additional consideration for the extensions. Accrued interest as of June 30, 2026, was $261,333. The loss generated by the note extensions during 2026 was $174,248, and during 2025 was $346,662. (Related Party: $840,940 of original principal)

During the year ended December 31, 2025:

The Company entered into five convertible promissory note agreements in the aggregate amount of $105,000, of which $80,000 was with related parties. During 2025, the notes were extended to July 31, 2025, to October 31, 2025, and to January 31, 2026, increasing principal to $139,755 (of which $106,480 was with related parties). A total of 7,829 shares of common stock were issued as additional consideration for the 2025 extensions. The outstanding principal balance was $139,755 as of December 31, 2025. During the six months ended June 30, 2026, the notes were extended to June 30, 2026, increasing principal to $157,224 (of which $119,790 was with related parties). A total of 8,710 shares of common stock were issued as additional consideration for the extensions. Accrued interest as of June 30, 2026, was $18,464. The loss generated by the note extensions during 2026 was $17,469, and during 2025 was $34,755.

The Company entered into seven convertible promissory note agreements in the aggregate amount of $245,000, of which $50,000 was with a related party. On July 31, 2025, the notes were extended to October 31, 2025, and on October 31, 2025, to January 31, 2026, increasing principal to $296,450 (of which $60,500 was with a related party). A total of 12,812 shares of common stock were issued as additional consideration for the 2025 extensions. The outstanding principal balance was $296,450 as of December 31, 2025. During the six months ended June 30, 2026, the notes were extended to June 30, 2026, increasing principal to $333,506 (of which $68,063 was with a related party). A total of 18,203 shares of common stock were issued as additional consideration for the extensions. Accrued interest as of June 30, 2026, was $34,420. The loss generated by the note extensions during 2026 was $37,056, and during 2025 was $51,450.

The Company entered into seven short-term convertible promissory note agreements in the aggregate amount of $424,921, of which $299,921 was with related parties. Conditions of five notes were amended under the MFN provision resulting in an increase in principal. On October 31, 2025, the notes were extended to January 31, 2026. Note amendments under the MFN provision and extensions resulted in an increase in principal to $480,143 (of which $331,643 was with related parties). A total of 4,961 shares of common stock were issued as additional consideration for the 2025 extensions. The outstanding principal balance was $480,143 as of December 31, 2025. During the six months ended June 30, 2026, the notes were extended to June 30, 2026, increasing principal to $540,161 (of which $373,098 was with related parties). A total of 28,550 shares of common stock were issued as additional consideration for the extensions. Accrued interest as of June 30, 2026, was $39,585. The loss generated by the note extensions during 2026 was $60,018, and during 2025 was $55,221.

During the six months ended June 30, 2026:

One noteholder sold $525,000 of the value of his promissory note to another holder not affiliated with the Company. On the same day, the noteholder distributed $152,000 of principal to another 4 holders, creating 4 new convertible notes of $38,000 each. The Convertible Notes bear 10% interest per annum and were initially due January 31, 2026. On January 31, 2026, the five notes were extended to June 30, 2026, increasing principal to $590,625. A total of 30,399 shares of common stock were issued as additional consideration for the extensions. Accrued interest as of June 30, 2026, was $28,984. The loss generated by the note extensions during 2026 was $65,625.

The noteholder sold $75,000 of the value of his promissory note to another holder not affiliated with the Company, creating 2 new convertible notes. The Convertible Notes bear 10% interest per annum and are due June 30, 2026. As of June 30, 2026, total principal and accrued interest on these two notes totaled $75,000 and $174, respectively.

Scheduled maturities of debt remaining as of June 30, 2026, for each respective fiscal year end are as follows:

2026	9,628,113
Total	$9,628,113

Note 5 - Capital Stock

On January 16, 2025, the Company filed a Certificate of Amendment with the Secretary of State of Delaware to effect a reverse stock split of the issued and outstanding shares of its common stock at a ratio of one share for every 5 shares outstanding prior to the effective date of the reverse stock split. The reverse stock split became effective on January 24, 2025. The total number of authorized shares of common stock was reduced from 4,500,000,000 shares to 100,000,000 shares. The par value of the class Common Stock will remain the same at $0.001 per share. The 10,000,000 authorized shares of the Corporation’s preferred stock, par value $0.001 per share will not change.

F-12

The Company filed a certificate of amendment to its certificate of incorporation, which effectuated as of December 8, 2023, a reverse split of the Company’s common stock by a ratio of one-for-300 (the “Reverse Split”). All per share amounts and number of shares in the consolidated financial statements and related notes have been retroactively restated to reflect the Reverse Split.

On October 20, 2022 the Company, following receipt of written approval from stockholders acting without a meeting and holding at least the minimum number of votes that would be necessary to authorize or take such action at a meeting, filed an amendment to its Certificate of Incorporation to (i) change the name of the Company to “American Battery Materials, Inc.” (the “Name Change”); and (ii) increase the total number of authorized shares of the Company’s common stock, par value $0.001 per share, from 600,000,000 to 4,500,000,000 (the “Authorized Share Increase”). The Authorized Share Increase was effective as of October 20, 2022. The Name Change was processed by FINRA and was effective as of May 1, 2023, at which time the Company’s trading symbol was changed to BLTH.

On October 20, 2022, in addition to the Name Change and the Authorized Share Increase, the holder of 63.86% of the issued and outstanding shares of stock of the Company entitled to vote took action by written consent and without a meeting, pursuant to Delaware General Corporate Law Section 228 and adopted and approved the following actions:

1.	Future amendment of the Company’s Certificate of Incorporation to implement a decrease in the authorized shares of the Company’s Common Stock from 4,500,000,000 to a number of not less than 10,000,000 and not more than 2,000,000,000 (the “Authorized Share Reduction”), at any time prior to October 20, 2023 (the “Anniversary Date”), with the Board having the discretion to determine whether or not the Authorized Share Reduction is to be effected, and if effected, the exact number of the Authorized Share Reduction within the above range.

2.	Future amendment of the Company’s Certificate of Incorporation to implement a reverse stock split of the Company’s Common Stock by a ratio of not less than 1-for-10 and not more than 1-for-1,000, (the “Reverse Split”), at any time prior to the Anniversary Date, with the Board having the discretion to determine whether or not the Reverse Split is to be effected and if effected, the exact ratio for the Reverse Split within the above range.

Preferred Stock

The Company has authorization for preferred stock, which could be issued with voting, liquidation, dividend and other rights superior to common stock. As of June 30, 2026, and December 31, 2025, there were 10,000,000 shares of preferred stock authorized, and 0 shares issued and outstanding.

Common Stock

The Company has authorized 100,000,000 shares of common stock, with 3,789,585 and 3,142,371 shares issued and outstanding at June 30, 2026 and December 31, 2025.

During the six months ended June 30, 2026, the Company issued 70,135 shares of common stock for services valued at $379,232, 35,013 shares of common stock upon exercise of options valued at $54,270, and 542,066 shares of common stock for note modification.

During the six months ended June 30, 2025, the Company issued 73,118 shares of common stock for services valued at $550,415 and 90,847 shares of common stock for note modification.

Note 6 - Stock Options and Warrants

Warrants

As of June 30, 2026, the Company had no warrant securities outstanding.

Options

Stock options are awarded to the Company’s employees, consultants and non-employee members of the board of directors under the Equity Incentive Plan and are generally granted with an exercise price equal to the market price of the Company’s common stock at the date of grant. The aggregate fair value of these stock options granted by the Company during the six months ended June 30, 2026, was determined to be $5,654 using the Black-Scholes-Merton option-pricing model based on the following assumptions: (i) volatility rate of 31%, (ii) zero expected dividend yield, (iii) risk-free rate of 4.01%, (iv) price of $3.75, and (v) expected life of 10 years. For the six months ended June 30, 2026, the Company recognized share-based compensation expense of $5,654 related to stock options. A summary of option activity under the Company’s Equity Incentive Plan as of June 30, 2026, and changes during the year then ended, is presented below:

F-13

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Balance outstanding at December 31, 2025	566,000	$1.61	2.02
Granted	3,000	3.75	8.83
Exercised	(35,013)	1.55	1.94
Forfeited	-	-	-
Cancelled or expired	-	-	-
Balance outstanding at June 30, 2026	533,987	$1.63	1.57
Exercisable at June 30, 2026	253,987	$1.72	1.70

Equity Incentive Plan

On July 22, 2011, the Board of Directors of the Company approved the Company’s 2011 Equity Incentive Plan (the “Plan”) and on July 26, 2011, stockholders holding a majority of shares of the Company approved, by written consent, the Plan and the issuance under the Plan of 16,667 shares. On November 16, 2017, the Board of Directors approved an increase of 33,333 shares to be made available for issuance under the Plan. Accordingly, the total number of shares of common stock available for issuance under the Plan is 50,000 shares. On August 13, 2024, the Board of Directors adopted the American Battery Materials Inc. 2024 Incentive Compensation Plan, which was deemed desirable and in the best interests of the Corporation, authorizing the executive officers to implement and administer this new plan, reserving 800,000 shares of Common Stock for issuance. Awards may be granted to employees, officers, directors, consultants, agents, advisors and independent contractors of the Company and its related companies. Such options may be designated at the time of grant as either incentive stock options or non-qualified stock options. Stock-based compensation includes expense charges related to all stock-based awards. Such awards include options, warrants and stock grants. Generally, the Company issues stock options that vest over three years and expire in 5 to 10 years. As of June 30, 2026, all outstanding awards have been granted under the Plan.

On October 15, 2025, following approval by our Board of Directors and by written consent of stockholders holding a majority of our outstanding common stock, we amended our 2024 Incentive Compensation Plan to provide for an automatic share reserve mechanism equal to 17.5% of the Company’s issued and outstanding shares of common stock on a fully diluted basis. Under this provision, the number of shares available for issuance under the plan automatically increases upon each issuance of common stock or convertible securities by an amount necessary to maintain the 17.5% reserve (calculated on a fully diluted basis), with no downward adjustment if the Company’s capitalization subsequently decreases. This amendment was designed to provide equity-based awards to an increasing employee pool.

Restricted Stock Units

On May 21, 2026, the Board approved an award of 400,000 restricted stock units to Cobrador Capital Advisors LLC, an entity controlled by the Company’s Chief Executive Officer, in connection with advisory services and the Company’s proposed uplisting. The award has an aggregate grant-date fair value of $2,200,000, based on the closing price of the Company’s common stock of $5.50 on the date of grant. Each unit represents the right to receive one share of common stock upon vesting and settlement. No shares were issued at the date of grant, and the units carry no voting or dividend rights prior to settlement.

200,000 units vest in full upon completion of an uplisting transaction in which the Company’s common stock commences trading on a major U.S. national securities exchange. The remaining 200,000 units vest in 18 equal monthly installments commencing June 1, 2026, subject to continued service. All unvested units vest upon a change in control. Vested units are settled in shares within 30 days after the end of the month in which vesting occurs.

The uplisting condition is a performance condition that is not considered probable until the transaction occurs. Accordingly, no cost has been recognized for the 200,000 units subject to that condition, and $1,100,000 of unrecognized cost will be recognized upon completion of an uplisting transaction, if any.

For the three and six months ended June 30, 2026, the Company recognized $83,333 of share-based compensation expense related to the time-vesting portion. As of June 30, 2026, 11,111 units had vested and remained unsettled. Unrecognized cost related to the time-vesting portion was $1,016,667, expected to be recognized over approximately 1.3 years.

On July 29, 2026, the Board approved an amendment changing the commencement date of the monthly vesting schedule applicable to 200,000 units from June 1, 2026 to the date of completion of an uplisting transaction. As a result, all 400,000 units are contingent upon completion of an uplisting transaction.

F-14

Note 7 – Earnings Per Share

Earnings per share calculations are performed in accordance with ASC 260, ‘Earnings Per Share’. Basic earnings per share is calculated using the weighted average number of common shares issued and outstanding during the period, which were 3,647,837 and 2,641,941 for the six months ended June 30, 2026 and 2025, respectively. Diluted earnings per share includes the dilutive effect of potential common shares, such as those issuable under convertible debt agreements, stock options, warrants, preferred stock and Restricted Stock Units (RSUs), unless their inclusion is anti-dilutive. Approximately 400,000 RSUs represent potential dilution that is contingent upon the Company successfully uplisting to a major exchange. For the six months ended June 30, 2026 and 2025, approximately 533,987 and 47,446 potential common shares, respectively, were excluded from the diluted earnings per share calculation due to the Company’s reported net losses, as their inclusion would have reduced the loss per share, rendering them anti-dilutive. The determination of anti-dilution was based on the application of the treasury stock method for options and warrants and the if-converted method for convertible debt and preferred stock, as applicable.

Note 8 - Segment Information

The Company operates and manages its business as one operating and reportable segment, which is the business of renewable energy focused on the extraction, refinement and distribution of technical minerals in an environmentally responsible manner. The Company’s chief operating decision maker (“CODM”) is its Chief Executive Officer. The Company’s measure of segment profit or loss is net income. For purposes of evaluating performance and allocating resources, the CODM reviews the financial information and evaluates net income against comparable prior periods and the Company’s forecast.

For the fiscal six months ended June 30, 2026, the CODM regularly receives and reviews the Company’s net income, and significant operating expenses categories, which are integral to the measure of operating performance. The significant expense categories include employee compensation, office operations and professional services. These expenses are presented below as they are included in the net income measure used by the CODM:

	Six Months Ended	Six Months Ended
	June 30,	June 30,
	2026	2025
General and administrative
Wages and related	$(840,162)	$(987,992)
Office operations	(8,843)	(9,728)
Professional services	(238,702)	(214,995)
Other operating expenses	(10,194)	(3,339)
Total operating expenses	(1,097,901)	(1,216,054)
Other Expenses / Income
Gain (loss) on extinguishment of debt	(1,045,346)	(565,453)
Fair value of stock issued for note modification	(2,572,517)	(410,008)
Interest expense	(475,278)	(326,569)
Total other expenses / income	(4,093,141)	(1,302,030)
Net Income (Loss)	$(5,191,042)	$(2,518,084)

Note 9 - Subsequent Events

●	On July 1, 2026, the Company entered into extension agreements with certain noteholders of its promissory and convertible notes. Under the terms of these agreements, the maturity dates of the notes were extended to August 15, 2026.

●	On July 13, 2026, the Company issued a convertible note for the principal amount of $100,000.

F-15

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

of American Battery Materials, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of American Battery Materials, Inc. (the Company) as of December 31, 2025 and 2024, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended and the related notes (collectively referred to as the financial statements).

In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Considerations

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses since inception and has not achieved profitable operations, which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

F-16

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of a critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

I.	Accounting for Convertible Notes

Critical Audit Matter Description

As discussed in Note 4 to the consolidated financial statements, the Company issued multiple convertible notes during 2025, which contained embedded features. Under ASC 815, Derivatives and Hedging, management is required to assess whether these embedded features should be bifurcated and accounted for separately as derivative liabilities.

The auditing of the Company’s convertible notes involved especially challenging auditor judgment due to the complexity of the embedded features and the application of complex accounting guidance and consideration of various terms and conditions within the convertible note agreements.

Audit Response

Our audit procedures to address the accounting of the convertible notes included the following, among others:

-	We obtained and read the terms and conditions of all convertible notes issued to understand the various features associated with the convertible notes.

-	We assessed whether the embedded features met the bifurcation criteria under ASC 815, including the evaluation of whether these features were clearly and closely related to the debt host.

-	We evaluated management’s application of ASC 815-15 and ASC 480 to determine whether the identified embedded features should be classified as derivatives and assessed the appropriateness of their conclusions.

-	We evaluated the competency and objectivity of management’s expert engaged by the Company to assist in the accounting analysis of the convertible notes.

March 19, 2026

We have served as the Company’s auditor since 2023.

Los Angeles, California

PCAOB ID Number 6580

F-17

AMERICAN BATTERY MATERIALS INC.

Consolidated Balance Sheets

	December 31,	December 31,
	2025	2024
Assets
Current assets
Cash	$3,480	$12,896
Prepaid expenses and other assets	186,885	104,073
Total current assets	190,365	116,969
Noncurrent assets
Mineral claims	206,000	206,000
Total assets	$396,365	$322,969

Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable	$293,029	$399,631
Accrued expenses	1,070,492	826,688
Accrued interest	1,016,424	317,434
Promissory notes payable, net of discount	322,472	185,929
Promissory notes payable – related party	1,043,103	832,534
Convertible notes payable, net of discount	5,607,630	3,899,253
Convertible notes payable – related party	1,339,563	631,811
Current capital lease obligation	-	36,254
Total current liabilities	10,692,713	7,129,534
Total Liabilities	10,692,713	7,129,534

Stockholders’ deficit
Preferred stock, $0.001 par value, 10,000,000 shares authorized, 0 shares issued and outstanding	-	-
Common stock, $0.001 par value, 100,000,000 shares authorized, 3,142,371 and 2,586,982 shares issued and outstanding, respectively	3,142	2,586
Additional paid in capital	20,657,631	17,737,406
Accumulated deficit	(30,957,121)	(24,546,557)
Total stockholders’ deficit	(10,296,348)	(6,806,565)
Total liabilities and stockholders’ deficit	$396,365	$322,969

The accompanying notes are an integral part of the consolidated financial statements.

F-18

AMERICAN BATTERY MATERIALS INC.

Consolidated Statements of Operations

	Year Ended	Year Ended
	December 31,	December 31,
	2025	2024
Operating Expenses
General and administrative	$1,863,256	$1,568,707
Total operating expenses	1,863,256	1,568,707

Operating loss	(1,863,256)	(1,568,707)

Other Expenses / Income
Gain (loss) on extinguishment of debt	(1,744,906)	(1,842,273)
Fair value of stock issued for note modification	(2,082,423)	(449,660)
Interest expense	(719,979)	(446,278)
Total other expenses / income	(4,547,308)	(2,738,211)

Income (loss) from operations before income taxes	(6,410,564)	(4,306,918)

Provision for income taxes	-	-

Net Income (Loss)	$(6,410,564)	$(4,306,918)

Net loss per share – basic and diluted	$(2.30)	$(1.81)

Weighted average common shares – basic and diluted	2,806,083	2,377,691

The accompanying notes are an integral part of the consolidated financial statements.

F-19

AMERICAN BATTERY MATERIALS INC.

Consolidated Statements of Changes in Stockholders’ Deficit

Years Ended December 31, 2025 and 2024

	Preferred stock		Common stock		Additional Paid in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity/(Deficit)
Balance as of December 31, 2023	-	$-	2,275,367	$2,275	$17,220,471	$(20,239,639)	$(3,016,893)
Shares issued for services	-	-	35,444	35	53,250	-	53,285
Shares issued for note modification	-	-	276,171	276	449,384	-	449,660
Share-based compensation	-	-	-	-	14,301	-	14,301
Net loss	-	-	-	-	-	(4,306,918)	(4,306,918)
Balance as of December 31, 2024	-	$-	2,586,982	$2,586	$17,737,406	$(24,546,557)	$(6,806,565)

Balance as of December 31, 2024	-	$-	2,586,982	$2,586	$17,737,406	$(24,546,557)	$(6,806,565)
Shares issued for services	-	-	87,858	88	605,602	-	605,690
Shares issued for note modification	-	-	467,531	468	2,081,955	-	2,082,423
Share-based compensation	-	-	-	-	232,668	-	232,668
Net loss	-	-	-	-	-	(6,410,564)	(6,410,564)
Balance as of December 31, 2025	-	$-	3,142,371	$3,142	$20,657,631	$(30,957,121)	$(10,296,348)

The accompanying notes are an integral part of the consolidated financial statements.

F-20

AMERICAN BATTERY MATERIALS INC.

Consolidated Statements of Cash Flows

	Year Ended	Year Ended
	December 31,	December 31,
	2025	2024
Cash Flows from Operating Activities
Net loss	$(6,410,564)	$(4,306,918)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	838,358	67,586
Accrued interest	698,990	364,879
Gain (loss) on extinguishment of debt	1,744,906	1,842,273
Fair value of stock issued for note modification	2,082,423	449,660
Amortization of debt discount	-	28,497
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(82,812)	39,129
Accounts payable and accrued expenses	629,283	764,583
Net cash used in operating activities	(499,416)	(750,311)

Cash Flows from Investing Activities:
Net cash provided by (used in) investing activities	-	-

Cash Flows from Financing Activities
Proceeds from convertible notes	345,000	105,000
Proceeds from convertible notes – related party	135,000	105,000
Proceeds from promissory notes	-	770,831
Proceeds from promissory notes – related party	10,000	-
Repayment of promissory notes	-	(225,000)
Net cash provided by financing activities	490,000	755,831
		-
Net increase (decrease) in cash	(9,416)	5,520

Cash, beginning of period	12,896	7,376

Cash, end of period	$3,480	$12,896

Supplemental disclosures:
Interest paid	$-	$-

Supplemental disclosures of non-cash items:
Accounts payable and accrued payable exchanged for convertible note	$234,200	$440,129

The accompanying notes are an integral part of the consolidated financial statements.

F-21

AMERICAN BATTERY MATERIALS INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2025 and 2024

Note 1 - Nature of the Business

American Battery Materials Inc. (the “Company”) is a US based renewable energy company focused on the extraction, refinement and distribution of technical minerals in an environmentally responsible manner. On November 5, 2021, the Company acquired the rights to 102 Federal Mining Claims located in the Lisbon Valley of Utah for $100,000, plus the future payment of royalties based on a percentage of the net revenue (2%) from the sale of all minerals produced from this portion of the mining property. The acquisition was driven by historical mineral data from seven (7) existing wells with brine aquifer access. The independent third-party Technical Report indicated that further investment and development in the claims were warranted.

On April 25, 2023, the Company formed Mountain Sage Minerals, LLC, a Utah limited liability company, of which it is the 100% owner. The Company will look to expand its holdings in the Lisbon Valley area with the acquisition of additional mineral claims and joint venture opportunities through this new LLC.

On May 1, 2023, FINRA completed the processing of our application for a name change, and our name was officially changed to American Battery Materials Inc. At the same time, the Company’s trading symbol was changed to BLTH. These changes better reflect the business of the Company.

On June 1, 2023, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Seaport Global Acquisition II Corp., a Delaware corporation (“SGII”), and Lithium Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of SGII (“Merger Sub”). SGII is a blank check company, also referred to as a special purpose acquisition company, formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. Following material changes to the transaction proposed by SGII making the transaction untenable to us, on November 20, 2023, SGII notified us that it had elected to terminate the Merger Agreement.

On August 4, 2023, the Company filed an Amendment to the Certificate of Incorporation (the “Amendment”) in order to effect a reverse stock split in the ratio of 1-for-300 (the “Reverse Split”). The Company and its shareholders holding a majority of the issued and outstanding shares of stock of the Company entitled to vote previously approved a reverse stock split for not less than 1-for-10 and not more than 1-for-1,000, at any time prior to October 20, 2023, with the Company’s Board having the discretion to determine whether or not the Reverse Split is to be effected, and if effected, the exact ratio for the Reverse Split within the above range.  On August 1, 2023, the Company’s Board unanimously approved the Reverse Split and authorized the filing of the Amendment. On December 8, 2023, the company effectuated the reverse split of the common stock by a ratio of one-for-300 (the “Reverse Split”). All per share amounts and number of shares in the consolidated financial statements and related notes have been retroactively restated to reflect the Reverse Split.

On January 16, 2025, the Company filed a Certificate of Amendment with the Secretary of State of Delaware to effect a reverse stock split of the issued and outstanding shares of its common stock at a ratio of one share for every 5 shares outstanding prior to the effective date of the reverse stock split. The reverse stock split became effective on January 24, 2025. The total number of authorized shares of common stock was reduced from 4,500,000,000 shares to 100,000,000 shares. The par value of the common stock will remain the same at $0.001 per share. The 10,000,000 authorized shares of the Corporation’s preferred stock, par value $0.001 per share will not change. All per share amounts and number of shares in the consolidated financial statements and related notes have been retroactively restated to reflect the Reverse Split.

The Company has been moving forward with its strategy of employing advanced brine extractive technology methodologies and has been in talks with numerous extraction providers. Selective mineral extraction is clearly the most cost-effective and ESG friendly approach currently available. Technologies are being utilized that can extract the desired minerals and metals from the brine and then re-inject the brines back down into the aquifer. The prospective partners have been provided the analytical results from the technical reports, but will soon provide current results, analytical, geotech modeling, aquifer modeling, recharge, flows and depth.

Note 2 - Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis. The Company had a net loss of $6,410,564 during the year ended December 31, 2025, has accumulated losses totaling $30,957,121, and has a working capital deficit of $10,502,348 as of December 31, 2025. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

F-22

Until the Company can generate significant cash from operations, its ability to continue as a going concern is dependent upon obtaining additional financing. The Company hopes to raise additional financing, potentially through the sale of debt or equity instruments, or a combination, to fund its operations for the next 12 months and allow the Company to continue the development of its business plans and satisfy its obligations on a timely basis. Should additional financing not be available, the Company will have to negotiate with its lenders to extend the repayment dates of its indebtedness. There can be no assurance that the Company will be able to successfully restructure its debt obligations in the event it fails to obtain additional financing. These conditions have raised substantial doubt as to the Company’s ability to continue as a going concern for one year from the issuance of the financial statements, which has not been alleviated.

Note 3 - Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP). The Company’s fiscal year end is December 31.

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and be based on events different from those assumptions. Future events and their effects cannot be predicted with certainty; estimating, therefore, requires the exercise of judgment. Thus, accounting estimates change as new events occur, as more experience is acquired, or as additional information is obtained.

Property and Equipment

Property and equipment are stated at cost less depreciation. Depreciation is provided using the straight-line method over the estimated useful life of the assets. Equipment has estimated useful lives between three and seven years. Expenditures for repairs and maintenance are charged to expense as incurred.

Impairment of Long-lived Assets

Long-lived assets, such as property and equipment and intangible assets subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount to the estimated future undiscounted cash flows expected to be generated by the asset group. If it is determined that an asset group is not recoverable, an impairment charge is recognized for the amount by which the carrying amount of the asset group exceeds its fair value.

Mineral Rights and Properties

The Company capitalizes acquisition costs until the Company determines the economic viability of the property. Since the Company does not have proven and probable reserves as defined by Securities and Exchange Commission (“SEC”) Regulation S-K Item 1300, exploration expenditures are expensed as incurred. The Company expenses mineral lease costs and repair and maintenance costs as incurred. The Company reviews the carrying value of our properties for impairment, including mineral rights, upon the occurrence of events or changes in circumstances that indicate the related carrying amounts may not be recoverable. During the period ending December 31, 2023, the Company took action to expand on its rights to 102 federal mining claims located in the Lisbon Valley of Utah that it purchased on November 5, 2021, for $100,000, plus the future payment of royalties based on a percentage of the net revenue (2%) from the sale of all minerals produced from this portion of the mining property. The Company acquired and staked additional lithium mining claims adjacent to its Lisbon Valley Project in Utah for $106,000. The new claims have been registered with the Bureau of Land Management. The Company now owns a total of 743 placer claims over 14,320 acres, comprised of (i) the 102 original claims held; and (ii) the 641 new claims. No impairment or capitalizable costs related to the mineral claims were noted during the years ended December 31, 2025 and 2024.

Earnings Per Share

The Company presents basic and diluted earnings per share in accordance with ASC 260, “Earnings per Share.” Basic earnings per share reflect the actual weighted average of shares issued and outstanding during the period. Diluted earnings per share are computed including the number of additional shares that would have been outstanding if dilutive potential shares had been issued. In a loss period, the calculation for basic and diluted earnings per share is considered to be the same, as the impact of potential common shares is anti-dilutive.

F-23

As of December 31, 2025 and 2024, there were approximately 192,672 and 63,236 shares respectively, potentially issuable under convertible debt agreements, options, warrants and preferred stock that could dilute basic earnings per share if converted that were excluded from the years ended December 31, 2025 and 2024 because their inclusion would have been anti-dilutive due to the Company’s net losses.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. Certain warrants issued by the Company contain terms that result in the warrants being classified as derivative liabilities for accounting purposes. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair market value and then is revalued at each reporting date, with changes in fair value reported in the consolidated statement of operations. The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks.

Fair Value of Financial Instruments

For certain of the Company’s financial instruments, including cash and equivalents, prepaid expenses and other assets, accounts payable, accrued liabilities and short-term debt, the carrying amounts approximate their fair values due to their short maturities. ASC 820, “Fair Value Measurements and Disclosures,” requires disclosure of the fair value of financial instruments held by the Company. ASC 825, “Financial Instruments,” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The three levels of valuation hierarchy are defined as follows:

●	Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. The Company considers active markets as those in which transactions for the assets or liabilities occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

●	Level 2: Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability. This category includes those derivative instruments that the Company values using observable market data. Substantially all of these inputs are observable in the marketplace throughout the term of the derivative instruments, can be derived from observable data, or supported by observable levels at which transactions are executed in the marketplace.

●	Level 3: Measured based on prices or valuation models that require inputs that are both significant to the fair value measurement and less observable from objective sources (i.e. supported by little or no market activity). Level 3 instruments include derivative warrant instruments. The Company does not have sufficient corroborating evidence to support classifying these assets and liabilities as Level 1 or Level 2.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, “Compensation - Stock Compensation,” which requires all stock-based awards granted to employees, directors and non-employees to be measured at grant date fair value of the equity instrument issued and recognized as expense. Stock-based compensation expense is recognized on a straight-line basis over the requisite service period of the award, which is generally equivalent to the vesting period. The fair value of each stock option granted is estimated using the Black-Scholes option pricing model. The measurement date for the non-forfeitable awards to non-employees that vest immediately is the date the award is issued.

Revenue Recognition

We recognize revenue under ASC 606, “Revenue from Contracts with Customers,” the core principle of which is that an entity should recognize revenue to depict the transfer of control for promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In applying the revenue recognition principles, an entity is required to identify the contract(s) with a customer, identify the performance obligations, determine the transaction price, allocate the transaction price to the performance obligations and recognize revenue as the performance obligations are satisfied (i.e., either over time or at a point in time). ASC 606 further requires that companies disclose sufficient information to enable readers of financial statements to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers.

The Company recognized $0 revenue during the years ended December 31, 2025 and 2024.

F-24

Convertible Debt

The Company issues convertible notes as part of its financing strategy, which may contain embedded features such as conversion options, redemption provisions, and contractual adjustments like most favored nations clauses. Convertible debt is accounted for under ASC 470, Debt, as amended by ASU 2020-06, Debt—Debt with Conversion and Other Options, adopted by the Company effective January 1, 2024. This standard simplifies the accounting by eliminating certain separation models for convertible instruments, requiring the Company to evaluate the debt as a single instrument unless bifurcation of embedded derivatives is required under ASC 815, Derivatives and Hedging.

Convertible notes are initially recorded at their principal amount, net of issuance costs or discounts, and classified as liabilities unless specific features mandate equity classification. Interest expense is recognized using the effective interest method over the notes’ terms.

The Company’s convertible debt instruments are debt host financial instruments containing embedded features, some of which would otherwise be required to be bifurcated from the debt-host and recognized as separate derivative liabilities subject to initial and subsequent periodic estimated fair value measurements under ASC Topic 815, Derivatives and Hedging. Embedded features are assessed to determine if they require bifurcation as derivatives. Features are bifurcated if their economic characteristics and risks are not clearly and closely related to the debt host, the hybrid instrument is not remeasured at fair value through earnings, and the feature would qualify as a standalone derivative. Bifurcated derivatives are recorded at fair value, with subsequent changes recognized in earnings. However, features contingent on events with low probability (e.g., uplisting or an event of default) are assigned immaterial value. The Company continues to monitor its facts and circumstances in each reporting period to evaluate whether each immaterial embedded feature’s fair value or change to it is significant and would therefore need to be ascribed value.

Common stock issued with convertible notes are treated as freestanding equity instruments under ASC 815-40, recorded at fair value in additional paid-in capital, with proceeds allocated between the debt and shares using the relative fair value method. The fair value of the shares issued are treated as a discount to the value of the convertible debt issued.

Debt issuance costs are capitalized and amortized as additional interest expense over the debt term, unless allocated to bifurcated derivatives, in which case they are expensed immediately if material.

Refinancings of convertible and promissory notes previously issued by the Company are evaluated under ASC 470-50, Modifications and Extinguishments, or ASC 470-60, Troubled Debt Restructurings by Debtors. A refinancing is accounted for as an extinguishment if the present value of cash flows under the new terms differs by at least 10% from the original terms or if a substantive conversion option is added or eliminated. When an extinguishment occurs, the original debt is derecognized and the new debt is recorded at fair value, recognizing any gain or loss in earnings. If not extinguished, a refinancing is treated as a modification with no gain or loss recognition. If the Company were to experience multiple changes to the same debt within a one-year period, and the first of those changes were determined to be a modification, the Company would then evaluate the changes within the one-year period on a cumulative basis.

A refinancing is classified as a troubled debt restructuring (TDR) if the Company is experiencing financial difficulty and the creditor grants a concession (e.g., reduced effective interest rate). For TDRs, the carrying amount is adjusted only if undiscounted future cash flows fall below the net carrying value of the original debt. When the undiscounted future cash flows of refinanced debt fall below the net carrying value of the original debt, the Company would record a gain for the difference. It would further adjust the carrying value of the debt to the future undiscounted cash flow amount with no interest expense recorded going forward. All future interest payments would then reduce the carrying value of the respective debt modified. If the undiscounted future cash flows are greater than the carrying value of the original debt, no gain would be recorded. The Company would then calculate a new effective interest rate based upon the carrying value of the original debt and the revised future cash flows under the terms of the new debt.

Recent Accounting Pronouncements

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which enhances disclosure requirements related to income taxes, including rate reconciliation and taxes paid by jurisdiction. This standard is effective for fiscal years beginning after December 15, 2024. We will adopt ASU 2023-09 in our Annual Report on Form 10-K for the fiscal year ending December 31, 2026. We are currently evaluating the impacts of the improvements to income tax disclosure.

In November 2024, the FASB issued ASU No. 2024-03, Liabilities—Joint Venture Formations (Subtopic 405-50): Recognition and Initial Measurement, clarifying accounting by a joint venture upon formation and requiring fair value measurement of contributed assets and liabilities. This guidance is effective for fiscal years beginning after December 31, 2024, and interim periods beginning after December 15, 2027. The Company does not expect a material impact upon adoption.

F-25

In April 2024, the FASB issued ASU No. 2024-04, Investments—Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Tax Credit Structures Using the Proportional Amortization Method, expanding the use of this method to additional tax credit structures. This guidance is effective for fiscal years beginning after December 15, 2025. The Company does not expect a material impact upon adoption.

In January 2025, the FASB issued ASU No. 2025-01, Income Taxes (Topic 740): Disclosure Framework—Changes to Income Tax Disclosure Requirements, which further refines disclosure requirements to improve consistency and comparability. This standard is effective for fiscal years beginning after December 15, 2025. The Company is evaluating the impact of this guidance.

In July 2025, the FASB issued ASU No. 2025-07, Leases (Topic 842): Disclosures about Leasing Arrangements, which enhances qualitative and quantitative lease disclosures. This guidance is effective for fiscal years beginning after December 15, 2026. The Company does not expect the adoption to have a material effect on its consolidated financial statements.

In November 2025, the FASB issued ASU No. 2025-11, Interim Reporting (Topic 270): Narrow-Scope Improvements. The amendments clarify and reorganize existing interim reporting guidance, including the scope of Topic 270 and interim disclosure requirements, and introduce a disclosure principle requiring entities to disclose material events or changes occurring since the most recent annual reporting period. ASU 2025-11 is effective for interim reporting periods within annual reporting periods beginning after December 15, 2027. Early adoption is permitted. The Company is currently evaluating the impact of ASU 2025-11 on its consolidated financial statements and related disclosures.

In December 2025, the FASB issued ASU 2025-12, Accounting Standards Codification Improvements, which clarifies guidance and makes minor improvements across various topics, including earnings per share, receivables, revenue, income taxes, and equity. This ASU is effective for annual periods beginning after December 15, 2026, and interim periods within those annual periods, with early adoption permitted. The Company is currently evaluating the impact of the new guidance on its consolidated financial statements and disclosures.

The Company has examined recent accounting pronouncements and determined that they will not have a material impact on its financial position, results of operations, or cash flows.

Note 4 – Debt

Promissory Notes Payable and Promissory Notes Payable - Related Party

In 2014 and 2016, the Company issued two promissory notes in the total principal amount of $70,000; a $40,000 Note issued Dec 19, 2014; and a $30,000 Note issued on March 29, 2016. Each note had a one-year maturity date; was governed by California law; bears interest at 10% per annum; and requires notice from the holder in order for the respective Note to be in default. The holder of each Note has failed to provide a notice of default under either Note. Further, enforceability of each Note is uncertain as California law has a 6-year statute of limitations (commences on the maturity date) to initiate a collection action on a note. At December 31, 2023, neither of the Notes was in default and the balance outstanding was $70,000.

During the year ended December 31, 2016, the Company issued two additional unsecured promissory notes and borrowed an aggregate amount of $80,000. $30,000 is represented by a note issued on Sept 23, 2016. This note had a one-year maturity date; was governed by California law; bears interest at 10% per annum; and requires notice from the holder in order to be in default. The holder of this Note has failed to provide a notice of default. Further, enforceability of this Note is uncertain as California law has a 6-year statute of limitations (commences on the maturity date) to initiate a collection action on a note. At December 31, 2023, this Note was not in default and the balance outstanding was $30,000. $50,000 is represented by a note issued on Nov 20, 2016. During the year ended December 31, 2022, total principal and accrued interest in the amount of $50,000 of principal and $27,972 of interest were converted into a $95,088 convertible note dated September 23, 2022. The replacement note was converted into shares of our common stock during the quarter ended December 31, 2022. As of December 31, 2023, the original $50,000 note was no longer issued and outstanding.

Accrued interest at December 31, 2023, on these notes totaled $134,414.

During the year ended December 31, 2024, the above-mentioned promissory notes were forgiven. The principal in the amount of $100,000 and accrued interest in the amount of $2,997 were exchanged by the new convertible note in the amount of $102,997. Accrued interest in the amount of $131,417 was forgiven by the noteholder.

During the year ended December 31, 2022, the Company entered into 5 promissory note agreements in the aggregate amount of $250,000, of which $175,000 with the related parties. The notes have a 1-year term, bear interest of 7% and 9% if paid in cash. During the year ended December 31, 2023, due dates of 4 promissory notes were extended for 7 – 9 months, of which 3 notes with related parties for $175,000. A total of 1,010,402 shares of common stock were issued to related party in connection with the agreement of the holder to extend the maturity date of a $100,000 note. The outstanding principal balance was $250,000 as of December 31, 2023. Accrued interest at December 31, 2023, these notes totaled $19,880.

During the year ended December 31, 2024:

●	On March 21, 2024, two (2) promissory note agreements with the related party in the aggregate amount of $75,000 and accrued interest in the amount of $2,710 were exchanged by a new convertible note.

●	On March 22, 2024, one (1) promissory note in the aggregate amount of $50,000 and accrued interest in the amount of $5,322 were forgiven by the noteholder. The noteholder was issued a new convertible note in exchange.

●	On March 22, 2024, one (1) promissory note agreement with the related party in the aggregate amount of $100,000 and accrued interest in the amount of $10,682 were forgiven by the noteholder. The noteholder was issued a new convertible note in exchange.

F-26

●	On March 28, 2024, one (1) promissory note agreement in the aggregate amount of $25,000 was amended with increase in principal to $35,471, increase of intertest rate from 9% to 10% and extended for 1 year. A total of 650 shares of common stock were issued as additional consideration for the note amendment. On October 23, 2024, the Company entered into a transaction that triggered certain most favored nations (MFN) provisions under the note. As such, the principal amount due under the note has increased resulting in a new principal amount of $46,113. Additionally, the Company issued 1,845 shares of common stock in compliance with the MFN terms. During the year ended December 31, 2025, the note was extended to July 31, 2025, on April 1, 2025, to October 31, 2025, on July 31, 2025, and to January 31, 2026, on October 31, 2025, increasing principal to $61,376. A total of 3,598 shares of common stock were issued as additional consideration for the note extensions. The outstanding principal balance was $61,376 as of December 31, 2025. Accrued interest as of December 31, 2025, was $8,040. The loss generated by the note extensions during Q4 2025 was $5,580, during 2025 was $15,263.

●	Between May 16 and August 28, 2024, five (5) short-term promissory notes in the aggregate amount of $564,182 were issued to the related party. The notes beared interest of 8%. On December 31, 2024, these notes were consolidated into a new note with increase in principal to $733,436, increase of interest rate from 8% to 10% and 6-months term. A total of 29,338 shares of common stock were issued to a related party in connection with the consolidation and extension agreement. During the year ended December 31, 2025, the note was extended to July 31, 2025, on April 1, 2025, to October 31, 2025, on July 31, 2025, and to January 31, 2026, on October 31, 2025, increasing principal to $976,204. A total of 56,510 shares of common stock were issued as additional consideration for the note extensions. During the quarter ended December 31, 2025, the noteholder sold the total of $145,000 of the value of his promissory note to two noteholders, of which $70,000 to the related party. The outstanding principal balance was $831,204 as of December 31, 2025. Accrued interest as of December 31, 2025, was $111,709. The loss generated by the note extensions during Q4 2025 was $88,746, during 2025 was $242,767.

During the year ended December 31, 2023, the Company entered into short-term promissory note agreement in the amount of $125,000. The note has a discount of $25,000. A total of 5,667 shares of common stock were issued as additional consideration for the issuance of the note evidencing the loan. On December 29, 2023, the promissory note was bought by another holder not affiliated with the Company, then exchanged by a new note on January 1, 2024, with an increase of principal to $175,000 and interest rate of 10%. During the year ended December 31, 2024, the note was extended to July 12, 2024, increasing principal to $225,000. A total of 4,500 shares of common stock were issued as additional consideration for the note extension. During the year ended December 31, 2024, the note was partially repaid in the amount of $150,000. The remaining principal in the amount of $75,000 and accrued interest in the amount of $32,551 were exchanged into a new promissory note. The new short-term promissory note in the amount of $107,551 beared interest of 10%. The outstanding principal balance was $107,551 as of September 30, 2024. During the year ended December 31, 2024, the note was extended to March 31, 2025, increasing principal to $139,817. A total of 5,593 shares of common stock were issued as additional consideration for the note extensions. During the year ended December 31, 2025, the note was extended to July 31, 2025, on April 1, 2025, to October 31, 2025 on July 31, 2025, and to January 31, 2026, on October 31, 2025, increasing principal to $186,096. A total of 10,797 shares of common stock were issued as additional consideration for the note extensions. The outstanding principal balance was $186,096 as of December 31, 2025. Accrued interest as of December 31, 2025, was $22,134. The loss generated by the note extensions during Q4 2025 was $16,918, during 2025 was $46,279.

During the year ended December 31, 2024, short-term promissory note in the amount of $99,098 was issued to the related party. The note bears interest of 10%. During the year ended December 31, 2025, the note was extended to July 31, 2025, on April 1, 2025, and to October 31, 2025 on July 31, 2025, increasing principal to $119,909. On September 30, 2025, the noteholder sold $75,000 of the value of his promissory note to another related party. On October 31, 2025, the note was extended to January 31, 2026, increasing principal to $49,399. A total of 5,651 shares of common stock were issued as additional consideration for the note extensions. The outstanding principal balance was $49,399 as of December 31, 2025. Accrued interest as of December 31, 2025, was $9,755. The loss generated by the note extensions during Q4 2025 was $4,491, during 2025 was $25,301.

During the year ended December 31, 2025, the Company entered into 4 promissory note agreements in the aggregate amount of $230,000, of which $155,000 with the related parties. The notes bear 10% interest per annum. One (1) note was extended to January 31, 2026, increasing principal to $82,500. A total of 1,816 shares of common stock were issued as additional consideration for the note extension. All notes are due on January 31, 2026. The outstanding principal balance was $237,500 as of December 31, 2025. Accrued interest as of December 31, 2025, was $3,916. The loss generated by the note extensions during Q4 2025 and 2025 was $7,500.

Convertible Notes Payable and Convertible Notes Payable – Related Party

In February 2023, the Company entered into a convertible promissory note agreement in the amount of $25,000 with a related party. The note had a 1-year term, beared interest of 9% and had a conversion price equal to the lesser of (1) the most recent issuance price; or, (2) closing price for the common stock on the maturity date. The outstanding principal balance was $25,000 as of December 31, 2023. Accrued interest as of December 31, 2023, was $1,881. During the year ended December 31, 2024, total principal in the amount of $25,000 and accrued interest in the amount of $2,574 were forgiven by the noteholder. The noteholder was issued new convertible note in exchange for the convertible note of $25,000 and a promissory note of $100,000. The new note in the amount of $138,074 had a 1-year term, beared interest of 7.5%. During the year ended December 31, 2024, conditions of the issued note were amended under the Most Favored Nation (MFN) provision (see below).

F-27

During the year ended December 31, 2023, the Company entered into Note Purchase Agreements with seven investors not affiliated with the Company (the “Purchasers”) pursuant to which the Purchasers purchased from the Company convertible notes (the “Convertible Notes”) with an aggregate principal amount of $2,000,000. A total of 3,032 shares of common stock were issued according to the note agreements or as additional consideration for the issuance of the notes. The outstanding principal and accrued interest balances at December 31, 2023, were $2,000,000 and $95,396, respectively.

The Convertible Notes provide for a maturity of 12-months; 7.5% interest per annum; and no right to prepay during the first 6-months after the date of issuance (the “Issuance Date”). The Convertible Notes are convertible into shares of common stock of the Company (the “Conversion Shares”) as follows:

(a) The Convertible Notes automatically convert into Conversion Shares upon the shares of the Company’s common stock being listed on a higher exchange due to the (i) pricing and funding of an S-1 registration statement; or, (ii) the closing of a transaction resulting in the uplist (either, a “Triggering Transaction”). The conversion price for the Conversion Shares in an automatic conversion shall be equal to:

(1) 75% of the price under the Triggering Transaction if within 120-days of the Issuance Date;

(2) 70% of the price under the Triggering Transaction if within 121 to 150-days of the Issuance Date;

(3) 65% of the price under the Triggering Transaction if more than 150-days of the Issuance Date.

(b) The Purchasers have the right to convert into Conversion Shares, in whole or in part, at any time after 180-days following the Issuance Date. The conversion price for the Conversion Shares in a voluntary conversion shall be equal to 65% of the volume weighted average price for the Company’s common stock during the 20-consecutive trading days preceding the conversion.

During the year ended December 31, 2024, notes with six investors not affiliated with the Company were amended with an increase in principal from $1,950,000 to $3,394,584, increase of interest rate from 7.5% to 10% and extended until March 31, 2025. A total of 186,485 shares of common stock were issued according to the note agreements or as additional consideration for the note amendments. During the year ended December 31, 2025, the notes were extended to July 31, 2025, on April 1, 2025, to October 31, 2025 on July 31, 2025, and to January 31, 2026, on October 31, 2025, increasing principal to $4,518,191. A total of 266,052 shares of common stock were issued as additional consideration for the note extensions. As of December 31, 2025, total principal and accrued interest on these six notes totalled $4,518,191 and $619,294, respectively. The loss generated by the note extensions during Q4 2025 was $410,745, during 2025 was $1,123,607.

Conditions of the note with one (1) purchaser were amended several times (once under the MFN provision) resulting in an increase in principal from $50,000 to $118,670, increase of interest rate from 7.5% to 10% and extended until January 31, 2026. Additionally, the Company issued 3,567 shares of common stock in compliance with the MFN terms and 8,275 shares of common stock were issued as additional consideration for the note extensions. Accrued interest as of December 31, 2025, was $15,965. The loss generated by the note extension during Q4 2025 was $10,788, and during 2025 was $29,511.

During the year ended December 31, 2024, the Company entered into ten convertible promissory note agreements in the aggregate amount of $736,511, of which $447,787 with the related parties. The Convertible Notes provided for a maturity of 10 and 12 months; 7.5%, 8% and 10% interest per annum. During the year ended December 31, 2024, conditions of the notes were amended under the Most Favored Nation (MFN) provision resulting in increase in principal to $1,047,321 (of which $631,811 with the related parties), increase of interest rate from 7.5% to 10% for all notes and extended until March 31, 2025. Additionally, the Company issued 1,430 shares of common stock according to the note agreements and 48,098 shares of common stock in compliance with the MFN terms. During the year ended December 31, 2025, the notes were extended to July 31, 2025, on April 1, 2025, to October 31, 2025 on July 31, 2025, and to January 31, 2026, on October 31, 2025, increasing principal to $1,393,983 (of which $840,940 was with the related parties). A total of 81,751 shares of common stock were issued as additional consideration for the note extensions. Accrued interest as of December 31, 2025, was $183,987. The loss generated by the note extensions during Q4 2025 was $126,726, during 2025 was $346,662.

During the year ended December 31, 2025:

●	The company entered into five convertible promissory note agreements in the aggregate amount of $105,000, of which $80,000 with the related parties. The Convertible Notes bear 10% interest per annum. During the year ended December 31, 2025, the notes were extended to July 31, 2025, on April 1, 2025, to October 31, 2025 on July 31, 2025, and to January 31, 2026, on October 31, 2025, increasing principal to $139,755 (of which $106,480 was with the related parties). A total of 7,829 shares of common stock were issued as additional consideration for the note extensions. Accrued interest as of December 31, 2025, was $10,709. The loss generated by the note extensions during Q4 2025 was $12,705, during 2025 was $34,755.

●	The company entered into seven convertible promissory note agreements in the aggregate amount of $245,000, of which $50,000 with the related party. The Convertible Notes bear 10% interest per annum. On July 31, 2025, the notes were extended to October 31, 2025, and on October 31, 2025 to January 31, 2026, increasing principal to $296,450 (of which $60,500 with the related party). A total of 12,812 shares of common stock were issued as additional consideration for the note extensions. Accrued interest as of December 31, 2025, was $17,972. The loss generated by the note extensions during Q4 2025 was $26,950, during 2025 was $51,450.

F-28

●	The company entered into seven short-term convertible promissory note agreements in the aggregate amount of $424,921, of which $299,921 with the related parties. The Convertible Notes bear 10% interest per annum. Conditions of five notes were amended under the Most Favored Nation (MFN) provision resulting in increase in principal. Additionally, the Company issued 8,412 shares of common stock in compliance with the MFN terms. On October 31, 2025 the notes were extended to January 31, 2026. Note amendment under the MFN provision and note extensions resulted in increase in principal to $480,143 (of which $331,643 was with the related parties). A total of 4,961 shares of common stock were issued as additional consideration for the note extensions. Accrued interest as of December 31, 2025, was $12,944. The loss generated by the note extensions during Q4 2025 was $43,649, during 2025 was $55,221.

Scheduled maturities of debt remaining as of December 31, 2025, for each respective fiscal year end are as follows:

2026	8,312,768
Total	$8,312,768

Note 5 - Capital Lease Obligations

During the year ended December 31, 2018, the Company entered into various capital lease agreements. The leases expire at various points through the year ended December 31, 2023. The remaining balance of $36,254 under these lease agreements was written off as of December 31, 2025.

Note 6 - Capital Stock

On January 16, 2025, the Company filed a Certificate of Amendment with the Secretary of State of Delaware to effect a reverse stock split of the issued and outstanding shares of its common stock at a ratio of one share for every 5 shares outstanding prior to the effective date of the reverse stock split. The reverse stock split became effective on January 24, 2025. The total number of authorized shares of common stock was reduced from 4,500,000,000 shares to 100,000,000 shares. The par value of the class Common Stock will remain the same at $0.001 per share. The 10,000,000 authorized shares of the Corporation’s preferred stock, par value $0.001 per share will not change.

The Company filed a certificate of amendment to its certificate of incorporation, which effectuated as of December 8, 2023, a reverse split of the Company’s common stock by a ratio of one-for-300 (the “Reverse Split”). All per share amounts and number of shares in the consolidated financial statements and related notes have been retroactively restated to reflect the Reverse Split.

On October 20, 2022 the Company, following receipt of written approval from stockholders acting without a meeting and holding at least the minimum number of votes that would be necessary to authorize or take such action at a meeting, filed an amendment to its Certificate of Incorporation to (i) change the name of the Company to “American Battery Materials, Inc.” (the “Name Change”); and (ii) increase the total number of authorized shares of the Company’s common stock, par value $0.001 per share, from 600,000,000 to 4,500,000,000 (the “Authorized Share Increase”). The Authorized Share Increase was effective as of October 20, 2022. The Name Change was processed by FINRA and was effective as of May 1, 2023, at which time the Company’s trading symbol was changed to BLTH.

On October 20, 2022, in addition to the Name Change and the Authorized Share Increase, the holder of 63.86% of the issued and outstanding shares of stock of the Company entitled to vote took action by written consent and without a meeting, pursuant to Delaware General Corporate Law Section 228 and adopted and approved the following actions:

1.	Future amendment of the Company’s Certificate of Incorporation to implement a decrease in the authorized shares of the Company’s Common Stock from 4,500,000,000 to a number of not less than 10,000,000 and not more than 2,000,000,000 (the “Authorized Share Reduction”), at any time prior to October 20, 2023 (the “Anniversary Date”), with the Board having the discretion to determine whether or not the Authorized Share Reduction is to be effected, and if effected, the exact number of the Authorized Share Reduction within the above range.

2.	Future amendment of the Company’s Certificate of Incorporation to implement a reverse stock split of the Company’s Common Stock by a ratio of not less than 1-for-10 and not more than 1-for-1,000, (the “Reverse Split”), at any time prior to the Anniversary Date, with the Board having the discretion to determine whether or not the Reverse Split is to be effected and if effected, the exact ratio for the Reverse Split within the above range.

F-29

Preferred Stock

The Company has authorization for preferred stock, which could be issued with voting, liquidation, dividend and other rights superior to common stock. As of December 31, 2025, and December 31, 2024, there were 10,000,000 shares of preferred stock authorized, and 0 shares issued and outstanding.

Common Stock

The Company has authorized 100,000,000 shares of common stock, with 3,142,371 and 2,586,982 shares issued and outstanding at December 31, 2025 and December 31, 2024.

During the year ended December 31, 2025, the Company issued 87,858 shares of common stock for services valued at $605,690 and 467,531 shares of common stock for note modification.

During the year ended December 31, 2024, the Company issued 35,444 shares of common stock for services valued at $53,285 and 276,171 shares of common stock for note modification.

Note 7 - Stock Options and Warrants

Warrants

As of December 31, 2025, the Company had no warrant securities outstanding.

A summary of all warrant activity for the year ended December 31, 2025, is as follows:

Post-split	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Balance outstanding at December 31, 2024	49,446	$5.77	0.70
Granted	-	-	-
Exercised	-	-	-
Cancelled	-	-	-
Expired	(49,446)	5.77	-
Balance outstanding at December 31, 2025	-	$-	-
Exercisable at December 31, 2025	-	$-	-

Options

Stock options are awarded to the Company’s employees, consultants and non-employee members of the board of directors under the Equity Incentive Plan and are generally granted with an exercise price equal to the market price of the Company’s common stock at the date of grant. The aggregate fair value of these stock options granted by the Company during the year ended December 31, 2025, was determined to be $20,023 using the Black-Scholes-Merton option-pricing model based on the following assumptions: (i) volatility rate of 31%, (ii) discount rate of 0%, (iii) zero expected dividend yield, (iv) risk-free rate of 3.88%, (v) price of $7.5, and (vi) expected life of 10 years. For the year ended December 31, 2025, the Company recognized stock-based compensation expense of $232,668 related to stock options. A summary of option activity under the Company’s Equity Incentive Plan as of December 31, 2025, and changes during the year then ended, is presented below:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Balance outstanding at December 31, 2024	560,000	$1.55	2.94
Granted	6,000	7.50	9.83
Exercised	-	-	-
Forfeited	-	-	-
Cancelled or expired	-	-	-
Balance outstanding at December 31, 2025	566,000	$1.61	2.02
Exercisable at December 31, 2025	192,667	$1.74	2.17

F-30

Equity Incentive Plan

On July 22, 2011, the Board of Directors of the Company approved the Company’s 2011 Equity Incentive Plan (the “Plan”) and on July 26, 2011, stockholders holding a majority of shares of the Company approved, by written consent, the Plan and the issuance under the Plan of 16,667 shares. On November 16, 2017, the Board of Directors approved an increase of 33,333 shares to be made available for issuance under the Plan. Accordingly, the total number of shares of common stock available for issuance under the Plan is 50,000 shares. On August 13, 2024, the Board of Directors adopted the American Battery Materials Inc. 2024 Incentive Compensation Plan, which was deemed desirable and in the best interests of the Corporation, authorizing the executive officers to implement and administer this new plan, reserving 800,000 shares of Common Stock for issuance. Awards may be granted to employees, officers, directors, consultants, agents, advisors and independent contractors of the Company and its related companies. Such options may be designated at the time of grant as either incentive stock options or non-qualified stock options. Stock-based compensation includes expense charges related to all stock-based awards. Such awards include options, warrants and stock grants. Generally, the Company issues stock options that vest over three years and expire in 5 to 10 years. As of December 31, 2025, all outstanding awards have been granted under the Plan.

Note 8 – Earnings Per Share

Earnings per share calculations are performed in accordance with ASC 260, ‘Earnings Per Share’. Basic earnings per share is calculated using the weighted average number of common shares issued and outstanding during the period, which were 2,806,083 and 2,377,691 for the year ended December 31, 2025, and December 31, 2024, respectively. Diluted earnings per share includes the dilutive effect of potential common shares, such as those issuable under convertible debt agreements, stock options, warrants, and preferred stock, unless their inclusion is anti-dilutive. For the years ended December 31, 2025, and December 31, 2024, approximately 192,672 and 63,236 potential common shares, respectively, were excluded from the diluted earnings per share calculation due to the Company’s reported net losses, as their inclusion would have reduced the loss per share, rendering them anti-dilutive. The determination of anti-dilution was based on the application of the treasury stock method for options and warrants and the if-converted method for convertible debt and preferred stock, as applicable.

Note 9 - Segment Information

The Company operates and manages its business as one operating and reportable segment, which is the business of renewable energy focused on the extraction, refinement and distribution of technical minerals in an environmentally responsible manner. The Company’s chief operating decision maker (“CODM”) is its Chief Executive Officer. The Company’s measure of segment profit or loss is net income. For purposes of evaluating performance and allocating resources, the CODM reviews the financial information and evaluates net income against comparable prior periods and the Company’s forecast.

For the fiscal year ended December 31, 2025, the CODM regularly receives and reviews the Company’s net income, and significant operating expenses categories, which are integral to the measure of operating performance. The significant expense categories include employee compensation, office operations and professional services. These expenses are presented below as they are included in the net income measure used by the CODM:

	Year Ended	Year Ended
	December 31,	December 31,
	2025	2024
General and administrative
Wages and related	$(1,359,879)	$(672,944)
Office operations	(165,685)	(312,675)
Professional services	(333,750)	(536,280)
Other operating expenses	(3,942)	(46,808)
Total operating expenses	(1,863,256)	(1,568,707)
Other Expenses / Income
Gain (loss) on extinguishment of debt	(1,744,906)	(1,842,273)
Fair value of stock issued for note modification	(2,082,423)	(449,660)
Interest expense	(719,979)	(446,278)
Total other expenses / income	(4,547,308)	(2,738,211)
Net Income (Loss)	$(6,410,564)	$(4,306,918)

F-31

Note 10 - Income Taxes

Loss from operations before provision (benefit) for income taxes and associated tax provision (benefit) are summarized in the following table:

	Years ended December 31,
Net Income (Loss)	2025	2024
Domestic	$(6,410,564)	$(4,306,918)
Foreign	-	-
	$(6,410,564)	$(4,306,918)

Current
Federal	$-	$-
State	-	-
Foreign	-	-
Total Current	$-	$-

Deferred
Federal	$58,500	$(998,912)
State	11,143	(190,269)
Foreign	-	-
Total Deferred	69,643	(1,189,181)
Less Increase in Allowance	(69,643)	1,189,181
Net Deferred	$-	$-

Total Income Tax Provision (Benefit)	$-	$-

The significant components of the deferred tax assets and liabilities are summarized below:

	Years ended December 31,
	2025	2024
Deferred Tax Assets (Liabilities):
Net Operating Loss Carry-Forwards	$5,146,492	$5,350,576
Depreciable and Amortizable Assets	-	(20,520)
Stock Based Compensation	240,913	134,725
Amortization of debt discount	7,237	-
Loss Reserve	-	457
Accrued Compensation	166,597	133,163
Other	-	32,481
Total	5,561,239	5,630,882
Less Valuation Allowance	(5,561,239)	(5,630,882)
Net Deferred Tax Assets (Liabilities)	$-	$-

At December 31, 2025 and 2024, the Company has available net operating loss carry-forwards for federal and state income tax purposes of approximately $18.5 million and $19.5 million, respectively. Of the federal net operating loss carryforward, $16.2 million, if not utilized earlier, expires through 2040 and $2.0 million will carry-forward indefinitely. Due to the uncertainty as to the Company’s ability to generate sufficient taxable income in the future and utilize the net operating loss carry-forwards before they expire, the Company has recorded a valuation allowance to fully offset the net operating loss carry-forwards, as well as the total net deferred tax assets.

F-32

Internal Revenue Code Section 382 (“Section 382”) imposes limitations on the availability of a company’s net operating losses and other corporate tax attributes as certain significant ownership changes occur. As a result of the historical equity instrument issuances by the Company, a Section 382 ownership change may have occurred and a study will be required to determine the date of the ownership change, if any. The amount of the Company’s net operating losses and other tax attributes incurred prior to any ownership change may be limited based on the Company’s value. A full valuation allowance has been established for the Company’s deferred tax assets, including net operating losses and any other corporate tax attributes.

During the years ended December 31, 2025 and 2024, the Company had no unrecognized uncertain tax positions. The Company’s policy is to recognize interest accrued and penalties related to unrecognized uncertain tax positions in tax expense.

The Company files income tax returns in the U.S. federal jurisdiction. The tax years 2022-2025 generally remain open to examination by the U.S. federal and state taxing authorities.

A reconciliation of the income tax provision using the statutory U.S. income tax rate compared with the actual income tax provision reported on the consolidated statements of operations is summarized in the following table:

	Years ended December 31,
	2025	2024
Statutory United States federal rate	21.00%	21.00%
State income tax, net of federal benefit	-	4.00
Change in valuation allowance	11.88	(27.61)
Stock based compensation	(16.27)	0.38
Permanent differences	0.53	-
Tax rate differential between jurisdictions	-	-
Other	(17.14)	2.23
Foreign net operating loss adjustment	-	-
Effective tax rate benefit (provision)	(0.00)%	(0.00)%

Note 11 - Subsequent Events

●	On January 16, 2026, the Company issued 35,013 shares of common stock for exercise of stock options.

●	On January 16, 2026, the Company issued 2,635 shares of common stock for services provided.

●	On February 23, 2026, the Company issued a promissory note for the principal amount of $50,000.

●	On March 16, 2026, the Company issued 5,000 shares of common stock for services provided.

●	On March 16, 2026, the Company entered into extension agreements with certain noteholders of its promissory and convertible notes. Under the terms of these agreements, the maturity dates of the notes were extended to June 30, 2026. In consideration for the extensions, the noteholders received a 12.5% increase in the principal amount of their notes and additional shares of common stock. The total additional shares issued in connection with these extensions amounted to 542,066 shares, and the aggregate principal increase was $1,045,346.

●	On March 18, 2026, the Company issued a promissory note for the principal amount of $25,000.

Note 12 - Events (Unaudited) Subsequent to the Date of the Independent Auditor’s Report

●	On May 21, 2026, the Company’s Board of Directors approved the grant of 400,000 restricted shares of the Company’s common stock to Cobrador Capital Advisors LLC (whose CEO is David E. Graber), consisting of (i) 200,000 performance-based restricted shares that will vest in full upon the successful completion of an uplisting transaction in which the Company’s common stock commences trading on a major U.S. national securities exchange (NYSE, NYSE American, Nasdaq, or any successor thereto), and (ii) 200,000 time-based restricted shares that will vest ratably on a monthly basis over an 18-month period commencing June 1, 2026, subject to the Recipient’s continued provision of services. No shares have vested as of the date of this filing.

F-33

3,327,273 Shares of Common Stock

Warrants to Purchase 3,327,273 Shares of Common Stock

Pre-Funded Warrants to Purchase Up to 3,327,273 Shares of Common Stock

3,327,273 Shares of Common Stock Issuable Upon Exercise of Warrants

Up to 3,327,273 Shares of Common Stock Issuable Upon Exercise of Pre-Funded Warrants

American Battery Materials Inc.

PRELIMINARY PROSPECTUS

ThinkEquity

, 2026

Through and including            , 2026 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable in connection with the registration of the common stock hereunder. All amounts are estimates except the SEC registration fee.

Item	Amount to be Paid
SEC registration fee	$5,812.63
FINRA filing fee	$5,000
NYSE American listing fees	$60,000
Printing and mailing expenses	$8,000
Legal fees and expenses	$150,000
Accounting fees and expenses	$75,000
Transfer agent and registrar fees and expenses	$2,500
Miscellaneous expenses	$7,599
Total	$313,911.63

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director directly or indirectly derived an improper personal benefit and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide for the indemnification of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We are not, however, required to indemnify any director or officer in connection with any (a) willful misconduct, (b) willful neglect, or (c) gross negligence toward or on behalf of us in the performance of his or her duties as a director or officer. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or officer in connection with that proceeding on receipt of any undertaking by or on behalf of that director or officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under our bylaws or otherwise.

We have been advised that, in the opinion of the SEC, any indemnification for liabilities arising under the Securities Act of 1933 is against public policy, as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The following is a summary of transactions since January 1, 2021 involving securities sold by our company which were not registered under the Securities Act. Included are sales of reacquired securities, as well as new issues, securities issued in exchange for property, services, or other securities and new securities resulting from the modification of outstanding securities. All issuances were exempt under Section 4(a)(2) of the Securities Act unless otherwise noted. No underwriters were used in these transactions.

●	On January 4, 2022, Cobrador Multi-Strategy Partners converted convertible debt into 15,211,579 shares of common stock.

●	On January 6, 2022, Dr. Adam Lipson, who is one of our Directors, converted convertible debt into 12,631,579 shares of common stock.

●	On February 4, 2022, Cobrador Multi-Strategy Partners converted convertible debt into 11,295,526 shares of common stock.

●	On February 10, 2022, Dr. Adam Lipson converted convertible debt into 10,650,681 shares of common stock.

●	On August 23, 2022, we issued 50,000 shares of our Series A Preferred Convertible Stock in exchange for $50,000 of net proceeds from Dr. Adam Lipson.

●	On November 21, 2022, in consideration of the payment of $25,000, we issued 6,578,947 shares of our common stock to Ciro Randazzo upon the exercise of a warrant.

●	On December 2, 2022, in consideration of the payment of $35,000, we issued 9,210,526 shares of our common stock to Brett Hawken upon the exercise of a warrant.

●	On December 14, 2022, in consideration of the payment of $25,000, we issued 6,578,947 shares of our common stock to Cobrador Multi-Strategy Partners upon the exercise of a warrant.

II-1

●	On December 14, 2022, we converted a total of $8,987,027 held by noteholders under 99 convertible promissory notes into a total of 2,818,277,866 shares of common stock as follows:

	○	2,043,125,140 shares were issued to six holders (AJS Properties LLC, Automated Retail Leasing Partners, LP, Cobrador Multi-Strategy Partners, LP, David E. Graber, Marilyn Kane, Dr. Adam Lipson) under settlement agreements with each of the noteholders.

	○	655,868,191 shares were issued to 20 holders (26005 · NM Calicchia SPA, 26006 · EBY SPA, Brett Hawken, Brian Weinstein (Fastcorp Vending), Chris McClanahan, Ciro Randazzo, Daniel Harlin, David Poulad, Donald S Radcliffe, Inspiration Vending LLC, Kathleen Browne, Kevin & Barb Brady, Kevin Sheridan, Mark Chapman, Michael Dettelbach, Michael McKeever, Pamela R. Evans, Raymond Meyers, Tyler Humphrey, John E. Hentschel) under the forced conversion provision under each of the respective convertible promissory notes.

	○	119,284,531 shares were issued to six holders (Cobrador Multi-Strategy Partners, Marilyn Kane, Sebastian Lux, Quail Run Holding, Kamuran M. Tekin, Parker Tekin) as voluntary conversions by each holder under each of the respective convertible promissory notes.

●	On December 26, 2022, we issued 7,500,000 shares to MZHCI in exchange for services rendered.

●	On December 29, 2022, in consideration of the payment of $45,000, we issued 11,842,103 shares of our common stock to Kevin Sheridan upon the exercise of a warrant.

●	On January 5, 2023, in consideration of the payment of $14,000, we issued 12,281 shares of our common stock to Cobrador Multi-Strategy Partners upon the cash exercise of a warrant.

●	On January 31, 2023, in consideration of the payment of $140,000, we issued 122,808 shares of our common stock to David Poulad upon the cash exercise of a warrant.

●	On February 28, 2023, we issued 8,987 shares of our common stock to Dr. Adam Lipson upon the cashless exercise of a warrant.

●	On March 27, 2023, in consideration of the payment of $35,000, we issued 30,702 shares of our common stock to Dr. Adam Lipson upon the exercise of a warrant.

●	On April 8, 2023, we issued 10,679 shares of our common stock to Dr. Adam Lipson upon the cashless exercise of a warrant.

●	On April 30, 2023, we issued 2,390 shares of our common stock to Brian Weinstein upon the cashless exercise of a warrant.

●	On April 30, 2023, we issued 833 shares of our common stock to Ryan Zarkesh as payment for services rendered.

●	On May 16, 2023, we issued 100,000 shares of our common stock to Kingdom Building Inc. as payment for services rendered.

●	On May 22, 2023, we issued 65,558 shares of our common stock as payment for services rendered.

●	On July 31, 2023, we issued 833 shares of our common stock to Ryan Zarkesh as payment for services rendered.

●	On August 7, 2023, we issued 22,945 shares of our common stock to Dr. Adam Lipson upon the cashless exercise of a warrant.

●	On August 15, 2023, we issued 10,998 shares of our common stock to Michael Crone upon the cashless exercise of a warrant.

●	On August 23, 2023, we issued 33,333 shares of our common stock to Dr. Adam Lipson to retire preferred stock.

●	On September 7, 2023, we issued 8,420 shares of our common stock to David R. Meyers related to the issuance of new convertible note.

●	On September 9, 2023, we issued 6,736 shares of our common stock to Alex Murdzhev related to the issuance of new convertible note.

●	On September 11, 2023, we issued 3,368 shares of our common stock to Justin Vorwerk in consideration for the extension of the maturity date of a convertible note.

●	On September 13, 2023, we issued 38,732 shares of our common stock to Kings Wharf Opportunities Fund, LP, Linda Shira, Candice Shira and Marvin Engle in consideration for the extension of the maturity date of three convertible notes.

●	On September 14, 2023, we issued 1,684 shares of our common stock to John Black in consideration for the extension of the maturity date of a convertible note.

●	On September 20, 2023, we issued 1,750 shares of our common stock to Kingdom Building Inc as payment for services rendered.

●	On September 21, 2023, we issued 11,667 shares of our common stock to Leviston Resources LLC in consideration for the extension of the maturity date of a convertible note.

II-2

●	On September 21, 2023, we issued 28,333 shares of our common stock to Leviston Resources LLC related to the issuance of a new convertible note.

●	On October 17, 2023, in consideration of the payment of $35,000, we issued 30,702 shares of our common stock to Raymond Meyers upon the cash exercise of a warrant.

●	On October 31, 2023, we issued 833 shares of our common stock to Ryan Zarkesh as payment for services rendered.

●	On January 16, 2024, a new convertible promissory note was issued to Jared Levinthal with a principal amount of $30,000.

●	On February 29, 2024, a new convertible promissory note was issued to Marilyn Thypin with a principal amount of $25,000.

●	On February 29, 2024, we executed an exchange agreement to substitute a promissory note originally valued at $175,000 with a new promissory note valued at $225,000 to Dallas Salazar. The additional principal of $50,000 was provided as non-cash consideration for extending the maturity date of the original note.

●	On March 1, 2024, a new convertible promissory note was issued to Dallas Salazar with a principal amount of $225,000.

●	On March 21, 2024, a new convertible promissory note was issued to David E. Graber for a value of $254,713.44, including $50,000 in additional capital, cancellation of a $50,000 promissory note dated July 27, 2022, cancellation of a $25,000 promissory note dated November 8, 2022, cancellation of accrued salary amounting to $96,653.84 as of February 29, 2024 and cancellation of $30,350 due in unreimbursed advances.

●

On March 22, 2024, a new convertible promissory note was issued to Justin Vorwerk for a value of $138,073.94, involving the cancellation of a $25,000 promissory note dated February 28, 2022 and a $100,000 promissory note dated September 12, 2022.

●

On March 22, 2024, a new convertible promissory note was issued to Marilyn Kane for a value of $55,321.92, including the cancellation of a $50,000 promissory note dated September 14, 2022, which had a balance of $55,321.92.

●

On March 22, 2024, a new convertible promissory note was issued to InMotion Hosting for a value of $102,996.71, involving the cancellation of three promissory notes: a $40,000 note dated December 19, 2014, a $30,000 note dated March 29, 2016 and a $30,000 note dated September 23, 2016, with a combined current balance of $102,996.71.

●	On March 22, 2024, a new convertible promissory note was issued to Raymond Meyers for a value of $25,404.88, involving the cancellation of accrued expenses amounting to $25,404.88.

●	On March 28, 2024, a new convertible promissory note was issued to Brett Hawken with a principal amount of $35,471.

●	On March 29, 2024, a new convertible promissory note was issued to King Wharf Opportunities Fund, LP, with a principal amount of $1,032,813.

●	On March 29, 2024, a new convertible promissory note was issued to Leviston Resources LLC with a principal amount of $481,760.

●	On March 29, 2024, a new convertible promissory note was issued to Linda Shira with a principal amount of $275,250.

●	On March 29, 2024, a new convertible promissory note was issued to Candace Shira and Marvin Engle with a principal amount of $275,250.

●	On March 29, 2024, a new convertible promissory note was issued to John Black with a principal amount of $68,583.

●	On March 29, 2024, a new convertible promissory note was issued to David R. Meyers with a principal amount of $335,573.

●	On May 16, 2024, a new convertible promissory note was issued to David E. Graber with a principal amount of $99,182.

●	On June 18, 2024, a new convertible promissory note was issued to David E. Graber with a principal amount of $80,000.

●	On July 11, 2024, a new convertible promissory note was issued to David E. Graber with a principal amount of $200,000.

●	On July 11, 2024, the Company reached a settlement agreement involving the outstanding note held by Dallas Salazar. As part of this settlement, the Company paid off $150,000 of Salazar’s note, which had an original principal amount of $225,000 plus accrued interest. Concurrently, the Company issued a new promissory note to Dallas Salazar for the remaining balance of $107,551.37.

●	On August 6, 2024, a new convertible promissory note was issued to William Robinson, an unaffiliated party, with a principal amount of $30,000.

●	On August 19, 2024, a new convertible promissory note was issued to David E. Graber with a principal amount of $150,000.

●	On August 28, 2024, a new convertible promissory note was issued to David E. Graber with a principal amount of $35,000.

II-3

●	On October 7, 2024, the Company issued a convertible promissory note for the principal amount of $50,000.

●	On October 16, 2024, the non-binding letter of intent (LOI) between American Battery Materials Inc. (OTC Pink: BLTH) and a Nasdaq-listed special purpose acquisition company (SPAC) for a potential merger transaction expired without a completed agreement

●	On October 21, 2024, the Company issued a convertible promissory note to a related party for the principal amount of $25,000.

●	On October 23, 2024, the principal of a convertible note was increased by $82,937.50 in exchange for extending the maturity date of the note to March 31, 2025. Additionally, the Company issued 71,879 shares of common stock to facilitate the extension of the maturity date.

●	On October 23, 2024, the principal of a promissory note was increased by $32,265.41 in exchange for extending the maturity date of the note to March 31, 2025. Additionally, the Company issued 27,963 shares of common stock to facilitate the extension of the maturity date.

●	On October 23, 2024, the principal of a convertible note was increased by $101,125.00 in exchange for extending the maturity date of the note to March 31, 2025. Additionally, the Company issued 87,642 shares of common stock to facilitate the extension of the maturity date.

●	On October 23, 2024, the principal of a convertible note was increased by $311,203.13 in exchange for extending the maturity date of the note to March 31, 2025. Additionally, the Company issued 269,709 shares of common stock to facilitate the extension of the maturity date.

●	On October 23, 2024, the principal of a convertible note was increased by $145,162.50 in exchange for extending the maturity date of the note to March 31, 2025. Additionally, the Company issued 125,808 shares of common stock to facilitate the extension of the maturity date.

●	On October 23, 2024, the principal of a related party convertible note was increased by $9,000.00 in exchange for extending the maturity date of the note to March 31, 2025. Additionally, the Company issued 7,800 shares of common stock to facilitate the extension of the maturity date.

●	On October 23, 2024, the principal of a convertible note was increased by $60,000.00 in exchange for extending the maturity date of the note to March 31, 2025. Additionally, the Company issued 52,000 shares of common stock to facilitate the extension of the maturity date.

●	On October 23, 2024, the principal of five promissory notes of a related party was increased by $169,254.50 in exchange for extending the maturity date of the consolidation promissory note to March 31, 2025. Additionally, the Company issued 146,687 shares of common stock to facilitate the extension of the maturity date.

●	On October 23, 2024, the principal of related party convertible note was increased by $76,414.03 under the Most Favored Nation (MFN) provision. Additionally, the Company issued 66,225 shares of common stock, in compliance with the MFN terms.

●	On October 23, 2024, the principal of a related party convertible note was increased by $90,388.56 under the Most Favored Nation (MFN) provision. Additionally, the Company issued 63,466 shares of common stock, in compliance with the MFN terms.

●	On October 23, 2024, the principal of a convertible note was increased by $71,067.73 under the Most Favored Nation (MFN) provision. Additionally, the Company issued 48,202 shares of common stock, in compliance with the MFN terms.

●	On October 23, 2024, the principal of a promissory note was increased by $10,641.37 under the Most Favored Nation (MFN) provision. Additionally, the Company issued 9,223 shares of common stock, in compliance with the MFN terms.

●	On October 23, 2024, the principal of a related party convertible note was increased by $7,500.00 under the Most Favored Nation (MFN) provision. Additionally, the Company issued 6,500 shares of common stock, in compliance with the MFN terms.

●	On October 23, 2024, the principal of a convertible note was increased by $7,500.00 under the Most Favored Nation (MFN) provision. Additionally, the Company issued 6,500 shares of common stock, in compliance with the MFN terms.

●	On October 23, 2024, the principal of a convertible note was increased by $16,596.58 under the Most Favored Nation (MFN) provision. Additionally, the Company issued 14,384 shares of common stock, in compliance with the MFN terms.

●	On October 23, 2024, the principal of a convertible note was increased by $7,621.46 under the Most Favored Nation (MFN) provision. Additionally, the Company issued 6,605 shares of common stock, in compliance with the MFN terms.

●	On October 23, 2024, the principal of a convertible note was increased by $20,575.00 under the Most Favored Nation (MFN) provision. Additionally, the Company issued 17,832 shares of common stock, in compliance with the MFN terms.

●	On October 23, 2024, the principal of a convertible note was increased by $9,000.00 under the Most Favored Nation (MFN) provision. Additionally, the Company issued 7,800 shares of common stock, in compliance with the MFN terms.

●	On October 23, 2024, the principal of a convertible note was increased by $15,000.00 under the Most Favored Nation (MFN) provision. Additionally, the Company issued 13,000 shares of common stock, in compliance with the MFN terms.

●	On December 18, 2024, a new convertible promissory note was issued to David E. Graber with a principal amount of $99,098.

●	On January 1, 2025, 2,000 warrants issued in 2020 for services, with an exercise price of $7.50 per share, expired in accordance with their original terms. As of December 31, 2024, these warrants were outstanding and had no intrinsic value, as the exercise price exceeded the market price of the company’s common stock. The expiration of these warrants does not impact the financial position or results of operations as presented in the accompanying financial statements, as no adjustments were required.

●	On January 16, 2025, the Company filed a Certificate of Amendment with the Secretary of State of Delaware to effect a reverse stock split of the issued and outstanding shares of its common stock at a ratio of one share for every 5 shares outstanding prior to the effective date of the reverse stock split. The reverse stock split became effective on January 24, 2025. The total number of authorized shares of common stock was reduced from 4,500,000,000 shares to 100,000,000 shares. The par value of the common stock will remain the same at $0.001 per share. The 10,000,000 authorized shares of the Company’s preferred stock, par value $0.001 per share will not change.

●	On January 15, 2025, the Company issued a convertible promissory note for the principal amount of $25,000.

●	On February 10, 2025, the Company issued a convertible promissory note to a related party for the principal amount of $10,000.

●	On February 11, 2025, the Company issued a convertible promissory note to a related party for the principal amount of $10,000.

●	On February 27, 2025, the Company issued a convertible promissory note to a related party for the principal amount of $10,000.

II-4

●	On April 7, 2025, the Company issued a convertible promissory note to a related party for the principal amount of $50,000.

●	On April 15, 2025, the Company issued 25,000 shares of common stock to a party in exchange for services provided.

●	On April 15, 2025, the Company issued 25,000 shares of common stock to a party in exchange for services provided.

●	On April 15, 2025, the Company issued 15,000 shares of common stock to a party in exchange for services provided.

●	On April 21, 2025, the Company issued a convertible promissory for the principal amount of $25,000.

●	On April 25, 2025, the Company issued a convertible promissory for the principal amount of $25,000.

●	On May 6, 2025, the Company issued a convertible promissory note for the principal amount of $25,000.

●	On May 8, 2025, the Company issued a convertible promissory note for the principal amount of $50,000.

●	On May 19, 2025, the Company issued a convertible promissory note for the principal amount of $50,000.

●	On June 5, 2025, the Company issued a convertible promissory note for the principal amount of $20,000.

●	On August 1, 2025, a new convertible promissory note was issued to a related party, with a principal amount of $15,721.27

●	On August 6, 2025, a new convertible promissory note was issued to a non-related party, with a principal amount of $50,000

●	On August 6, 2025, a new convertible promissory note was issued to a non-related party, with a principal amount of $50,000

●	Between August 1, 2025 and August 6, 2025, the Company entered into extension agreements with certain noteholders of its promissory and convertible notes. Under the terms of these agreements, the maturity dates of the notes were extended to October 31, 2025. In consideration for the extensions, the noteholders received a 10% increase in the principal amount of their notes and additional shares of common stock. The total additional shares issued in connection with these extensions amounted to 171,715 shares, and the aggregate principal increase was $646,498

●	Most Favored Nation Adjustment: Three convertible promissory notes with original maturity dates of August 1, 2025, August 6, 2025 and August 6, 2025, and outstanding principal of $15,721.27, $50,000 and $50,000, respectively, received terms consistent with the extension agreements, including a 10% increase in principal and 378, 1,200 and 1,200 additional shares of common stock, respectively, pursuant to a Most Favored Nation clause. The maturity date of the notes is January 31, 2026.

●	On August 27, 2025, the company issued the 171,715 shares related to the note extensions and the 2,778 shares related to the Most Favored Nations clause.

●	On August 28, 2025, a new convertible promissory note was issued to a Adam Lipson, with a principal amount of $50,000.

●	On September 12, 2025, a new convertible promissory note was issued to a non-related party, with a principal amount of $25,000.

●	On October 23, 2025, the Company issued a convertible promissory note to a related party for the principal amount of $200,000 for Accrued Payroll.
●	On October 23, 2025, the Company issued a convertible promissory note to a related party for the principal amount of $34,200 for Accrued Expenses.
●	On October 31, 2025, the Company entered into extension agreements with certain noteholders of its promissory and convertible notes. Under the terms of these agreements, the maturity dates of the notes were extended to January 31, 2026. In consideration for the extensions, the noteholders received a 10% increase in the principal amount of their notes and additional shares of common stock. The total additional shares issued in connection with these extensions amounted to 196,557 shares, and the aggregate principal increase was $731,377. As of June 15, 2026, none of the promissory or convertible notes were in default.

●	On October 31, 2025, two convertible promissory notes with original maturity dates of January 31, 2026, and outstanding principal of $200,000 and $34,200, respectively, received terms consistent with the extension agreements, including a 10% increase in principal (aggregate amount of $23,420) and 4,811 and 823 additional shares of common stock, respectively, pursuant to a Most Favored Nation clause. The maturity date of the notes remains January 31, 2026. As of June 15, 2026, none of the promissory or convertible notes were in default.

●	On November 4, 2025, the Company issued 14,740 shares of common stock to three parties in exchange for services provided.

●	On January 16, 2026, the Company issued 35,013 shares of common stock for exercise of stock options.

●	On January 16, 2026, the Company issued 2,635 shares of common stock for services provided.

●	On February 23, 2026, the Company issued a promissory note for the principal amount of $50,000.

●	On March 16, 2026, the Company issued 5,000 shares of common stock for services provided.

●	On March 16, 2026, the Company entered into extension agreements with certain noteholders of its promissory and convertible notes. Under the terms of these agreements, the maturity dates of the notes were extended to June 30, 2026. In consideration for the extensions, the noteholders received a 12.5% increase in the principal amount of their notes and additional shares of common stock. The total additional shares issued in connection with these extensions amounted to 542,066 shares, and the aggregate principal increase was $1,045,346. As of June 15, 2026, none of the promissory or convertible notes were in default.

●	On March 18, 2026, the Company issued a promissory note for the principal amount of $25,000.

●	On March 31, 2026, the Company issued a promissory note for the principal amount of $45,000.

●	On May 6, 2026, the Company issued a promissory note for the principal amount of $150,000.

●	On May 11, 2026, the Company issued 62,500 shares of common stock for services provided.

●	On July 1, 2026, the Company entered into extension agreements with certain noteholders of its promissory and convertible notes. Under the terms of these agreements, the maturity dates of the notes were extended to August 15, 2026.

●	On July 13, 2026, the Company issued a convertible note for the principal amount of $100,000.

II-5

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits.

Exhibit Number	Description
1.1	Form of Underwriting Agreement.

3.1	Certificate of Incorporation, dated March 26, 2007 (incorporated by reference to the Company’s Registration Statement on Form S-1 filed on April 9, 2010).

3.2	Bylaws, as amended (incorporated by reference to the Company’s Registration Statement on Form S-1 filed on April 9, 2010).

3.3	Certificate of Amendment of Certificate of Incorporation, dated October 4, 2010 (incorporated by reference to the Company’s Current Report on Form 8-K filed on October 7, 2010).

3.4	Certificate of Amendment of the Certificate Incorporation (incorporated by reference to the Company’s Current Report on Form 8-K filed on March 1, 2018).

3.5	Certificate of Designation for Series A Preferred Shares (incorporated by reference to the Company’s Current Report on Form 8-K filed on August 23, 2022).

3.6	Certificate of Amendment of the Certificate Incorporation (incorporated by reference to the Company’s Current Report on Form 8-K filed on October 26, 2022).

3.7	Certificate of Amendment of the Certificate Incorporation (incorporated by reference to the Company’s Current Report on Form 8-K filed on August 8, 2023).

3.8	Certificate of Amendment of the Certificate Incorporation (incorporated by reference to the Company’s Current Report on Form 8-K filed on January 24, 2025).

4.1	Description of Securities (incorporated by reference to the Company’s Annual Report on Form 10-K filed on April 21, 2023).

4.2	Form of Warrant (included as Annex C to the Warrant Agent Agreement filed as Exhibit 4.3).

4.3	Form of Warrant Agent Agreement with Transfer Online, Inc.

4.4	Form of Pre-Funded Common Stock Purchase Warrant

5.1	Opinion of Olshan Frome Wolosky LLP, as to the legality of the common stock and accompanying warrants.

10.1	Form of Note Amendment and Extension Agreement between the Company and investors (incorporated by reference to the Company’s Current Report on Form 8-K filed on April 16, 2024).

10.2	Bridge Promissory Note between the Company and David E. Graber dated May 16, 2024 (incorporated by reference to the Company’s Form S-1/A filed on September 10, 2025).

10.3	Bridge Promissory Note between the Company and David E. Graber dated June 18, 2024 (incorporated by reference to the Company’s Form S-1/A filed on September 10, 2025).

10.4	Bridge Promissory Note between the Company and David E. Graber dated July 11, 2024 (incorporated by reference to the Company’s Form S-1/A filed on September 10, 2025).

10.5	Bridge Promissory Note between the Company and David E. Graber dated August 19, 2024 (incorporated by reference to the Company’s Form S-1/A filed on September 10, 2025).

10.6	Bridge Promissory Note between the Company and David E. Graber dated August 28, 2024 (incorporated by reference to the Company’s Form S-1/A filed on September 10, 2025).

10.7	Consolidation Promissory Note between the Company and David E. Graber dated September 30, 2024 (incorporated by reference to the Company’s Form S-1/A filed on September 10, 2025).

10.8	Bridge Promissory Note between the Company and David E. Graber dated December 18, 2024 (incorporated by reference to the Company’s Form S-1/A filed on September 10, 2025).

10.9	2024 Incentive Compensation Plan. (incorporated by reference to the Company’s Form S-1/A filed on September 10, 2025).

10.10	Amendment to 2024 Incentive Compensation Plan (incorporated by reference to the Company’s Form S-1/A filed on December 22, 2025).

21.1	Subsidiaries of the Registrant (incorporated by reference to the Company’s Annual Report on Form 10-K filed on April 1, 2024).

23.1**	Consent of GreenGrowth CPAs Inc.

23.2	Consent of Olshan Frome Wolosky LLP (included in the opinion filed as Exhibit 5.1).

24.1	Power of Attorney (set forth on signature page of the Registration Statement).

96.1	Technical Report.

101.INS	Inline XBRL Instance Document.

101.SCH	Inline XBRL Taxonomy Extension Schema Document.

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

107	Filing Fee Table.

Unless otherwise indicated, exhibits were previously filed.

*	To be filed by amendment.
**	Filed herewith.
#	Indicates management contract or compensatory plan.

(b) Financial statements schedules.

The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

II-6

ITEM 17. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-7

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 16 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwich, State of Connecticut, on August 11, 2026.

AMERICAN BATTERY MATERIALS INC.

By:	/s/ David E. Graber
Name:	David E. Graber
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 16 to Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David E. Graber	Chairman and Chief Executive Officer	August 11, 2026
David E. Graber	(Principal Executive Officer)

/s/ Sebastian Lux	President, Chief Operating Officer and Director	August 11, 2026
Sebastian Lux

/s/ Agustin Cabo	Chief Financial Officer	August 11, 2026
Agustin Cabo	(Principal Financial and Accounting Officer)

/s/ Dylan Glenn*	Director	August 11, 2026
Dylan Glenn

/s/ Jared Levinthal*	Director	August 11, 2026
Jared Levinthal

/s/ Adam C. Lipson, M.D.*	Director	August 11, 2026
Adam C. Lipson, M.D.

/s/ Andrew Suckling*	Director	August 11, 2026
Andrew Suckling

/s/ Justin Vorwerk*	Director	August 11, 2026
Justin Vorwerk

* By:	/s/ David E. Graber
David E. Graber
Attorney-in-Fact

II-8